Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

by and among

ZIFF DAVIS, LLC,

ZIFF DAVIS, INC.

and

ACCENTURE INC.

Dated as of March 2, 2026

Exhibits

Exhibit A:	Agreed Assignees
Exhibit B:	Accounting Principles
Exhibit C:	Form of Transition Services Agreement
Exhibit D:	Form of Escrow Agreement
Exhibit E:	Form of Irish Asset Purchase Agreement

Schedules

Schedule I:	Transferred Entities

Seller Disclosure Schedule

Purchaser Disclosure Schedule

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of March 2, 2026, is by and among Ziff Davis, LLC, a Delaware limited liability company (“Seller”), Ziff Davis, Inc., a Delaware corporation (“Parent”), and Accenture Inc., a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, Seller, through certain direct and indirect Subsidiaries of Seller, is engaged in the Business;

WHEREAS, on the terms and subject to the conditions set forth herein, Seller shall sell and transfer, and cause Irish Seller and each other Subsidiary of Seller listed on Schedule I, as applicable, to sell and transfer, and Purchaser shall purchase, all of the Seller’s and Irish Seller’s and each Subsidiary of Seller’s, as applicable, right, title and interest in and to all of the outstanding Equity Interests of the entities (together with their Subsidiaries, the “Transferred Entities”) set forth on Schedule 1 hereto (such Equity Interests, collectively, the “Securities”) for the consideration set forth in Section 2.2, subject to the terms and conditions of this Agreement;

WHEREAS, at the Closing, Irish Seller and Purchaser shall enter into that certain Asset Purchase Agreement (the “Irish Asset Purchase Agreement”), in the form attached hereto as Exhibit A, pursuant to which Irish Seller will sell the Specified Irish Assets (as defined in the Irish Asset Purchase Agreement) to Purchaser;

WHEREAS, prior to the Closing Purchaser shall have the right to assign its right to purchase certain Securities consistent with the steps set forth on Exhibit A (an “Agreed Assignee”);

WHEREAS, as an inducement for Purchaser to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each of the employees set forth on Section 1.1(a) of the Purchaser Disclosure Schedule (the “Key Employees”) has executed and delivered an offer letter or employment agreement with Purchaser (or one of its Affiliates) (each, an “Employment Agreement” and collectively, the “Employment Agreements”), conditioned upon the Closing and effective as of the Closing Date or such other date set forth therein; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth herein, and subject to the terms and conditions set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“2026 LTI Adjustment Amount” means the 2026 LTI Value (as defined in Section 6.4(a)(x) of the Seller Disclosure Schedule).

“Accounting Principles” shall mean those methods, policies, practices, procedures, classifications and methodologies set forth on Part 1 of Exhibit B.

“Action” shall mean any claim, action, suit, arbitration, investigation, inquiry, complaint, litigation or proceeding by or before any Governmental Entity (including any arbitration, judicial or administrative proceeding).

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that, no equityholder of Parent shall be considered Affiliates of Seller or the Transferred Entities hereunder; provided, further, that from and after the Closing, (a) none of the Transferred Entities shall be considered an Affiliate of Seller or any of Seller’s Affiliates, (b) neither Seller nor any of Seller’s Affiliates shall be considered an Affiliate of any Transferred Entity, (c) the Transferred Entities shall be considered Affiliates of Purchaser and Purchaser’s Affiliates and (d) Purchaser and Purchaser’s Affiliates shall be considered Affiliates of the Transferred Entities; provided that, no equityholder of Purchaser’s ultimate parent entity shall be considered Affiliates of Purchaser or, following the Closing, the Transferred Entities hereunder.

“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code that has filed a consolidated return for U.S. federal income tax purposes (or any consolidated, combined or unitary group under state, local or non-U.S. Law).

“Ancillary Agreements” shall mean the Irish Asset Purchase Agreement, Transition Services Agreement, the Escrow Agreement, the Transfer Instruments and each of the other agreements, instruments and documents contemplated by this Agreement to be executed or delivered by the parties in connection with the consummation of the Sale and the other transactions contemplated by this Agreement and such Ancillary Agreements.

“Anti-Corruption Laws” shall mean all applicable Laws concerning or relating to bribery or corruption, including, but not limited to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, the UK Bribery Act, and any similar Laws in any other jurisdiction in which the Transferred Entities, or their respective agents or Representatives, conduct business.

“Anti-Money Laundering Laws” shall mean Laws relating to money laundering or terrorist financing, including, without limitation, financial recordkeeping and reporting requirements, which apply to the business, assets or dealings of the Transferred Entities and any related or similar Law issued, administered or enforced by any Governmental Entity; such as, without limitation, 18

U.S.C. §§ 1956, 1957, and 1960, 31 U.S.C. § 5311 et seq., the USA PATRIOT Act, any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), the UK Proceeds of Crime Act 2002, and the UK Terrorism Act 2000, as amended, and any similar Laws in any other jurisdiction in which the Transferred Entities, or their respective agents or Representatives, conduct business.

“Artificial Intelligence” shall mean any system, software or process, including any “artificial intelligence system” or “general-purpose AI models” under EU Regulation 2024/1689 of 13 June 2024 laying down harmonized rules on artificial intelligence (Artificial Intelligence Act) or those systems, software and processes derived from machine learning, statistics or other data, designed to operate with varying levels of autonomy, that is capable of Processing information and/or using computations, as whole or as part of a larger system, to (i) generate outputs (such as predictions or recommendations); (ii) make or execute a decision or (iii) replace, substantially replace or facilitate human decision-making, in each case, which would normally require human intelligence to produce, including: (a) large language models and foundation models that are intended to perform generally applicable functions such as image and speech recognition, audio and video generation, pattern detection, question answering, translation and other forms of content production with or without human involvement or oversight and (b) neural networks, statistical machine learning algorithms or reinforcement machine learning that operate with or without human involvement or oversight.

“Automated Decision-Making Technology” shall mean any technology that Processes Personal Data and uses computation, as whole or part of a system, to make or execute a decision or replace, substantially replace or facilitate human decision-making.

“Benefit Plan” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other compensation or benefit plan, program, policy, or arrangement, including any employment or individual consulting agreement, profit sharing, cash, equity, or equity-based bonus, compensation or incentive arrangement, severance, termination, change in control, salary continuation or retention arrangement, deferred compensation, vacation policy, pension or retirement plan, health and welfare plan, disability, medical, dental, life insurance, fringe benefit, vacation, sick pay, or paid time off, in each case, (A) that any Transferred Entity or any of their Subsidiaries or Affiliates maintain, sponsor, contribute to, or are required to contribute to, for the benefit of any current or former employee or individual service provider of any Transferred Entity or Subsidiary or any Business Employee, or (B) under or with respect to which any Transferred Entity or a Subsidiary thereof has any Liability, in each case excluding any Governmental Plan or Multiemployer Plan.

“Business” shall mean the business of Seller and its applicable Affiliates (including the Transferred Entities and Irish Seller with respect to the Specified Irish Assets) of providing consumers, enterprises, governments, and other entities with network performance measurement, monitoring, benchmarking, and diagnostic software and tools, and related data products, analytical insights and services, including the collection and analysis of network performance, experience, availability, and reliability data across fixed broadband, mobile, satellite and Wi-Fi networks, and enterprise wireless network management, planning and optimization solutions and including under the brands “Ookla”, “Speedtest”, “Ekahau”, “RootMetrics” and “Downdetector”, and including the Specified Irish Assets, in each case as of the date hereof and including any changes following the date hereof in accordance with this Agreement, including Section 6.4.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Employee” shall mean (i) each employee set forth on the Business Employee List who devotes a majority of their working time to the Business and (ii) subject to prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), each employee who Seller otherwise designates in good faith as necessary to operate the Business in all material respects as it is currently conducted, as the same may be updated from time to time in accordance with this Agreement.

“Business Intellectual Property” shall mean the Intellectual Property owned or purported to be owned by any of the Transferred Entities. For the sake of clarity, “Business Intellectual Property” shall not include the Seller Names or any Intellectual Property with respect thereto.

“Business Liabilities” shall mean all Liabilities of any kind, to the extent resulting from, arising out of or relating to (a) any Transferred Entities or (b) the Business, in each case, whether occurring, existing or asserted before, on or after the Closing and in each case, other than to the extent included in Retained Liabilities.

“Business Material Adverse Effect” shall mean any event, change, development or effect that (i) has, individually or in the aggregate, a material adverse effect on the business, assets, financial condition or results of operations of the Transferred Entities or the Business, taken as a whole, or (ii) materially impairs or delays the ability of Seller to consummate the transactions contemplated by this Agreement; provided, that, solely for the purposes of the foregoing clause (i), no such event, change, development or effect resulting or arising from or relating to any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been a “Business Material Adverse Effect”: (a) general conditions and trends in the industries or businesses in which the Business is operated; (b) political, economic, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars or otherwise); (c) any act of civil unrest, protests, curfews, war or terrorism, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States, or any other Governmental Entity, of a national emergency or war; (d) any natural or manmade disasters or other acts of God or other force majeure events; (e) epidemics, pandemics, disease outbreaks, or public health emergencies or any Law, directive, pronouncement or guideline or interpretation thereof issued by a Governmental Entity after the date hereof providing for business closures, “sheltering-in-place” or other restrictions that relate to an epidemic, pandemic, disease outbreak or public health emergency; (f) the failure of the Business to meet any external or internal projections, forecasts or budgets for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a “Business Material Adverse Effect”); (g) any action taken or omitted to be taken by or at the express written request or with the express written consent of, Purchaser, or that is required pursuant to the express terms of this Agreement (other than compliance with Section 6.4(a)(i)); (h) the execution, announcement, pendency or consummation of this Agreement and the Ancillary Agreements (including the identity of Purchaser or any of its Affiliates) (provided, that the exceptions in this clause (h) shall not apply with respect to references to Business Material Adverse Effect in the representations and warranties contained in Section 3.3 (and Section 9.2(a) and Section 10.1(d) to the extent related to such representations and warranties)); (i) changes in any Laws or GAAP or any authoritative interpretations thereof; or (j) any matters to the extent exclusively related to the Retained Businesses, except, in the case of the foregoing clauses (a) through (e), and clause (i), to the extent that the Business, taken as a whole, is disproportionately and adversely affected thereby relative to other Persons operating in the industries and geographic regions in which the Transferred Entities or the Business operate (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been a Business Material Adverse Effect).

“Calculation Time” shall mean 11:59 p.m. (New York City time) on the day immediately prior to the Closing Date.

“Cash” shall mean, as of any time of determination, the aggregate amount, without duplication, of all cash and cash equivalents, wire transfers and drafts deposited or received and available for deposit, marketable securities and other similar cash items of the Transferred Entities (in each case, to the extent convertible to cash within thirty (30) days), calculated in accordance with the Accounting Principles (which for the purposes of clarity, excludes (a) cash or cash equivalents required to collateralize any letters of credit, performance bonds (other than with respect to the performance bond set forth on Section 1.1(a) of the Seller Disclosure Schedule) or other similar instruments (b) cash and cash equivalents held as a security deposit under any Contract, or (c) 5% of the aggregate cash and cash equivalents held by or on behalf of a Transferred Entity formed in a jurisdiction outside of the United States). Notwithstanding anything herein to the contrary, “Cash” shall be reduced by (x) any issued but uncleared checks and increased by any deposits of cash in transit, in each case, as of such time of determination and (y) the amount of cash, if any, that is used on or following the Calculation Time and prior to the Closing.

“Closing Cash Amount” shall mean the amount of Cash as of the Calculation Time.

“Closing Indebtedness Amount” shall mean the amount of Indebtedness as of the Calculation Time.

“Closing Transaction Expense Amount” shall mean the amount of Transaction Expenses, to the extent unpaid and payable by a Transferred Entity immediately prior to the Closing on the Closing Date.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Company Systems” shall mean all of the following used by or for, or otherwise relied on by, any of the Transferred Entities (whether owned by any of them or a third party): computers, computer systems, servers, hardware, Software, firmware, middleware, websites, data, networks, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications or other information technology equipment and related items of automated, computerized or software systems and lines, co-location facilities and equipment, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation.

“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of October 9, 2025 by and between Seller and Accenture LLP.

“Consolidated Tax Return” means any Tax Return of a Seller Tax Group or Purchaser and its Affiliates with respect to any U.S. federal, state or local or non-U.S. Taxes (including Income Taxes) that are paid on an affiliated, consolidated, combined, unitary or similar group basis.

“Contract” shall mean any legally binding lease, contract, license, arrangement, option, instrument or other agreement, whether written or oral, including all amendments thereto, other than any Permit or Benefit Plan; provided that, with respect to Section 4.7, Section 4.14(c) and Section 4.19(b) the term “Contract’ shall be defined without giving effect to “legally binding”.

“control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by,” “controls,” “controlling” and “under common control with” shall have correlative meanings).

“Converted Cash Awards” shall mean the awards set forth on Section 1.1(b) of the Seller Disclosure Schedule, as updated by Seller three (3) Business Days prior to Closing to take into account any vesting or forfeitures following the date hereof and any new equity grants as permitted by this Agreement.

“Customs & Trade Control Laws” shall mean all applicable (a) export controls, import controls and customs, and antiboycott laws and regulations of the United States, including, but not limited to, the United States Export Administration Act of 1979, as amended, the Export Control Reform Act of 2018, and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; the anti-boycott regulations, guidelines, and reporting requirements under the Export Administration Regulations and Section 999 of the Code; U.S. customs laws enforced by U.S. Customs and Border Protection; and other applicable regulations administered by the U.S. Department of Energy, U.S. Department of Commerce, and U.S. Nuclear Regulatory Commission; and (b) any similar Laws in any other jurisdiction in which the Transferred Entities, or any of their respective agents, conduct business.

“Data” shall mean data (including Sensitive Information), databases, data repositories, data lakes and collections, recordings, organization, structuring, storage, alignment or other combination of data or other Personal Data processing, information technology and communication environments, data classifications and data analysis.

“Data Privacy and Security Requirements” shall mean the following, in each case to the extent relating to the conduct of the business of any of the Transferred Entities, any privacy, security (including security breach notification) requirements, any Company System, any Sensitive Information, Artificial Intelligence or Automated Decision-Making Technology or any matters relating to privacy and Personal Data protection, security or Processing: (i) all Data Protection Laws and other applicable Laws and any related security (including security breach notification) requirements; (ii) the Transferred Entities’ own respective internal and external past and present rules, policies, and procedures; (iii) industry standards, best available practices (including relevant guidance and case law) and codes of conduct to which any of the Transferred Entities purport to comply with or be bound or otherwise applicable to the industries in which any of them operate, requirements of self-regulatory bodies, and the Payment Card Industry Data Security Standard; and (iv) Contracts or other representations, obligations, or commitments (including security controls) to which the any Transferred Entity is bound or has made or agreed to comply with.

“Data Protection Law” shall mean (i) all applicable Laws relating to the protection, Processing, privacy, or security of Data or other similar Laws (including any security breach notification requirements), including Laws focusing on specific industries, specific categories of data or specific groups of individuals and address how Data has to be Processed or how the privacy of individuals has to be protected; and (ii) mandatory industry guidelines (whether statutory or non-statutory) or mandatory codes of practice issued by the relevant supervisory authority relating to data protection, privacy or security. Privacy and Security Laws include the Health Insurance Portability and Accountability Act (HIPAA), the Health Information Technology for Economic and Clinical Health (HITECH) Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act, the Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 (also referred to as the General Data Protection Regulation or GDPR), the Privacy and Electronic Communications (EC Directive) Regulations 2003 and national implementing laws, the UK privacy laws (including the UK Data Protection Act 2018), the European Artificial Intelligence Act (Regulation (EU) 2024/1689), Section 5 of the Federal Trade Commission Act, U.S. state consumer protection Laws, U.S. state comprehensive privacy Laws (including the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020), California’s AB 2013, the Texas Responsible Artificial Intelligence Governance Act, the Utah Artificial Intelligence Policy Act and New York City’s Local Law 144, state data breach notification Laws, and other data privacy and data protection Laws.

“DMCCA” shall mean Dubai Multi Commodities Centre Authority.

“DMCCA Amended License” shall mean amended licence of Ookla Middle East DMCC showing Purchaser as the one hundred percent (100%) shareholder of Ookla Middle East DMCC.

“Dutch Deed of Transfer” shall mean the notarial deed of transfer of the Equity Interests in Serinus42 B.V, to be executed by (i) Ookla, LLC, (ii) Purchaser, and (iii) Serinus42 B.V before the Dutch Notary.

“Dutch Notary” shall mean any civil law notary (notaris) of Bird & Bird (Netherlands) LLP, or any of his/her deputies.

“Employment Threshold” shall have the meaning set forth on Section 9.2(e) of the Seller Disclosure Schedule.

“Environmental Laws” shall mean any Law relating to the pollution or protection of the environment or public health and safety, in each case, solely as it relates to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material.

“Equity Interest” shall mean, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person, (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights) or (c) any securities (including debt securities) issued or issuable with respect to the securities or interests referred to in clauses (a) and (b) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fraud” shall mean common law intentional fraud (and not constructive fraud) by any Person with respect to the making of any representations and warranties set forth in this Agreement, any Ancillary Agreement or in any certificate delivered hereunder or thereunder.

“Fundamental Representations” shall mean the representations and warranties in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.3(b)(i) (No Conflicts), Section 3.4 (Ownership), Section 3.6 (Brokers), Section 4.1(a) (Organization of the Transferred Entities), Section 4.2(a) and Section 4.2(c) (Capitalization of the Transferred Entities), Section 4.11 (Title to Assets; Sufficiency of Assets), Section 4.21(a) (Absence of Changes) and Section 4.28 (Broker’s Fees).

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time, consistently applied by Seller, the Transferred Entities and the Business.

“Government Bid” shall mean any bid, quote, offer or proposal made by any Transferred Entity prior to the Closing Date, which, if accepted, would result in a Government Contract.

“Government Contract” shall mean any Contract or other agreement arising out of the operation of the Business, including any prime contract, subcontract, basic ordering agreement, blanket purchase agreement, pricing agreement, grant, cooperative agreement, cooperative research and development agreement, distributor agreement, reseller agreement, letter agreement or other similar arrangement or other commitment of any kind, between any Transferred Entity, on the one hand, and (i) a Governmental Entity, (ii) a prime contractor of a Governmental Entity in its capacity as a prime contractor, or (iii) a higher-tier subcontractor with respect to any Contract of a type described in clauses (i) or (ii), including as to all of the foregoing, all amendments and modifications thereunder. A task, purchase or delivery order under a Government Contract shall not constitute a Government Contract for purposes of this definition, but will be considered part of the Government Contract to which it relates.

“Governmental Entity” shall mean any foreign or domestic governmental entity, including any supranational, federal, territorial, state, commonwealth, province, territory, county, municipal, district or local governmental entity or any other governmental, self-regulatory, or quasi-governmental entity (including any governmental department, court, tribunal, judicial or arbitrator or arbitral body (public or private), mediation body, commission, health organization, board, bureau, agency, office, branch, or instrumentality), or any regulatory, supervisory, administrative or other department or authority, agency or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Plan” shall mean any benefit or compensation plan, program, policy, agreement or arrangement sponsored or maintained by a Governmental Entity or required to be maintained by Seller or any of its respective Affiliates under applicable Law, including any to which (a) Seller or any of its Subsidiaries is obligated to contribute with respect to any Business Employee or (b) any Transferred Entity is obligated to contribute.

“Grossed-Up Withholding Taxes” shall mean any Taxes (including any such Taxes imposed by way of withholding) imposed with respect to a payment under this Agreement made by any assignee of the Purchaser (other than an Agreed Assignee listed on Exhibit A) to the extent exceeding the amount of such Taxes that would have been imposed and/or required to be withheld if the payor had been an entity resident for Tax purposes in the United States of America.

“Hazardous Material” shall mean any substance, material or waste that is defined, listed or classified under any Environmental Law as a “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or otherwise regulated thereunder due to its hazardous or deleterious characteristics, including petroleum or petroleum by-products, polychlorinated biphenyls, and asbestos.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” shall mean any tax based upon net income.

“Income Tax Return” shall mean a Tax Return for Income Taxes.

“Information Security Program” shall mean a written information security program that complies with and provides “best available security” under Data Privacy and Security Requirements that is at least as stringent as one or more relevant industry standards and best practices that identifies internal and external risks to the security of Sensitive Information and Company Systems and implements, monitors and improves adequate and effective safeguards to control those risks and includes: (i) policies and procedures regarding Sensitive Information and the Processing thereof; (ii) administrative, technical and physical safeguards to protect the security, confidentiality, availability and integrity of any Company Systems or Sensitive Information owned, controlled, maintained, held, or Processed by or on behalf of the Transferred Entities, including, as reasonably appropriate and consistent with best industry practices, encryption, multi-factor authentication, anti-phishing practices, strategies against credential stuffing, software patching and updating protocols, access control, password hashing, secure hardware configuration, employee security training, risk assessment, boundary defense vulnerability scanning, and penetration testing; (iii) disaster recovery, business continuity, incident response, and security plans, policies, procedures and facilities; (iv) protections against Security Incidents and Malicious Code; and (v) regular employee training regarding information security matters that are relevant to each employee’s role and responsibility within the business and each employee’s access to Data, including Sensitive Information and Company Systems.

“Indebtedness” shall mean, without duplication, in each case calculated in accordance with the Accounting Principles, the aggregate amount of: (a) any indebtedness for borrowed money of any Transferred Entity, secured or unsecured, whether evidenced by bonds (other than surety bonds), notes or debentures, inclusive of all accrued and unpaid interest, fees, prepayment premiums, penalties and breakage costs owed with respect to such indebtedness assuming the repayment in full thereof; (b) any obligations of any Transferred Entity in respect of letters of credit, surety bonds, bank guarantees or other similar commitments which assures a financial institution against loss, in each case to the extent funds are drawn and are payable thereunder; (c) all obligations under finance leases by any Transferred Entity that are required to be capitalized in accordance with GAAP; (d) all obligations of any Transferred Entity for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business), including any earn-out obligations and retention bonus obligations; (e) all refunds, credits, reimbursements or similar amounts owing to clients or customers of the Business; (f) all declared and unpaid dividends or distributions payable by the Transferred Entities to the Seller and/or any of its Affiliates (excluding, for the avoidance of doubt, to any other Transferred Entity); (g) the aggregate amount of all earned and unpaid (whether accrued or not) bonuses or incentive compensation, profit sharing liabilities, and contingent or deferred compensation of employees or independent contractors of any Person for any prior fiscal year and for the period commencing on the first day of the current fiscal year or, if later, the applicable performance period, and ending on the Closing Date, along with the employer share of all payroll Taxes with respect to any of the foregoing; (h) Liabilities in respect of outstanding warranty claims and recalls; (i) the Unpaid Tax Amount; (j) all defined benefit pension, multiemployer pension, post-retirement health and welfare benefit, any accrued but unpaid severance liabilities currently being paid or payable in respect of employees and service providers of such Person, including with respect to a Transferred Entity, any Business Employees or service providers who terminated employment or whose services to a Transferred Entity has ceased (as applicable) prior to the Closing and deferred compensation Liabilities of such Person as determined in accordance with GAAP, along with the employer share of all payroll Taxes with respect to any of the foregoing; (k) payables set forth on the balance sheet of the Business in respect of the “Employee Stock Purchase Plan”; (l) any payments made to, or upon the termination of, and any fees and expenses owing in respect of, any obligations between Seller and its Affiliates (other than the Transferred Entities), on the one hand, and the Transferred Entities, on the other hand (excluding ordinary course payables), (m) any off-balance sheet financing of any Person, including synthetic leases and project financing, (n) an amount equal to (x) the product of (1) sixty percent (60%) of the aggregate amount of all short-term deferred revenue of the Transferred Entities (“Cash-Funded Short Term Deferred Revenue”) and (2) ten and seven-tenths-percent (10.7%) representing the estimated direct cost to fulfill the performance obligations underlying such Cash-Funded Short Term Deferred Revenue plus (y) the product of (1) eighty two percent (82%) of the aggregate amount of all long-term deferred revenue of the Transferred Entities (“Cash-Funded Long Term Deferred Revenue”) and (2) ten and seven-tenths-percent (10.7%) representing the estimated direct cost to fulfill the performance obligations underlying such Cash-Funded Long

Term Deferred Revenue; and (n) all obligations of the type referred to in clauses (a) through (m) of any Persons the payment of which any Transferred Entity is responsible or liable directly or indirectly as obligor, guarantor, surety or otherwise; provided, that, for the sake of clarity, Indebtedness shall not include (1) (x) any intercompany trade or non-trade accounts between Transferred Entities or (y) any related party trade accounts or non-trade accounts between a Transferred Entity and any member of the Seller Group or any of the Seller’s Affiliates (other than a Transferred Entity) to the extent settled or eliminated at or prior to the Calculation Time], (2) any Liabilities included in the calculation of Working Capital or Transaction Expenses, and (3) any operating lease obligations, which are properly classified as the same on the Business Financial Statements.

“Indemnification Escrow Amount” shall have the meaning set forth in Section 1.1(f) of the Seller Disclosure Schedule.

“Indemnified Taxes” shall mean, without duplication, (i) all Taxes (or the non-payment thereof) of any Seller, (ii) all Taxes (or the non-payment thereof) of, or imposed on, any Transferred Entity for any Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period as determined in accordance with Section 8.2), (iii) all Taxes (or the non-payment thereof) of any member (other than any of the Transferred Entities) of any Seller Tax Group of which any of the Transferred Entities, on one hand, and the Seller or any Affiliate of Seller, on the other hand, are or were members prior to the Closing, which Taxes are imposed on or asserted against a Transferred Entity as a result of or in connection with such Transferred Entity’s being at any point a member of such Seller Tax Group, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Law, (iv) any Taxes arising from Purchaser or any Affiliate’s (including any Agreed Assignee) failure to make any non-U.S. tax withholdings on payments to Seller or any member of the Seller Group under this Agreement (other than any Taxes that would be Grossed-Up Withholding Taxes, arise as a result of Purchaser’s failure to pay over any amount withheld under Section 2.8 or arise due to the gross negligence, fraud or willful misconduct of the Purchaser or any of its Affiliates); (v) Seller’s portion of any Transfer Taxes as set forth in Section 8.8, (vi) any and all Taxes of any Person (other than the Transferred Entities) imposed on any of the Transferred Entities as a transferee or successor, by Contract (other than a Contract entered into in the ordinary course of business the principal purpose of which is not the allocation or sharing of any Tax) or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing and (vii) in each case, other than any such Taxes attributable to transactions occurring outside the ordinary course of business on the Closing Date and after the time of the Closing (except for any such transactions explicitly contemplated by this Agreement), any Incremental Tax Cost or Taxes resulting from any breach by Purchaser or any of its Affiliates of Section 8.6, or 8.7 or 8.10 of this Agreement or any Taxes already accounted for as Indebtedness or Working Capital (including to the extent included in the Working Capital Target Amount) in the calculation of the Final Purchase Price under Section 2.7.

“Indirect Tax” means any value added, goods and services, sales, use, consumption, service or similar taxes of any kind whatsoever, including VAT, imposed by any Governmental Entity.

“Intellectual Property” shall mean all intellectual property and proprietary rights, throughout the world, including all U.S. and non-U.S.: (a) patents and patent applications, invention disclosures, including amendments, certificates of correction, counterparts, continuations, continuations-in-part, divisionals, extensions, non-provisionals, provisionals, reexaminations, reissues, renewals, reviews and substitutions thereof (collectively, “Patents”); (b) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and registrations and applications for registration thereof, together with all goodwill associated therewith (collectively, “Marks”), (c) published and unpublished works of authorship, copyrights, rights in Software (including source code, object code, development documentation, programming tools, drawings, specifications and data), registrations and applications for registration thereof, and any equivalent rights in works of authorship (collectively, “Copyrights”), and (d) Trade Secrets, (e) rights in internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar, web addresses, web pages, websites and related content (subject to such registrar’s rights), accounts with social media companies (e.g., Twitter, Facebook) and the content, handles and identifiers and designations found thereon and related thereto (subject to such social media company’s rights), and URLs (collectively, “Domain Names and Social Media Accounts”), (f) Data, whether in printed or electronic form and whether contained in a database or otherwise, and (g) all other intellectual property or proprietary rights of any kind.

“IRS” shall mean the U.S. Internal Revenue Service.

“Irish Seller” shall mean Ziff Davis Ireland Limited.

“Knowledge of Purchaser” shall mean the actual knowledge of the Persons listed on Section 1.1(b) of the Purchaser Disclosure Schedule, after reasonable inquiry.

“Knowledge of Seller” shall mean the actual knowledge of the Persons listed on Section 1.1(c) of the Seller Disclosure Schedule, after reasonable inquiry.

“Law” shall mean any federal, state, local, foreign or supranational law, statute, code, regulation, ordinance, rule, assessment, act or Order enacted, promulgated, enforced or imposed by any Governmental Entity.

“Liability” shall mean all indebtedness, obligations, guarantee, debt, claim, demand, expense and other liabilities of any kind, whether direct or indirect, accrued or not accrued, matured or unmatured, absolute, contingent (or based upon any contingency) or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements and regardless of whether any of the foregoing would be required to be disclosed by the Accounting Principles to be reflected in financial statements or disclosed in the notes thereto.

“Liens” shall mean all liens, pledges, claims, mortgages, options, charges, security interests, deeds of trust, rights of first refusal or offer or any kind of restrictions on transfer (other than restrictions on transfer arising under applicable securities Laws), licenses, covenants not to sue, or other similar encumbrances.

“Loss” shall mean, any loss, damage, Liability, penalty, award, judgment, fine, settlement, Taxes, or other out-of-pocket expense of or against such Person; provided that “Loss” shall not include any (a) multiple of damages or (b) punitive damages or exemplary damages or any consequential damages (unless reasonably foreseeable), in each case, except to the extent such damages are determined to be payable to a Third Party in connection with a final non-appealable judgment by a Governmental Entity made with respect to a third party’s claim.

“Malicious Code” shall mean any (i) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry), or (ii) other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a Company System on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“OBBBA” means the One Big Beautiful Bill Act, enacted July 4, 2025, as in effect from time to time, together with all amendments thereto and all regulations and guidance issued by any Governmental Entity with respect thereto, regardless of the date enacted, adopted, issued or implemented.

“Object Code” shall mean one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code. Object Code shall include firmware, compiled or interpreted programmable logic, libraries, objects, bytecode, machine code, middleware, object code and executable code.

“Open Source Software” shall mean any Software that is licensed pursuant to any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (including all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Server Side Public License (SSPL) and the Sun Industry Standards License (SISL)) or any license under which such Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms or models.

“Order” shall mean any outstanding order, judgment, writ, injunction, stipulation, award or decree by a Governmental Entity.

“Organizational Documents” shall mean, with respect to a Person, the certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or equivalent governing documents, as applicable, of such Person, and any amendment thereto.

“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, consents or filings with, any Governmental Entity.

“Permitted Liens” shall mean (a) statutory Liens of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens arising or incurred in the ordinary course of business for amounts which are not yet due and payable or being contested in good faith by appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes, assessments or other governmental charges or levies that are either (i) not yet due and payable or (ii) being contested in good faith by appropriate Actions and for which appropriate reserves have been established in the Business Financial Statements in accordance with GAAP, (d) defects or imperfections of title or other Liens on Business Leased Real Property not materially interfering with the ordinary conduct of the Business or materially impairing the occupancy or present use thereof, (e) any right, interest, Lien, title or other encumbrance of a lessor or sublessor under any lease governing Business Leased Real Property in the ordinary course of business (f) any easements, covenants, rights-of-way, restrictions of record and other similar charges not materially interfering with the ordinary conduct of the Business, taken as a whole, (g) zoning, building and other similar restrictions, or any conditions that would be shown by a current, accurate survey or physical inspection of any Business Leased Real Property, in each case, that do not materially impair the occupancy or present use thereof, (h) ordinary course Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, (i) non-exclusive licenses granted in respect of Intellectual Property in the ordinary course of business, and (j) Liens that will be released at or prior to the Closing.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity or works council.

“Personal Data” shall mean any information that (i) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be associated or linked, directly or indirectly, with a particular individual, household, or device, including any personally identifiable data (e.g., name, address, phone number, email address, financial account number, payment card data, government issued identifier, health or medical information, account user names and passwords, cookies and similar technologies, IP addresses, unique online identifiers and unique device identifiers), or (ii) is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Data Protection Law.

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Process” (or “Processing” or “Processed”) shall mean any (i) operation or set of operations which is performed on Data or on sets of Data, or (ii) access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, sorting, treatment, manipulation, performance of operations on, enhancement, aggregation, destruction, security or disposal of any Data or collections thereof or set thereof, or any Company System.

“Prohibited Behavior” means any form of harassment, discrimination or retaliation or any other type of misconduct on the basis of a protected status or classification.

“Purchaser Indemnitees” shall mean, collectively, Purchaser and its Affiliates (including the Transferred Entities) and its and their respective Representatives.

“Purchaser Material Adverse Effect” shall mean any event, change, development or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay (or has so prevented or materially delayed) the ability of Purchaser to consummate the Sale or the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Regulatory Laws” shall mean, collectively, any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade or that affect foreign investment, national security or national interest of any jurisdiction.

“Release” shall mean, with respect to Hazardous Materials, any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge or dumping into the environment.

“Representatives” of a Person shall mean any Affiliate of such Person and its and their respective officers, directors, employees, financial advisors, attorneys, accountants and other advisors, agents and representatives.

“Required Approvals” shall mean each of the Regulatory Approvals set forth on Section 1.1(d) of the Seller Disclosure Schedule.

“Retained Businesses” shall mean the businesses of the Seller Group and its Affiliates (other than the Business).

“Retained Liabilities” shall mean all Liabilities of any kind to the extent resulting from, arising out of or relating to (a) the Retained Businesses or the Seller Group, whether occurring, existing or asserted before, on or after the Closing (including any Liabilities under any Shared Contract for which Seller is responsible pursuant to Section 6.5(b)), (b) all Liabilities arising from the Pre-Closing Reorganization, and (c) any Liability arising out of a matter described on Section 1.1(e) of the Seller Disclosure Schedule.

“Sanctioned Jurisdiction” shall mean any country or territory that is, or during the past five (5) years, has been, the subject or target of comprehensive sanctions (including, Cuba; Iran; North Korea; Syria (until July 1, 2025); and the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic).

“Sanctioned Person” shall mean any Person that is the subject or target of Sanctions or similar restrictions under Customs & Trade Control Laws, including: (a) any Person identified on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including but not limited to the Specially Designated Nationals and Blocked Persons List, Sectoral Sanctions Identification List, and Foreign Sanctions Evaders List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control; the Denied Persons, Unverified, Military End User, and Entity Lists, maintained by the U.S. Department of Commerce’s Bureau of Industry and Security; the Debarred List and non-proliferation sanctions lists maintained by the U.S. Department of State’s Directorate of Defense Trade Controls; the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, maintained by the European Union; the U.K. Sanctions List; the United Nations Security Council Consolidated List, maintained by the UN Security Council Committee and any other similar list maintained by any other Governmental Entity having jurisdiction over any party to the Agreement; (b) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by, or that is acting for or on behalf of, a Person or Persons described in clause (a); (c) any Person that is operating, organized, ordinarily resident, located, or has a principal place of business in a Sanctioned Jurisdiction; or (d) any Government Entity of a Sanctioned Jurisdiction.

“Sanctions” shall mean those trade, economic, and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted, or enforced from time to time by (a) the United States (including, without limitation, the Department of the Treasury, Office of Foreign Assets Control), the United Kingdom, the United Nations Security Council, the European Union, any European Union Member State or (b) any other similar Governmental Entity with regulatory authority over the Transferred Entities.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” shall mean actions that result in an actual cyber or security incident that could have an adverse effect on a system (including Company Systems) or any Data (including any Processing thereby), including an occurrence that actually jeopardizes the confidentiality, integrity, or availability of a system or any such Data. A Security Incident includes material incidents of security breaches or intrusions, or denial of service, or any unauthorized Processing of any Company Systems or Data or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing, or any “personal data breach” as defined under Data Protection Law.

“Seller Benefit Plan” shall mean any Benefit Plan that is not a Transferred Entity Benefit Plan.

“Seller Group” shall mean Parent and its Subsidiaries (and not including the Transferred Entities, but expressly including the Irish Seller and any Subsidiary of Seller transferring Securities).

“Seller Indemnitees” shall mean, collectively, Seller and its Affiliates and its and their respective Representatives.

“Seller Material Adverse Effect” shall mean any event, change, development or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay (or has so prevented or materially delayed) the ability of Seller to consummate the Sale or the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.

“Seller Tax Group” means any consolidated, combined, unitary or similar Tax group of which Seller or any of its Affiliates (other than any Transferred Entity) is the common parent.

“Sensitive Information” shall mean any (i) Trade Secrets included in the Business Intellectual Property that is Processed by the Company Systems, (ii) Personal Data or (iii) any information that the Data Protection Laws (x) require the Transferred Entities keep confidential or private or (y) define as “sensitive personal information”, “sensitive data”, “special categories of personal data” or any substantial equivalent of these terms.

“Shared Contract” shall mean any Contract, including those set forth on Section 4.7(a)(ii) of the Seller Disclosure Schedule, pursuant to which (a) a Third Party that is not a member of the Seller Group provides or receives services or benefits in respect of both (i) the Business (or any Transferred Entity) and (ii) the Retained Businesses and (b) any services, products or licenses provided thereunder will not otherwise be provided to Purchaser, the Transferred Entities or the Business pursuant to the Transition Services Agreement.

“Software” shall mean software and computer programs, whether in Source Code, Object Code, or other form, and including (i) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, (ii) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (iii) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.

“Source Code” shall mean one or more statements in human readable form, including comments, definitions and annotations, which are formed and organized to the syntax of a computer or programmable logic programming language (including (i) such statements in batch or scripting languages, (ii) hardware definition languages such as VHDL and (iii) firmware code), together with any and all text, data and data structures, diagrams, graphs, charts, presentations, manuals, instructions, commands, schematics, flow-charts, procedures and other work product and information that describe the foregoing and any other source code.

“Specified Cap” shall have the meaning set forth in Section 1.1(g) of the Seller Disclosure Schedule.

“Specified Representations” shall mean the representations and warranties in Section 4.15 (Intellectual Property), Section 4.16 (Information Technology; Data Security) and Section 4.17 (Data Privacy).

“Sponsor” shall mean any Governmental Entity, university, college or other education institution, research center, non-profit organization or private source.

“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person (or a Subsidiary thereof) is a general partner or managing member.

“Tax” shall mean any tax of any kind, including any U.S. federal, state, local or foreign income, profits, license, ad valorem, severance, occupation, windfall profits, capital gains, capital stock, transfer, digital services, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, communications, real or personal property, capital stock, license, employment, use, FICA, excise, value added, estimated, stamp, alternative or add-on minimum or withholding tax, customs duties, fees, assessments charges and other taxes of any kind whatsoever, whether disputed or not, together with all interest, penalties and additional amounts imposed by a Governmental Entity with respect to such amounts.

“Tax Authority” shall mean any Governmental Entity responsible for the assessment, determination, collection, or administration of any Tax.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement (including any attachments thereto) relating to Taxes filed or required to be filed with any Tax Authority, including any amendment thereof, including (i) any return, declaration, report or other statement provided or required to be provided to any Person for compliance with Sections 1471-1474 of the Code (including any intergovernmental agreements thereunder and any Treasury Regulations or other official interpretations with respect thereof) and (ii) any return, declaration, report or other statement provided or required to be provided to any Person as part of a Foreign Bank Account Report.

“Third Party” shall mean any Person other than a party to this Agreement, a member of the Seller Group or Accenture LLP or any of its direct or indirect Subsidiaries.

“Third Party Components” shall mean, with respect to a Transferred Entities Product or Customization, all of the following that are not exclusively owned by the Transferred Entities or any of its Subsidiaries: (i) Software that is used in, incorporated into, combined with, linked with, distributed with, provided to any Person as a service in connection with, provided via a network as a service or application in connection with, or made available with, such Transferred Entities Product or Customization, including any Software that is referenced or required to be present or available (including available via another machine connected directly or through a network) in such Transferred Entities Product or Customization for such Transferred Entities Product to properly function in accordance with its specifications or Software from which any such Transferred Entities Product or Customization inherits, links, or otherwise calls functionality (including libraries or other shared-source repositories), and (ii) Intellectual Property that are embodied in such Transferred Entities Product or Customization.

“Trade Secrets” shall mean, collectively, (i) trade secrets and other confidential or sensitive information (including of third parties) including Personal Data, Data, inventions (whether or not patentable or reduced to practice), ideas, know-how, processes, methods, techniques, research and development, source code, drawings, specifications, layouts, designs, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists, and price and cost information, and (ii) privileged or proprietary information which, if compromised through any theft, interruption, modification, corruption, loss, misuse or unauthorized access or disclosure, could cause serious harm to the organization owning it.

“Transaction and Retention Bonuses” shall mean those bonuses granted pursuant to the programs set forth on Section 6.4(a)(x)(3) and (4) of the Seller Disclosure Schedule (which, for the avoidance of doubt, includes all transaction and/or retention bonuses in effect for any Business Employee that are not payable solely as a result of the consummation of the Sale).

“Transaction Expenses” shall mean, without duplication, to the extent not paid prior to the Closing, all fees, costs and expenses incurred or otherwise payable by or on behalf of any Transferred Entities in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and any alternative transaction considered or pursued by Seller and its Affiliates with respect to the Business in lieu thereof or in connection therewith, including (a) the aggregate amount of any legal, accounting, brokerage, investment banking, expert, financial advisory and other advisory, transaction or consulting fees and expenses, (b) any change of control, retention, or similar bonuses or payments, in each case, payable as a result of the consummation of the Sale, including the Transaction and Retention Bonuses (together with the employer portion of FICA, state, local or foreign withholding, unemployment, social security, payroll or similar Tax payable in connection therewith), but excluding any “double trigger” payment obligations, (c) subject to Section 6.3(c) any fees and expenses of the Transferred Entities associated with obtaining necessary waivers, consents or approvals on behalf of the Business in connection with the consummation of the transactions contemplated by this Agreement, including obtaining the release and termination of any Liens, (d) fifty percent (50%) of the fees and expenses of the Escrow Agent, (e) the maximum aggregate amount payable in respect of the Converted Cash Awards together with the employer portion of FICA, state, local or foreign withholding, unemployment, social security, payroll or similar Tax payable in connection therewith and (f) the 2026 LTI Adjustment Amount; provided that if Seller pays or is contractually committed to pay (without any Liability of a Transferred Entity) for any fee, cost or expense of the Transferred Entities that would otherwise constitute a Transaction Expense, any such fee, cost or expense shall not be a Transaction Expense hereunder; provided, further, that Transaction Expenses shall not include Transfer Taxes, which are governed by Section 8.8, or any fees or payments borne by Purchaser pursuant to Section 6.3(c).

“Transaction Tax Deductions” shall mean, without duplication, any deductions, losses, credits or similar items for applicable tax purposes that are attributable to (a) Transaction Expenses (without regard to the first proviso of the definition thereof) or (b) fees, costs, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees and unamortized or deferred financing fees, costs or expenses) incurred by the Transferred Entities in connection with the transactions contemplated by this Agreement (including as a result of the payment of Indebtedness made by (or on behalf of) any Transferred Entity), in each case, solely to the extent that any such payment is either made by a member of the Seller Group or a Transferred Entity at or prior to Closing or such payment is otherwise taken into account in the calculation of the Final Purchase Price as finally determined pursuant to Section 2.6; provided that it shall be assumed that seventy percent (70%) of any success-based fees, within the meaning of Treasury Regulation Section 1.263(a)-5(f) and Revenue Procedure 2011-29, are deductible.

“Transferred Entities Product” shall mean the Software products, tools, or applications, either complete or under development, (i) that have been, are currently or that are currently intended to be, developed, produced, manufactured, marketed, sold, offered for sale, imported, exported, supplied, provided, promoted, licensed, distributed, supported, hosted, serviced, made available, maintained or otherwise commercialized by the Transferred Entities or any of its Subsidiaries, (ii) from which the Transferred Entities or any of its Subsidiaries recognize any revenue (including revenue associated with maintenance or service agreements) or (iii) that are currently used or currently intended to be used to provide services to, or produce products for, the Transferred Entities’ or any of its Subsidiaries’ customers.

“Transferred Entity Benefit Plan” shall mean each Benefit Plan that, as of immediately prior to the Closing, (a) is solely sponsored or maintained by one or more Transferred Entities or (b) that is assumed, in whole or in part, by Purchaser or one of its Affiliates pursuant to this Agreement or applicable Law.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into at the Closing, substantially in the form of Exhibit C hereto, with such changes as may be mutually agreed upon between the parties hereto.

“UAE Equity Interests” shall mean one hundred percent (100%) of the shares in the share capital of Ookla Middle East DMCC.

“United States” shall mean the United States of America, including any State thereof and the District of Columbia.

“Unpaid Tax Amount” means an amount, which shall not be less than zero with respect to any type of Tax or in any jurisdiction, equal to (a) the unpaid Income Taxes of the Transferred Entities for the taxable period (or portion thereof) ending on and including the Closing Date, minus (b) any estimated Taxes paid or prepayments of Taxes, in each case, to the extent they actually reduce cash Taxes described in (a), taking into account the transactions contemplated by this Agreement and items of deduction or loss attributable to the Pre-Closing Tax Period and actually available to offset unpaid Taxes in the taxable period (or portion thereof) ending on and including the Closing Date. The Unpaid Tax Amount shall be determined (i) based on the Transferred Entities’ historical practices and procedures unless otherwise required by applicable law; (ii) in accordance with Section 8.2 with respect to Straddle Periods (iii) excluding any deferred Tax items, (iv) excluding any Taxes attributable to transactions occurring outside the ordinary course of business on the Closing Date and after the time of the Closing (except for any such transactions explicitly contemplated by this Agreement) by excluding any Incremental Tax Cost or any Taxes arising from any assignment of the right to purchase the applicable Securities pursuant to this Agreement to a Person other than the Agreed Assignee with respect to such Securities or as a result of any changes after the date hereof to Exhibit A or Schedule I and (v) by including the Transaction

Tax Deductions and assuming such Transaction Tax Deductions are accrued and deductible in the Pre-Closing Tax Period to the maximum extent permitted under applicable Law at a MLTN or higher level of comfort; provided, further, notwithstanding anything herein to the contrary and for the avoidance of doubt, the Unpaid Tax Amount shall not include any Taxes with respect to a Consolidated Tax Return.

“VAT” means (a) any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added Tax (EC Directive 2006/112); and (b) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, the Tax referred to in the foregoing clause (a), or imposed elsewhere.

“Willful Breach” means a material breach of this Agreement that is a consequence of an intentional act or an intentional failure to act undertaken by the breaching party with the actual knowledge that the taking of, or failure to take, such act would cause or constitute a material breach of this Agreement.

“Working Capital” shall mean (a) the current assets of the Transferred Entities solely consisting of the line items of current assets specifically identified in Part 2 of Exhibit B, in each case as of the Calculation Time less (b) the current liabilities of the Transferred Entities solely consisting of the line items of current liabilities specifically identified in Part 2 of Exhibit B, in each case as of the Calculation Time; and in each case, without duplication and without giving effect to the Sale, and calculated in accordance with the Accounting Principles; provided, that in no event shall “Working Capital” include any amounts to the extent (i) included in Cash, Indebtedness or Transaction Expenses (ii) with respect to amounts outstanding pursuant to intercompany accounts, arrangements, understandings or Contracts between Transferred Entities to be settled or eliminated at or prior to the Calculation Time, or (iii) with respect to Liabilities or payments that are required to be paid at or following the Closing by Seller or any of their Affiliates; and provided, further, that in no event shall “Working Capital” include any amounts with respect to Income Tax assets, Income Tax liabilities, deferred Tax asset, deferred Tax liabilities, or any Incremental Tax Cost or any Taxes arising from the assignment of the right to purchase the applicable Securities pursuant to this Agreement to a Person other than an Agreed Assignee with respect to such Securities or as a result of any changes after the date hereof to Exhibit A or Schedule I or any amounts included in the calculation of Transaction Expenses. Further adjustments to the current assets and current liabilities of the Transferred Entities are shown in Part 2 of Exhibit B.

“Working Capital Adjustment Amount” shall mean (a) if Working Capital is greater than the Working Capital Target Amount, an amount equal to (i) Working Capital minus (ii) the Working Capital Target Amount; (b) if Working Capital is less than the Working Capital Target Amount, an amount (expressed as a negative number) equal to (i) Working Capital minus (ii) the Working Capital Target Amount; and (c) in any other case, zero $(0).

“Working Capital Target Amount” shall mean negative $6,965,797.58.

Section 1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Term	Section / Article
Access Limitations	2.4
Acquisition Proposal	Section 6.24
Adjustment Escrow Amount	2.3(b)(iv)(A)(2)
Adjustment Escrow Fund	2.3(b)(iv)(A)(2)
Agreed Assignee	Recitals
Agreement	Preamble
Allocation	8.9(b)
Anticorruption Laws	4.6(e)
Bank Accounts	4.27
BIS	6.3(d)
Black Duck	6.16(b)
Business Critical Technology	6.3(d)
Business Employee List	4.9(a)
Business Financial Statements	4.3(a)
Business Leased Real Property	4.14(c)
Business Material Contract	4.7(a)
Claims-Made Policies	6.10
Closing	2.1
Closing Date	2.3(a)
Closing Purchase Price	2.4
Consent Contract	6.5(a)
Copyrights	1.1
Customization	4.15(d)
Data Room	12.1(b)
Deductible	11.4(a)
Direct Claim	11.5(d)
Disputed Item	2.6(b)
Domain Names and Social Media Accounts	1.1
Effective Split	6.5(b)
Employment Agreement	Recitals
Enforceability Exceptions	3.2
Entity Valuation	8.9(a)
Escrow Agent	2.3(b)(iv)(A)(2)
Escrow Agreement	2.3(b)(iv)(A)(2)
Estimated Closing Statement	2.4
Excluded Benefits	7.3
Final Closing Statement	2.6(c)
Final Purchase Price	2.7(a)
Finland Tax Information	8.3(c)
Foreign Benefit Plan	4.8(h)
General Cap	11.4(b)
Guaranteed Obligations	12.15
Guarantees	6.9(a)

Term	Section / Article
Incremental Tax Cost	8.3(c)
Indemnification Escrow Fund	2.3(b)(iv)(A)(3)
Indemnified Party	11.5(a)
Indemnifying Party	11.5(a)
Independent Accounting Firm	2.6(c)
Initial Closing Statement	2.5(a)
Insurance Policies	4.12
Irish Asset Purchase Agreement	Recitals
Key Employees	Recitals
Labor Agreement	4.9(b)
Latest Balance Sheet Date	4.3(a)
Leased Business Employee	7.2

Marks	1.1
Material Customer	4.23
Material Vendor	4.23
Mini Basket	11.4(a)
MLTN	8.4(a)
Multiemployer Plan	4.8(c)
Notice of Disagreement	2.6(a)
Novation Assets	2.10
Occurrence-based Group Policies	6.10
Outside Date	10.1(b)
Parent	Preamble
Patents	1.1

Post-Closing Adjustment	2.7(a)
Pre-Closing Occurrences	6.10
Pre-Closing Reorganization	6.23
Products	4.26
Purchase Price	2.2
Purchaser	Preamble
Purchaser DC Plan	7.6
Purchaser Designated Transferee	2.9
Purchaser Fundamental Representations	9.3(a)
Purchaser Disclosure Schedule	V
Purchaser Tax Return	8.4(b)
Purchaser Valuation	8.9(a)
Regulatory Approvals	6.3(a)
Resolution Period	2.6(b)
Restricted Business	6.18(b)
Restricted Territories	6.18(b)
Sale	2.1
Securities	Recitals

Term	Section / Article
Seller	Preamble
Seller Contest	8.5(b)
Seller DC Plan	7.6
Seller Disclosure Schedule	III
Seller Group’s Counsel	12.13
Seller IP	6.16(a)
Seller Names	6.14(a)
Seller Tax Return	8.4(a)
Seller Valuation	8.9(a)
Seller W-9	2.3(b)(i)(D)
Sensitive Business Information	6.2(a)
Specified Cap	11.4(b)
Tax Contest	8.5(a)
Tax Refunds	8.11
Tax Restructuring Action	8.3(c)
Third Party Claim	11.5(b)
Trade Secrets	1.1
Transfer Instruments	2.9
Transfer Taxes	8.8
Transferred Business Employee	7.2
Transferred Entities	Recitals
Transferred Entity	Recitals
Transferred Marks	6.15(a)
TSA Service Schedules	6.26(a)
UAE Closing Date	6.22(d)
UAE Outgoing Management	6.22(e)

ARTICLE II

THE SALE

Section 2.1 Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Seller shall, and shall cause Irish Seller and Seller’s applicable Subsidiaries to, sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, the Irish Seller and other Subsidiaries of Seller, as applicable, all of Seller’s, each Subsidiary of Seller and Irish Seller’s right, title and interest in and to the Securities and the Specified Irish Assets, free and clear of all Liens, other than Liens imposed or created by Purchaser or any of its Affiliates following the Closing (together with the transactions contemplated by the Irish Asset Purchase Agreement, the “Sale”).

Section 2.2 Purchase Price. In consideration for the Securities and the sale of the Specified Irish Assets, Purchaser shall pay to Seller (and/or one or more of Seller’s designees, including with respect to the Adjustment Escrow Amount and the Indemnification Escrow Amount, the Escrow Agent) an aggregate amount of cash equal to (a) $1,200,000,000, plus (b) the Working Capital Adjustment Amount, plus (c) the Closing Cash Amount, minus (d) the Closing Indebtedness Amount, minus (e) the Closing Transaction Expense Amount (the aggregate amount determined pursuant to this Section 2.2, the “Purchase Price”).

Section 2.3 Closing.

(a) The Closing shall take place remotely by the electronic exchange and delivery of signatures and documents (i.e., e-mail of .pdf documents) on the date that is five (5) Business Days after the date on which all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of those conditions) are satisfied or waived or at such other place, time or date as may be mutually agreed upon in writing by Seller and Purchaser. The date on which the Closing actually occurs is referred to as the “Closing Date”.

(b) At or prior to the Closing:

(i) Seller shall deliver or cause the applicable Subsidiary of Seller to deliver to Purchaser (or such other Person, as applicable):

(A) duly executed counterparts to the applicable Transfer Instruments and make such filings with applicable Governmental Entities as are reasonably necessary to consummate the transfer of the Securities and the Specified Irish Assets;

(B) evidence of book-entry transfer of the Securities, and in the event any share certificates have been issued in respect of the Securities, such certificates (duly endorsed in blank or with stock powers or a similar instrument of transfer duly executed in proper form for transfer, in customary form);

(C) a duly executed counterpart to each of the other Ancillary Agreements to which any member of the Seller Group or a Transferred Entity is a party, duly executed by the applicable member of the Seller Group or Transferred Entity;

(D) a properly completed and duly executed IRS Form W-9 of Seller (the “Seller W-9”);

(E) resignations or removals, effective as of the Closing, of all of the Transferred Entities’ officers, directors and managers (or equivalent member of a governing body), in their capacity as such (in each case, in a form reasonably satisfactory to Purchaser) if and to the extent such resignations are requested by the Purchaser;

(F) good standing certificates (or similar equivalents in any jurisdiction, where applicable) with respect to the Transferred Entities from the state or jurisdiction of their respective formation or incorporation and each state or jurisdiction where they are respectively qualified to conduct business, dated within ten (10) days prior to the Closing Date;

(G) duly executed customary UCC-3 termination statements and other terminations, or releases (including Intellectual Property security interest releases in form and substance necessary for recordation in the United States Patent and Trademark Office, United States Copyright Office, or any other similar domestic or foreign office, department, or agency) (in each case, in a form reasonably satisfactory to Purchaser) evidencing the release of all Liens (other than Permitted Liens) and guarantees granted by the Transferred Entities and their Subsidiaries in respect of the Indebtedness set forth on Section 2.3(b)(i)(G) of the Seller Disclosure Schedule and the release of all Liens (other than Permitted Liens) relating thereto and to the Specified Irish Assets (collectively, the “Release Documentation”);

(H) in respect of CellRebel AB, a power of attorney to permit the newly appointed officers, directors and managers to sign documents for and on behalf of CellRebel AB until such persons have been duly registered as authorized signatories;

(I) in respect of Serinus42 B.V.:

(1) the written resolutions of the general meeting of the sole shareholder resolving to, among other things, (i) accept the resignation of Ookla, LLC as managing director (statutaire bestuurder) of Serinus42 B.V. with effect from the execution of the Dutch Deed of Transfer, and (ii) appoint such person as Purchaser may nominate as the managing director (statutaire bestuurders) of Serinus42 B.V. with effect from the execution of the Dutch Deed of Transfer;

(2) to the Dutch Notary:

a. the original, up-to-date shareholders register of Serinus42 B.V. which shows Ookla, LLC as the owner of the Equity Interests free and clear of all Liens;

b. details of the ultimate beneficial owner of Ookla, LLC;

c. powers of attorney duly executed on behalf of Ookla, LLC and Serinus42 B.V., respectively, and, as and where required by the Dutch Notary, legalized and apostilled, in each case authorizing the Dutch Notary to enter into and execute the Dutch Deed of Transfer on behalf of Ookla LLC and Serinus42 B.V;

(3) instruct the Dutch Notary, by email, to:

a. execute the Dutch Deed of Transfer, thus effectuating the transfer of the Serinus42 B.V. Equity Interests from Ookla, LLC to Purchaser;

i. update the original shareholders’ registers of Serinus42 B.V. to show Purchaser as the holder of the Serinus42 B.V. Equity Interests; and

(4) update the trade register of the Chamber of Commerce in relation to the transfer of the Equity Interests from Ookla, LLC to Purchaser;

(J) in respect of Ookla Middle East DMCC:

(1) an irrevocable power of attorney in respect of the UAE Equity Interests issued by the Irish Seller in favor of Purchaser in a form as determined by Purchaser, fully notarized and attested by the UAE Embassy in the country of execution;

(2) powers of attorney executed by each of the directors, secretary and/or manager of Ookla Middle East DMCC, duly notarized or legalized for use in the United Arab Emirates, in favor of a representative of Purchaser (designated by Purchaser), in the agreed form on Closing to exercise any rights of such directors, secretary and/or manager until the directors, secretary and/or manager(s) the Purchaser has appointed are registered with the DMCCA; and

(3) revocation of any powers of attorney issued in respect of any outgoing directors, secretary and/or manager of Ookla Middle East DMCC;

(K) in respect of SpatialBuzz Limited:

(1) an irrevocable power of attorney in respect of the SpatialBuzz Limited Equity Interests issued by the Irish Seller in favor of the Purchaser in a form as determined by Purchaser;

(2) a copy of the executed board minutes or resolutions of SpatialBuzz Limited (i) accepting the resignations or removals of all existing officers, directors and managers if and to the extent such resignations are requested by the Purchaser; (ii) appointing the persons nominated by Purchaser in writing not less than five (5) Business Days prior to the Closing as the officers, directors or managers (or equivalent member of a governing body), if applicable; (iii) authorizing the transfer of the SpatialBuzz Limited Equity Interests and the entry of Purchaser in the book-entry transfer of the Equity Interests, in each case, with effect from the Closing; and (iv) revoking all existing mandates in relation to the operation of the SpatialBuzz Limited’s bank accounts and adopting the new mandate in the form circulated to the directors subject to and with effect from the Closing; and

(3) written resolutions of SpatialBuzz Limited signed by Irish Seller, as the sole member of SpatialBuzz Limited, to adopt new articles of association in a form as determined by Purchaser;

(L) in respect of Ookla Antarabangsa Sdn. Bhd., a copy of the executed board minutes or resolutions of Ookla Antarabangsa Sdn. Bhd. (i) accepting the resignations or removals of all existing officers, directors and managers if and to the extent such resignations are requested by the Purchaser; and (ii) authorizing the transfer of the Ookla Antarabangsa Sdn. Bhd. Equity Interests to Purchaser, in each case, with effect from the Closing;

(M) in respect of Ekahau Oy, copies of the minutes of an extraordinary general meeting of Ekahau Oy at which new members of the board of directors shall be elected and upon election, such directors shall update the shareholder register of Ekahau Oy to record Purchaser as the holder of the Ekahau Oy Equity Interests;

(N) in respect of Ookla Ireland Limited:

(1) a transfer of the Equity Interests of Ookla Ireland Limited (in a form satisfactory to Purchaser) duly signed by the Irish Seller in favor of Purchaser;

(2) the share certificate for the Equity Interests of Ookla Ireland Limited or an indemnity (in a form satisfactory to Purchaser) for any lost share certificate duly executed by the Irish Seller;

(3) an Irish tax reference number (within the meaning of the Stamp Duty (e-stamping of Instruments and Self-Assessment) Regulations 2012) and documentation verifying the same, in a form satisfactory to Purchaser, for the purposes of submitting a stamp duty return to the Irish Revenue;

(4) a tax reference number or RBO Number and documentation verifying the same, in a form satisfactory to Purchaser, for the purposes of submitting a return to the Central Register of Beneficial Ownership of Companies and Industrial and Provident Societies (RBO);

(5) RBO letter, in agreed form, from the ultimate beneficial owners stating that they have ceased to be a beneficial owner of Ookla Ireland Limited;

(6) a copy of any power of attorney under which any documents to be executed by the Irish Seller in connection with the transfer of the Equity Interests in Ookla Ireland Limited is executed by or on behalf of the Irish Seller;

(7) a Form CG50A or, in lieu of a Form CG50A, a letter in a form satisfactory to Purchaser from the auditors of Ookla Ireland Limited confirming that the Equity Interests in Ookla Ireland Limited do not derive, directly or indirectly, their value or the greater part of their value from the assets referred to in section 980(2)(a) to (d) of the (Irish) Taxes Consolidation Act 1997 and are not shares to which section 980(2) of the (Irish) Taxes Consolidation Act 1997 applies;

(8) the registers, minute books and other records required to be kept by Ookla Ireland Limited, in each case duly written up as at the Closing Date, together with the common seals, certificate of incorporation and any certificates of incorporation on change of name for Ookla Ireland Limited; and

(9) signed minutes, of a board meeting held by Ookla Ireland Limited to amongst other things: (i) approve the transfer of Equity Interests in Ookla Ireland Limited from the Irish Seller to Purchaser and the registration of such Equity Interests, subject to the transfer being duly stamped; (ii) the issue of a share certificate to Purchaser in respect of the Equity Interests; (iii) the acceptance of the resignations of the directors and secretary (if required) of Ookla Ireland Limited and the appointment of the persons nominated by the Purchaser as directors and secretary (if required); and (iv) approve the change of registered office of Ookla Ireland Limited to such address in Ireland as the Purchaser may nominate, in each case, subject to and with effect from Closing.

(ii) Purchaser shall deliver to Seller a counterpart to each of the Ancillary Agreements to which Purchaser or any of its Affiliates is a party, duly executed by Purchaser or its applicable Affiliate.

(iii) To effect the transfer of the Equity Interests in Serinus42 B.V., Purchaser shall deliver to the Dutch Notary:

(A) details of the ultimate beneficial owner of Purchaser; and

(B) a power of attorney executed on behalf of Purchaser, and, as and where required by the Dutch Notary, legalized and apostilled, authorizing the Dutch Notary to enter into and execute the Dutch Deed of Transfer on behalf of Purchaser; and

(C) instruct the Dutch Notary, by email, to:

(1) execute the Dutch Deed of Transfer, thus effectuating the transfer of the Serinus42 B.V. Equity Interests from Ookla, LLC to Purchaser;

(2) update the original shareholders’ registers of Serinus42 B.V. to show Purchaser as the holder of the Serinus42 B.V. Equity Interests; and

(D) update the trade register of the Chamber of Commerce in relation to the transfer of the Equity Interests from Ookla, LLC to Purchaser.

(iv) At the Closing, Purchaser shall pay, or shall cause to be paid, by wire transfer of immediately available funds:

(A) the Closing Purchase Price as follows:

(1) an aggregate amount equal to (a) the Closing Purchase Price, minus (b) the Adjustment Escrow Amount (as defined below), minus (c) the Indemnification Escrow Amount (as defined below), which amount shall be deposited into an account or accounts as designated in writing by Seller to Purchaser not less than five Business Days prior to the Closing Date, for payment in accordance with this Agreement;

(2) $12,000,000 (the “Adjustment Escrow Amount” and such amounts held by the Escrow Agent pursuant to the Escrow Agreement, the “Adjustment Escrow Fund”) to the Escrow Agent, which amount shall be deposited into a segregated account established and maintained at J.P. Morgan Chase Bank, National Association (the “Escrow Agent”) for credit toward the Adjustment Escrow Fund to be held and delivered by the Escrow Agent in accordance with the terms and provisions of this Agreement and an Escrow Agreement, substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”) to be entered into between the Escrow Agent, Purchaser and Seller at the Closing;

(3) The Indemnification Escrow Amount (and such amounts held by the Escrow Agent pursuant to the Escrow Agreement, the “Indemnification Escrow Fund”) to the Escrow Agent, which amount shall be deposited into a segregated account established and maintained at the Escrow Agent for credit toward the Indemnification Escrow Fund to be held and delivered by the Escrow Agent in accordance with the terms and provisions of this Agreement and the Escrow Agreement; and

(B) the applicable portion of the Closing Transaction Expense Amount to each applicable third party to whom Transaction Expenses are owed as of the Closing, in accordance with invoices and payment instructions, including wire instructions, provided by Seller to Purchaser no later than five Business Days prior to the Closing Date.

Section 2.4 Closing Statement. Not less than five (5) Business Days prior to the anticipated Closing Date, Seller shall prepare and deliver to Purchaser a statement that contains Seller’s good faith estimate, in each case, together with reasonable support and detail, of each of (a) the Working Capital Adjustment Amount, (b) the Closing Cash Amount, (c) the Closing Indebtedness Amount, and (d) the Closing Transaction Expense Amount (such statement, the “Estimated Closing Statement”), which shall be accompanied by a notice that sets forth (i) Seller’s calculation of the Purchase Price based on such estimated amounts (the “Closing Purchase Price”) and (ii) the account or accounts to which Purchaser shall transfer the Closing Purchase Price pursuant to Section 2.3 (and the amount to be transferred to each such account). The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles and the definitions contained in this Agreement. Purchaser shall be entitled to comment on and request reasonable changes to the Estimated Closing Statement, and Purchaser and its Representatives shall be permitted to access and review the books, records and work papers (subject to the execution of customary work paper access letters if requested by Seller) of the Transferred Entities that are related to the calculations of the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount and the Closing Transaction Expense Amount, and Seller shall, and shall cause its Affiliates (including the Transferred Entities) and its and their respective employees, accountants and other Representatives to, cooperate with and assist Purchaser and its Representatives in connection with such review, including by providing access to such books, records and work papers and making available personnel to the extent requested, in each case, upon reasonable notice and during normal business hours; provided, that Seller shall not be required to provide access to information that would violate (i) any obligation of confidentiality to which Seller or any of its Affiliates may be subject, (ii) any attorney-client privilege, attorney work product protection or other privilege associated with such information or (iii) any applicable Laws (the matters referred to in clauses (i), (ii) and (iii), the “Access Limitations”). Seller shall consider in good faith any reasonable changes Purchaser proposes to the Estimated Closing Statement and revise such statement if, based on its good faith assessment, such changes are reasonable and warranted (it being understood and agreed that Purchaser shall have no approval rights with respect to the estimates or calculations therein, in no event is Seller required to revise the Estimated Closing Statement as a condition to Closing and Purchaser has no right to delay the Closing in connection with its review of the Estimated Closing Statement, including in the event of any disagreement between the parties). For the avoidance of doubt, Purchaser’s acceptance of the Estimated Closing Statement or failure to object to any item set forth in the Estimated Closing Statement shall not constitute an acknowledgement by Purchaser of the accuracy of the amounts reflected thereof and shall be without prejudice to and shall not limit or otherwise affect Purchaser’s rights and remedies under this Agreement, including Purchaser’s right to dispute the calculation of the Closing Purchase Price (or any component thereof) following the Closing as contemplated by Section 2.7.

Section 2.5 Post-Closing Statements.

(a) Within one hundred and twenty (120) days after the Closing Date, Purchaser shall prepare in good faith and deliver to Seller a reasonably detailed statement that sets forth (i) the Working Capital Adjustment Amount, (ii) the Closing Cash Amount, (iii) the Closing Indebtedness Amount, (iv) the Closing Transaction Expense Amount, and (v) the Purchase Price resulting therefrom, together with reasonable support and detail of Purchaser’s calculations of the foregoing amounts (such statement, the “Initial Closing Statement”). The Initial Closing Statement shall be prepared in accordance with the Accounting Principles. If Purchaser fails to timely deliver or cause to be delivered the Initial Closing Statement within such one hundred and twenty (120) days after the Closing Date, Seller may submit a Notice of Disagreement in accordance with Section 2.6(c); provided, that in the event that the individuals who were employees of the Seller Group or the Transferred Entities as of the date hereof fail to use reasonable best efforts to reasonably cooperate in the prompt preparation of the Initial Closing Statement, Purchaser shall deliver the Initial Closing Statement as promptly as reasonably practicable after one hundred and twenty (120) days after the Closing Date.

(b) Following the Closing through the date that is forty-five (45) days immediately following Seller’s receipt of the Initial Closing Statement, Seller and its Representatives shall be permitted to access and review the books, records and work papers (subject to the execution of customary work paper access letters if requested by Purchaser) of the Transferred Entities that are related to the calculations of the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount and the Closing Transaction Expense Amount, and Purchaser shall, and shall cause its Affiliates (including the Transferred Entities) and its and their respective employees, accountants and other Representatives to, cooperate with and assist Seller and its Representatives in connection with such review, including by providing access to such books, records and work papers and making available personnel to the extent requested, in each case, upon reasonable notice and during normal business hours, in each case, subject to the Access Limitations.

(c) Following the Closing through the date that the Initial Closing Statement becomes final and binding in accordance with Section 2.6(c), neither Seller nor Purchaser nor any of their respective Affiliates will take or permit to be taken any actions with respect to any accounting books, records, policies or procedures on which the Business Financial Statements or the Initial Closing Statement are based that are inconsistent with the Accounting Principles or that would impede, delay or affect the determination of the amount of the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount or the Closing Transaction Expense Amount or that would impede or delay the preparation of any Notice of Disagreement or the Final Closing Statement.

Section 2.6 Reconciliation of Initial Closing Statement.

(a) Seller shall notify Purchaser in writing no later than forty-five (45) days after Seller’s receipt of the Initial Closing Statement if Seller disagrees with the Initial Closing Statement, which notice shall describe in reasonable detail the amount and basis for such disagreement and contain reasonable supporting documentation and calculations with respect thereto (such notice, the “Notice of Disagreement”). If no Notice of Disagreement is timely delivered to Purchaser within such forty-five (45)-day period, then the Initial Closing Statement shall become final and binding upon the parties in accordance with Section 2.6(c). If a timely Notice of Disagreement is delivered to Purchaser within such forty-five (45) day period, then only such portions of the Initial Closing Statement that Seller does not identify or disagree with in the Notice of Disagreement shall become final and binding upon the parties in accordance with Section 2.6(c).

(b) During the thirty (30) days immediately following the delivery of a timely Notice of Disagreement (the “Resolution Period”), Seller and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement as being in dispute (each specific item in disagreement and included in a timely Notice of Disagreement, a “Disputed Item”). Any discussions between Seller and Purchaser or any of their respective Representatives prior to the submission of any Disputed Item to the Independent Accounting Firm will be subject to Rule 408 of the Federal Rules of Evidence and any similar state Laws. Following the delivery of a timely Notice of Disagreement and until the resolution of any Disputed Items thereunder, Seller shall provide Purchaser and its Representatives with access to information that Purchaser or its Representatives reasonably requests relating to the Notice of Disagreement and Seller’s preparation thereof; provided, that Seller shall not be required to provide access to information that would violate the Access Limitations.

(c) If, at the end of the Resolution Period, Seller and Purchaser have been unable to resolve any Disputed Item, Seller and Purchaser shall submit all remaining Disputed Items to Crowe LLP or, if such firm is unwilling or unable to fulfill such role, (i) another independent certified public accounting firm in the United States of national reputation mutually acceptable to Seller and Purchaser, or (ii) if Seller and Purchaser are unable to agree upon another such firm within ten (10) Business Days after the end of the Resolution Period, then within an additional ten (10) Business Days, Seller and Purchaser shall each select one independent certified public accounting firm in the United States of national reputation and those two firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm (the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, the “Independent Accounting Firm”). Within thirty (30) days after the Independent Accounting Firm’s selection, the Independent Accounting Firm shall make a final determination in accordance with the Accounting Principles and the definitions contained in this Agreement and based solely on the written submissions of the parties and not an independent review, binding on the parties to this Agreement, of the appropriate amount of each of the Disputed Items solely to the extent indicated in the Notice of Disagreement that Seller and Purchaser have submitted to the Independent Accounting Firm. With respect to each Disputed Item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Seller in the Notice of Disagreement or by Purchaser in the Initial Closing Statement with respect to such Disputed Item. For the avoidance of doubt, the Independent Accounting Firm shall not review or make any determination with respect to any matter other than the Disputed Items to the extent indicated in the Notice of Disagreement and shall not consider any events or developments that occurred after the Closing. The Initial Closing Statement as finally determined either through agreement of the parties pursuant to Section 2.6(a) or Section 2.6(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.6(c), shall be final and binding on the parties hereto, absent fraud or manifest error, and shall be referred to herein as the “Final Closing Statement.”

(d) All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne on a proportionate basis by Seller, on the one hand, and Purchaser, on the other hand, based on the percentage which the portion of the contested amount not awarded to such Person bears to the amount actually contested. The allocation of such fees and expenses shall be determined by the Independent Accounting Firm in accordance with the foregoing sentence, which shall be, absent fraud or manifest error, final, binding and conclusive on the parties. During the review by the Independent Accounting Firm, each of Purchaser and Seller shall, and shall cause its respective Subsidiaries (including, in the case of Purchaser, the Transferred Entities) and its and their respective employees, accountants and other Representatives to, each make available to the Independent Accounting Firm interviews with such personnel, and such information, books and records and work papers, as may be reasonably requested by the Independent Accounting Firm (provided, that neither Purchaser nor Seller will be required to provide access to information that would violate the Access Limitations) to fulfill its obligations under Section 2.6(c) and neither Purchaser nor Seller shall engage in any ex parte communication with the Independent Accounting Firm on matters relating to the Initial Closing Statement or Notice of Disagreement. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of an arbitrator, it being understood that in acting under this Agreement, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator.

(e) The process set forth in Section 2.5 and this Section 2.6 shall be the sole and exclusive remedy of Purchaser and the Seller Group and their respective Affiliates for any disputes related to the determination of the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount, the Closing Transaction Expense Amount, the Post-Closing Adjustment, the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, and the application of the Accounting Principles in determining any such amounts.

Section 2.7 Post-Closing Adjustment.

(a) The “Post-Closing Adjustment” may be either a positive or negative amount, and shall be equal to (a) (i) the Working Capital Adjustment Amount set forth in the Final Closing Statement, minus (ii) the Working Capital Adjustment Amount set forth in the Estimated Closing Statement, plus (b) (i) the Closing Indebtedness Amount set forth in the Estimated Closing Statement, minus (ii) the Closing Indebtedness Amount set forth in the Final Closing Statement, plus (c) (i) the Closing Cash Amount set forth in the Final Closing Statement, minus (ii) the Closing Cash Amount set forth in the Estimated Closing Statement, plus (d) (i) the Closing Transaction Expense Amount set forth in the Estimated Closing Statement, minus (ii) the Closing Transaction Expense Amount set forth in the Final Closing Statement. The Closing Purchase Price, as adjusted by the Post-Closing Adjustment, shall be the “Final Purchase Price.”

(b) If the Post-Closing Adjustment is a positive amount, then (i) Purchaser shall pay, or cause to be paid, in cash by wire transfer of immediately available funds to Seller or its designee in the amount of the Post-Closing Adjustment within five (5) Business Days after the determination of the Final Closing Statement to an account designated in writing by Seller within three (3) Business Days after the determination of the Final Closing Statement, and (ii) Purchaser and Seller shall deliver joint written instructions, instructing the Escrow Agent to release the amounts from the Adjustment Escrow Fund to Seller or its designee within five (5) Business Days of the final determination of the Final Closing Statement.

(c) If the Post-Closing Adjustment is a negative amount, then Purchaser and Seller shall deliver joint written instructions, instructing the Escrow Agent to pay to Purchaser an amount equal to such shortfall from the Adjustment Escrow Fund, and to release the remainder, if any, of the amounts from the Adjustment Escrow Fund to Seller, each within five (5) Business Days of the determination of the Final Closing Statement; provided, that if the aggregate amount of such shortfall exceeds the Adjustment Escrow Fund, then at Purchaser’s sole discretion, either (x) Purchaser and Seller shall deliver joint written instructions, instructing the Escrow Agent to pay such shortfall amount to Purchaser from the Indemnification Escrow Fund; provided, that any such distribution from the Indemnification Escrow Fund shall not relieve the Seller of its obligation to pay the amount due to Purchaser by replenishing the Indemnification Escrow Fund in the amount of such shortfall or (y) Seller shall pay, or cause to be paid, within five (5) Business Days, to Purchaser, by wire transfer of immediately available funds to an account designated in writing by Purchaser within three (3) Business Days after the determination of the Final Closing Statement, an aggregate amount equal to such shortfall.

(d) If the Post-Closing Adjustment is zero, then Purchaser and Seller shall deliver joint written instructions, instructing the Escrow Agent to release the amounts from the Adjustment Escrow Fund to Seller within five (5) Business Days of the final determination of the Final Closing Statement.

(e) The parties hereto intend that any such payment pursuant to this Section 2.7 be treated for U.S. federal and applicable state and local income tax purposes as an adjustment to the Purchase Price and shall act consistently therewith for all applicable tax purposes (including filing Tax Returns) unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

Section 2.8 Withholding Rights. Purchaser and any other applicable withholding agent hereunder shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any payment made pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Law related to Taxes (including under any indirect withholding regime) and shall timely pay such amounts over to the relevant Tax Authorities as required under the Code, or any provision of state, local or foreign Law related to Taxes. Purchaser shall use commercially reasonable efforts to provide Seller and the payee against whom such withholding is proposed with at least five (5) Business Days advance written notice of any amounts that Purchaser intends to withhold or cause to be withheld under this Section 2.8, the basis therefor, and the calculation thereof, and Purchaser shall cooperate in good faith, as and to the extent reasonably requested by Seller or such payee, to minimize or eliminate any potential deductions or withholdings. Notwithstanding the foregoing, any compensatory amounts payable pursuant to or as contemplated by this Agreement shall be payable through the relevant Transferred Entity’s regular payroll procedures as applicable. To the extent that amounts are so deducted and withheld in accordance with this Section 2.8, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made. In the event that amounts deducted and withheld under this Section 2.8 are Grossed-Up Withholding Taxes, the Purchaser (including an Agreed Assignee as applicable) shall pay such additional amount to Seller such that Seller shall receive the same net after-Tax proceeds that it would have received had no such Grossed-Up Withholding Taxes been deducted or withheld.

Section 2.9 Purchaser Designee. Prior to the Closing Date, Purchaser may designate one or more of its Subsidiaries or Affiliates as a “Purchaser Designated Transferee” to purchase or assume certain Securities (other than the Equity Interests of Ekahau, Oy, except as otherwise provided in Section 8.3(c)). Purchaser and Seller agree that the purchase or assumption of certain Securities may be made pursuant to applicable transfer and assumption agreements and such other instruments in such form as may be necessary to effect a conveyance of the Securities in the jurisdictions in which such transfers are to be made and in customary form (collectively, the “Transfer Instruments”), which shall be in form and substance reasonably acceptable to each of Purchaser and Seller. Any such Purchaser Designated Transferee will be deemed a “Purchaser” for all purposes of this Agreement relating to the acquisition of the applicable Securities and each reference to Purchaser in connection therewith will automatically be deemed to be a reference to such Purchaser Designated Transferee. No such designation will relieve Purchaser of any of its obligations under this Agreement to the extent not fully and completely performed by such Purchaser Designated Transferee.

Section 2.10 Irish Novation. Notwithstanding anything to the contrary herein and in the Irish Asset Purchase Agreement, Seller may cause Irish Seller to, subject to the consent of Purchaser (which may be withheld in its sole discretion), cause the transfer of any of the Specified Irish Assets to Purchaser to be effected by way of novation (such Specified Irish Assets, the “Novation Assets”), and if Purchaser consents to any novation, Purchaser shall, and shall cause its Affiliates to, cooperate in good faith to effect the transfer of the Novation Assets in such manner.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as set forth in the final disclosure schedule delivered to Purchaser prior to the execution of this Agreement (the “Seller Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, Seller hereby represents and warrants to Purchaser as follows:

Section 3.1 Organization and Qualification. Seller, and each applicable member of the Seller Group that will, at the Closing, be a party to any Ancillary Agreement, is a legal entity duly organized, validly existing and in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) under the Laws of the jurisdiction of its organization. Seller, and each applicable member of the Seller Group that will, at the Closing, be a party to any Ancillary Agreement, has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.2 Authority. Seller, and each applicable member of the Seller Group or Transferred Entity that will, at the Closing, be a party to any Ancillary Agreement, has all necessary corporate or similar power and authority, and has taken (or by the Closing, in respect of documents to be executed at the Closing, will have taken) all corporate or similar action necessary, to execute, deliver and perform this Agreement and, at the Closing, the Ancillary Agreements, in each case to the extent such Person is or will be a party to such Contract, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent such Person is or will be a party to such Contract, in accordance with the terms hereof and thereof. Other than the approval of Parent in its capacity as equityholder of Seller, no vote or other approval of the equityholders of any member of the Seller Group or Transferred Entity is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the Organizational Documents of the Seller Group or the Transferred Entities, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by Seller, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes, and each Ancillary Agreement when executed and delivered by Seller or the applicable member of the Seller Group or applicable Transferred Entity, assuming the due authorization, execution and delivery of such Ancillary Agreement by Purchaser or its Affiliate party thereto, will constitute, a valid, legal and binding agreement of Seller or the applicable member of the Seller Group, as applicable, enforceable against Seller or the applicable member of the Seller Group, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

Section 3.3 No Conflicts.

(a) No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Seller, any member of the Seller Group or any Transferred Entity for the execution, delivery and performance by Seller, such member of the Seller Group or such Transferred Entity of this Agreement or any Ancillary Agreement to which Seller, such member of the Seller Group or such Transferred Entity, as applicable, is a party, or the consummation by Seller, such member of the Seller Group or such Transferred Entity, as applicable, of the transactions contemplated hereby or thereby, except (i) compliance with any applicable requirements of any applicable Regulatory Laws or (ii) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities or the Business, taken as a whole.

(b) Assuming compliance with the items described in Section 3.3(a), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Seller, the applicable member of the Seller Group or the applicable Transferred Entity is a party, nor the consummation by Seller, such member of the Seller Group or such Transferred Entity, as applicable, of the transactions contemplated hereby or thereby, as applicable, will (i) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of Seller, such member of the Seller Group or such Transferred Entity, as applicable, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, or give any Third Party the right to modify, cancel, terminate, suspend, revoke, accelerate, give rise to a loss of benefits or increase any obligation under any of the terms, conditions or provisions of any Business Material Contract, (iii) violate any Law applicable to Seller, such member of the Seller Group or such Transferred Entity, as applicable, or any of its properties or assets, or (iv) result in the creation or imposition of any Lien other than Permitted Liens on any of the Specified Irish Assets, except, in the case of clause (ii), clause (iii) or clause (iv), as would not reasonably be expected to, individually or in the aggregate, have a Seller Material Adverse Effect or otherwise be material to the Transferred Entities, the Specified Irish Assets or the Business, taken as a whole.

(c) Other than as set forth on Section 3.3(c) of the Seller Disclosure Schedule, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Irish Seller, nor the consummation by the Irish Seller of the transactions contemplated hereby or thereby, as applicable, will require any consent of, or notice to, any Person with respect to the Specified Irish Assets.

Section 3.4 Ownership of Securities; Title. Seller, Irish Seller or such other Subsidiary of Seller, as applicable, is the record and beneficial owner of the Securities, as set forth next to its name on Section 3.4 of the Seller Disclosure Schedule. All of the Securities are duly authorized, validly issued, fully-paid and non-assessable and each of Seller, Irish Seller or such other Subsidiary of Seller, as applicable, has good, valid and marketable title to the applicable Securities, free and clear of all Liens other than Liens arising under applicable U.S. securities Laws. Seller, Irish Seller, or such other Subsidiary of Seller, as applicable, has full right, power and authority to transfer and deliver to Purchaser good and valid title to the applicable Securities, free and clear of all Liens other than Liens under applicable U.S. securities Laws. Irish Seller is the owner of all of the Specified Irish Assets free and clear of all Liens (other than Permitted Liens) and, subject to the receipt of all consents or other approvals required in connection with the transfer of such Specified Irish Assets, has full right, power and authority to transfer and deliver to Purchaser good and valid title to the Specified Irish Assets, free and clear of all Liens other than Permitted Liens. Immediately following the Closing, Purchaser or its designee, as applicable, will be the record and beneficial owner of the Securities, and have good, valid and marketable title to the Securities, free and clear of all Liens, other than Liens under applicable U.S. securities Laws or imposed or created by Purchaser or any of its Affiliates. Immediately following the Closing, subject to the receipt of all consents and other approvals required in connection with the transfer of such Specified Irish Assets, Purchaser or its designee, as applicable, will be the owner of the Specified Irish Assets, and have good, valid and marketable title to the Specified Irish Assets, free and clear of all Liens, other than Permitted Liens or Liens imposed or created by Purchaser or any of its Affiliates.

Section 3.5 Litigation. Except as set forth on Section 3.5 of the Seller Disclosure Schedule, as of the date of this Agreement with respect to the Business (a) there is no Action pending or threatened in writing or, to the Knowledge of Seller, orally, against any member of the Seller Group, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (b) no member of the Seller Group is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.6 Brokers’ Fees. Except as set forth on Section 3.6 of the Seller Disclosure Schedule, the fees and expenses of which shall represent Retained Liabilities, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in respect of arrangements made by or on behalf of Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.7 No Additional Representation or Warranties. Except as set forth in this Article III and Article IV or in any Ancillary Agreement or certificate or other instrument required to be delivered hereunder or thereunder, none of Seller, its Affiliates or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Seller, the Transferred Entities or their respective Affiliates, or the Business. Any such other representation or warranty is hereby expressly disclaimed. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Seller in this Article III and Article IV or in any Ancillary Agreement or certificate or other instrument required to be delivered hereunder or thereunder, none of Seller, its Affiliates or any of its or their Representatives makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate or budget of future results or future financial condition relating to Seller, any of the Transferred Entities or the Business, or (b) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of Seller, any of the Transferred Entities or the Business, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSFERRED

ENTITIES AND THE BUSINESS

Except as disclosed in the Seller Disclosure Schedule, it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, Seller hereby represents and warrants to Purchaser as follows:

Section 4.1 Organization of the Transferred Entities.

(a) Each Transferred Entity (i) is a legal entity duly organized and validly existing and in good standing (to the extent good standing is a legal principle applicable in the applicable jurisdiction) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (to the extent good standing is a legal principle applicable in the applicable jurisdiction) in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not be material to the Transferred Entities or the Business, taken as a whole. Each Transferred Entity possesses full power and authority necessary to own and operate its properties and assets and to carry on its businesses as presently conducted, except where the failure to possess such full power and authority would not reasonably be expected to, individually or in the aggregate, be material to the Transferred Entities or the Business, taken as a whole.

(b) Seller has made available true, complete and correct copies of the certificate of incorporation, certificate of formation, articles of organization, bylaws, partnership agreement, limited liability company agreement or equivalent governing documents, as applicable, (or other comparable organizational documents) of each of the Transferred Entities, each as amended and in effect as of the date of this Agreement (the “Organizational Documents”).

(c) No Transferred Entity is in violation of any of the provisions contained in such Transferred Entity’s Organizational Documents in any material respects.

Section 4.2 Capitalization of the Transferred Entities.

(a) The Securities are duly authorized, validly issued, fully-paid and non-assessable. The Securities constitute all of the issued and outstanding Equity Interests of the Transferred Entities and except for the Securities, no Equity Interests of the Transferred Entities are, or as of the Closing will be, issued and outstanding. The Securities were offered, issued, sold and delivered in compliance with all applicable Laws governing the issuance of securities and were not issued in violation of (or subject to) any preemptive rights (including any preemptive rights set forth in the Organizational Documents), rights of first refusal or offer or other similar rights. There are no declared or accrued but unpaid dividends with respect to any of the Securities. There are no (x) outstanding obligations of the Transferred Entities (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests of Transferred Entities or (y) voting trusts, proxies or other agreements among any of the Transferred Entities’ equityholders with respect to the voting or transfer of any Equity Interests of the Transferred Entities.

(b) Section 4.2 of the Seller Disclosure Schedule contains a true and correct list as of the date hereof and as of the Closing Date (without giving effect to the Pre-Closing Reorganization or the formation of entities to be Transferred Entities following the date hereof as contemplated in Section 6.4 of the Seller Disclosure Schedule) of each of the Transferred Entities, the jurisdiction of its incorporation or organization, the record and beneficial owner of the outstanding Equity Interests of each such Transferred Entity and the authorized and issued Equity Interests of each such Transferred Entity.

(c) Except for ownership of another Transferred Entity, no Transferred Entity owns, directly or indirectly, any Equity Interest in any Person. Except as set forth in Section 4.2 of the Seller Disclosure Schedule, there are no Equity Interests of any Transferred Entity issued and outstanding that are not owned by Seller, Irish Seller or another Transferred Entity.

(d) There are no outstanding obligations of any Transferred Entity to issue, register or sell any Equity Interests of, or any other interest in, any Transferred Entity, or to acquire any Equity Interest of any other Person or to enter into any such agreement, other than as provided in this Agreement. None of the Transferred Entities has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote with the holders of the Equity Interests of the Transferred Entities on any matter. Except as set forth in the Organizational Documents of the Transferred Entities, there are no agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of the Transferred Entities.

Section 4.3 Financial Statements.

(a) Section 4.3(a) of the Seller Disclosure Schedule sets forth true, correct and complete copies of the unaudited combined balance sheet of the Business as of December 31, 2025 (the “Latest Balance Sheet Date”), December 31, 2024 and December 31, 2023 and the related unaudited combined statements of operations for the years ended December 31, 2025, December 31, 2024 and December 31, 2023 (collectively, the “Business Financial Statements”). The Business Financial Statements have been prepared from, and are consistent in all material respects with, the books and records of Parent and present fairly, in all material respects, the combined financial position and the combined results of operations of the Business, as of the dates thereof or the periods then ended, in each case in accordance with GAAP, except as may be noted therein (subject to the absence of footnotes and normal year-end audit adjustments, none of which are, individually or in the aggregate, material in amount or effect to the Business taken as a whole) or in Section 4.3(a) of the Seller Disclosure Schedule; provided that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that (a) the Business has not operated on a separate stand-alone basis and has historically been reported within Parent’s consolidated financial statements, (b) the Business Financial Statements are not indicative of what the results of operations and financial position of the Business or the Transferred Entities will be in the future and (c) the Business has been allocated certain charges and credits from Parent, Seller and their Subsidiaries (other than the Transferred Entities) which do not necessarily reflect amounts that would have resulted from arm’s-length transactions or that the Business would incur on a stand-alone basis.

(b) The Seller Group has established and adhered to a system of internal accounting controls that, taken as a whole, are designed to provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP. There is no, and, during the past three (3) years there has not been, (i) any significant deficiency or material weakness in any system of internal accounting controls used by the Seller Group or the Transferred Entities, (ii) any fraud or other material wrongdoing that involves any of the management or other employees of the Business who have a role in the preparation of financial statements or the internal accounting controls used by the Business or (iii) any written, or, to the Knowledge of Seller, oral, claim or allegation regarding any of the foregoing. Since December 31, 2024, there has been no material change in any of the accounting (and Tax accounting) policies, practices or procedures of the Business or the Transferred Entities.

(c) Section 4.3(c) of the Seller Disclosure Schedule sets forth a list, as of the date hereof, of all indebtedness for borrowed money of the Transferred Entities.

Section 4.4 Undisclosed Liabilities. There is no Liability of the Transferred Entities or the Business of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities (a) reflected or adequately reserved for on the Business Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Latest Balance Sheet Date in the ordinary course of business and none of which is a Liability resulting from violation of any applicable Law, breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or Action, (c) incurred in connection with the transactions contemplated by this Agreement, (d) set forth in Section 4.4 of the Seller Disclosure Schedule, (e) arising in the ordinary course of business under the terms of any Contract to which a Transferred Entity, or the Irish Seller in respect of a Specified Irish Asset, is a party (assuming compliance with the terms of such Contract), or (f) which would not be material to the Transferred Entities or the Business, taken as a whole. No Transferred Entity, or the Irish Seller in respect of a Specified Irish Asset, is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Transferred Entities or the Irish Seller, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.5 Litigation and Proceedings. Except as set forth on Section 4.5 of the Seller Disclosure Schedule, as of the date of this Agreement, there are no, and during the past three (3) years there have not been any, (a) Actions pending or threatened in writing or, to the Knowledge of Seller, orally, against any member of the Seller Group with respect to the Business, or against any Transferred Entity, the Specified Irish Assets or the Business, (b) Actions initiated or threatened by or on behalf of the Seller Group in respect of the Business or any Transferred Entity or (c) outstanding Orders to which any Transferred Entity is a party or to which the Business, any Transferred Entity or the Specified Irish Assets is bound or any member of the Seller Group with respect to the Business, in each case, that if resolved adversely to such Transferred Entity, or member of the Seller Group, would reasonably expected to be, involve amounts in excess of $1,000,000 individually or $5,000,000 in the aggregate.

Section 4.6 Legal Compliance.

(a) Except as otherwise set forth in Section 4.6 of the Seller Disclosure Schedule, none of the Transferred Entities, the Irish Seller in respect of a Specified Irish Asset, or the Business is, or during the past three (3) years has been, in violation in any material respect of any Laws or Order issued by a Governmental Entity. No notices have been received by any member of the Seller Group or their Affiliates (in respect of the Business) or any Transferred Entity, and, to the Knowledge of Seller, no Actions have been initiated against Seller or its Affiliates, in respect of the Business or a Transferred Entity alleging a violation of any Law or Order.

(b) Except as otherwise set forth in Section 4.6 of the Seller Disclosure Schedule,  the Transferred Entities and the Business have complied in all material respects with all applicable Laws (including, as applicable, United States Federal Trade Commission guidelines) regarding sponsorship identification, testimonials, and endorsement disclosure requirements and related advertising guidelines and guidance concerning paid/sponsored advertising.

(c) None of the Transferred Entities, the Irish Seller in respect of the Specified Irish Assets, nor any of their respective directors, executives, or employees, other Business Employees or, to the Knowledge of Seller, any agent acting on behalf of any Transferred Entity or the Irish Seller (in respect of the Specified Irish Assets), currently or during the past five (5) years: (i) is or has been a Sanctioned Person or is acting or has acted, directly or indirectly, on behalf of a Sanctioned Person; (ii) is unlawfully conducting or has unlawfully conducted any business or engaged in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; or (iii) is unlawfully dealing in or has unlawfully dealt in, or otherwise engaged in, any transaction relating to, any property or interests in property of any Sanctioned Person.

(d) Except as set forth on Section 4.6(d) of the Seller Disclosure Schedule, the Transferred Entities, the Irish Seller in respect of the Specified Irish Assets, including any of their respective directors, executives, and, to the Knowledge of Seller, agents and employees, are in compliance with Sanctions; and have been for the past five (5) years, except as would not be material to the Transferred Entities or the Business, taken as a whole, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, and Customs & Trade Control Laws; and have not taken any action that violates, evades or avoids, or attempts to violate, evade or avoid such Anti-Corruption Laws, Anti-Money Laundering Laws, Customs & Trade Control Laws or Sanctions. During the past five (5) years, neither the Transferred Entities nor the Seller or its Affiliates (with respect to the Business) has received written or, to the Knowledge of Seller, any other notice from, or made voluntary disclosure to any Governmental Entity regarding alleged or possible violations of any Anti-Corruption Laws, Anti-Money Laundering Laws, Customs & Trade Control Laws or Sanctions.

(e) For the past five (5) years, none of the Transferred Entities, the Irish Seller, nor any of their respective directors, executives, and employees or Business Employees, nor, to the Knowledge of Seller, any agent acting on behalf of any Transferred Entity or the Irish Seller has directly or, knowingly indirectly, made, offered, authorized, facilitated, or promised any payment, contribution, gift, entertainment, bribe, rebate, allowance, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any (i) official or employee of a Governmental Entity, (ii) officer, director, or employee of a company or other enterprise owned or controlled by a Governmental Entity, (iii) U.S. or foreign political party or official thereof or any candidate for political office, (iv) officer or employee of a public international organization, or (v) other Person acting in an official capacity for or on behalf of any such Governmental Entity, enterprise, party, organization, in each case (i-v) in order to obtain an improper advantage, induce the recipient to violate a lawful duty, or for any other improper purpose in connection with the business of any Transferred Entity or the Business.

(f) The Transferred Entities and the Business have adopted and implemented policies and procedures reasonably designed to prevent, detect, and deter violations of applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Customs & Trade Control Laws, and Sanctions.

Section 4.7 Contracts; No Defaults.

(a) Section 4.7(a) of the Seller Disclosure Schedule as of the date of this Agreement, contains a true, correct and complete listing of all Contracts described in clauses (i) through (xix) below to which, as of the date of this Agreement, any of the Transferred Entities is a party or is a Specified Irish Asset or to which any other member of the Seller Group or its Affiliates is a party to the extent such Contracts are related to the Business, including any Shared Contracts (for the sake of clarity, not including (x) any Benefit Plan or (y) purchase orders and invoices, which need not to be scheduled but shall nonetheless constitute “Business Material Contracts” for all purposes herein) (each such Contract, a “Business Material Contract”).

(i) Each Contract providing for (A) payments by the Business of more than $600,000 for the calendar year ending December 31, 2025, (B) the Business’s obligation to pay the counterparty a minimum price or revenue guarantee amount of greater than $2,000,000 for the calendar year, or (C) revenues of greater than $2,000,000 for the calendar year ending December 31, 2025, in each case of the foregoing clauses (A) through (C), that are not cancelable by any member of the Seller Group (without penalty, cost or other liability) within sixty (60) days;

(ii) Each Shared Contract;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any assets of the Transferred Entities or the Business (in each case, other than in the ordinary course of business) entered into in the past three (3) years, in each case, involving payments in excess of $2,000,000, other than Contracts for transactions that have closed for which there are no remaining holdback or deferred purchase obligations, earn-out obligations, indemnification obligations or other contingent or similar obligations (other than obligations with respect to time-based retention);

(iv) Each joint venture, strategic alliance or profit-sharing Contract, partnership agreement or limited liability company agreement with a Third Party;

(v) Each Contract requiring any loans, advances or capital contributions to, or investments in, any Person in excess of $500,000;

(vi) Any covenant not to sue, escrow, co-existence, settlement, concurrent use, consent to use relating to any Intellectual Property;

(vii) Each Contract containing covenants expressly limiting in any material respect the freedom of the Transferred Entities or the Business to compete with any Person in a product line or line of business or to operate in any geographic area;

(viii) Each material Contract pursuant to which a Transferred Entity or the Business directly licenses (A) Intellectual Property from a third party that is material to the Business (other than licenses of non-exclusive object code licenses to commercially available software, “off-the-shelf” software, “click-through” software, “shrink-wrap” software licenses and Open Source Software licenses) or (B) to a third party Business Intellectual Property (other than non-exclusive licenses to Business Intellectual Property granted to customers or service providers in the ordinary course of business);

(ix) Each lease relating to Business Leased Real Property;

(x) Each Contract for the employment or service of any Business Employee providing for annual base salary in the aggregate in excess of $150,000 annually, in respect of the Business;

(xi) Each Contract providing for the payment of any change of control bonus, termination, severance, retention bonus or similar payments as a result of the consummation of the transactions contemplated hereby;

(xii) Each Contract under which the Business (A) has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness in excess of $2,000,000, (B) mortgaged, pledged or otherwise placed or granted a Lien (other than a Permitted Lien) on its properties or assets to secure such Indebtedness or (C) extended credit to any Person (including any loan or advance);

(xiii) Each Contract (A) that contains a “most favored nation” clause or similar term pursuant to which the Transferred Entities or the Irish Seller in respect of the Specified Irish Assets provide material preferential pricing to any other Person or (B) that grants any put option, call option, right of first refusal or right of first offer with respect to any material assets of the Transferred Entities or the Specified Irish Assets;

(xiv) Each Contract that is a settlement, conciliation or similar agreement entered into in the past three (3) years or under which there are continuing material obligations or Liabilities on the part of the Business or the Transferred Entities after the date of this Agreement (other than settlement and separation agreements related to employment and severance related matters with no obligations by the Business or any Transferred Entity reasonably expected following the Closing of the Sale);

(xv) Each Contract with a Material Customer or Material Vendor;

(xvi) Each Contract that provides for exclusivity, or grants to any customer, supplier or vendor any right of first offer or right of first refusal or any similar requirement in respect of the Business;

(xvii) Each Government Contract with an award value of $300,000 or more over its term;

(xviii) Any Labor Agreement relating to the Business; and

(xix) Any commitment or arrangement to enter into any of the foregoing.

(b) Except as set forth on Section 4.7 of the Seller Disclosure Schedule all Business Material Contracts are (i) in full force and effect, subject to the Enforceability Exceptions, and (ii) represent the valid and binding obligations of the member of the Seller Group or Transferred Entity party thereto and, to the Knowledge of Seller, represent the valid and binding obligations of the other parties thereto. Except as set forth on Section 4.7 of the Seller Disclosure Schedule, (x) neither the applicable Seller Group member, the Transferred Entity nor, to the Knowledge of Seller, any other party thereto is in breach of or default under any such Contract in any material respect, (y) no member of the Seller Group or its Affiliates has received any claim or notice (whether written or, to the Knowledge of Seller, oral) of material breach of or material default under any such Business Material Contract that has not been resolved, and (z) to the Knowledge of Seller, no event has occurred that would reasonably be expected to result in a material breach of or a material default under any such Business Material Contract (in each case, with or without notice or lapse of time or both). As of the date hereof, no member of the Seller Group or its Affiliates has received a claim or notice (in writing or, to the Knowledge of Seller, orally) stating an intention by a counterparty to a Business Material Contract to terminate such Business Material Contract in a manner adverse to such member of the Seller Group (or its Affiliates, including the Transferred Entities and the Business) or materially amend the terms of such Contract, other than in the ordinary course of business. The Seller has provided a true, complete and correct copy of each written Business Material Contract, together with all amendments, waivers or other changes thereto. At the Closing, taking into account and giving effect to all of the Ancillary Agreements (including the rights, benefits and services made available in the Ancillary Agreements and after giving effect to the Pre-Closing Reorganization) and assuming all consents, authorizations and assignments (including those contemplated by Section 6.5) necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been obtained, (i) the Contracts to which the Transferred Entities are a party or which comprise the Specified Irish Assets constitute all Contracts necessary for the operation of the Business after the Closing in the manner in which the Business is currently being conducted as of the date of this Agreement and (ii) all Contracts primarily related to the Business will be in the name of a Transferred Entity.

Section 4.8 Transferred Entity Benefit Plans.

(a) Section 4.8 of the Seller Disclosure Schedule sets forth, a complete and correct list of (i) each Transferred Entity Benefit Plan and (ii) each material Seller Benefit Plan applicable to any Business Employee, in each case, organized by jurisdiction and as of the date hereof. With respect to each such Transferred Entity Benefit Plan, Seller has delivered or made available (with respect to any Transferred Entity Benefit Plan outside of the U.S., only to the extent readily available, and to the extent not readily available, such Transferred Entity Benefit Plan shall be made available to Purchaser within 10 Business Days following the date of this Agreement) to Purchaser true, correct and complete copies (if applicable) of: (i) the most recent plan document and any related trust agreement; (ii) the most recent summary plan description and all related summaries of material modifications; (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Department of Labor; (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service; and (v) non-routine notices or correspondence from or with any Governmental Entity since January 1, 2023. With respect to each material Seller Benefit Plan, Seller has delivered or made available to Purchaser a copy of such Seller Benefit Plan (with respect to any Seller Benefit Plan outside of the U.S., only to the extent readily available, and to the extent not readily available, such Seller Benefit Plan shall be made available to Purchaser within 10 Business Days following the date of this Agreement). Notwithstanding the foregoing, any Transferred Entity Benefit Plan that (A) relates to an employee who performs services primarily outside of the United States and whose base salary does not exceed USD $150,000 on an annualized basis as of the date of this Agreement, (B) is in all material respects in a form of agreement or arrangement of the type that is identified on Section 4.8 of the Seller Disclosure Schedule and has been made available to Purchaser and does not include any sale, change in control or retention bonuses, and (C) does not provide any severance or notice period in excess of thirty (30) days or such longer period as may be required by applicable Laws shall be deemed immaterial and shall not be specifically set forth on Section 4.8 of the Seller Disclosure Schedule.

(b) Each Transferred Entity Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code. No Transferred Entity has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any material Tax, penalty or other liability under Sections 6055, 6056, 4980B, 4980D or 4980H of the Code. All contributions and payments (including all employer contributions, employee salary reduction contributions, and premium payments) that are due with respect to any Transferred Entity Benefit Plan on or before the date hereof have been made within the time periods prescribed by the terms of each Transferred Entity Benefit Plan, ERISA, the Code and other applicable Laws, in all material respects, and all contributions, or payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued in all material respects. Each Transferred Entity Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, and nothing has occurred that could adversely affect the qualification of such Transferred Entity Benefit Plan or its continued reliance on the determination or opinion letter, if applicable.

(c) No Transferred Entity maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential Liability under or with respect to (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to the funding requirements of Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, (ii) any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (iii) any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), (iv) any multiple employer plan (as described in Section 413(c) of the Code), or (v) any plan, program or arrangement that provides for or promises post-retirement or post-employment medical or life insurance benefits (other than health continuation coverage required by COBRA for which the covered Person pays the full cost of coverage). No Transferred Entity has any Liability (whether current or contingent) as a result of at any time being treated as a single employer under Section 414 of the Code with any other Person.

(d) With respect to the Transferred Entity Benefit Plans, as of the date hereof, no actions, suits or claims (other than routine claims for benefits in the ordinary course of business) are pending or, to the Knowledge of Seller, threatened.

(e) Except as set forth on Section 4.8 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle any current or former employee, any Business Employee, or other individual service provider of a Transferred Entity (or the beneficiaries of such individuals) to any severance, change in control, transaction bonus, retention, or other similar payment under any Transferred Entity Benefit Plan or otherwise, (ii) result in the acceleration of the time of payment, funding or vesting, or an increase in the amount, of any compensation or benefits due to any Business Employee or other individual service provider (or their beneficiaries), or otherwise give rise to any obligation to fund or pay any Liability under any Transferred Entity Benefit Plan or otherwise, or (iii) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(f) No Transferred Entity or Affiliates has any indemnity or gross-up obligation on or after the Closing for any Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local, or non-U.S. Tax Law).

(g) Each Transferred Entity Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with, and is in documentary compliance with, in each case, in all material respects, Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder.

(h) Without limiting the generality of subsections (a) through (g) above, with respect to each Transferred Entity Benefit Plan that is governed by the Laws of any jurisdiction other than the United States (each a “Foreign Benefit Plan”); (i) each Foreign Benefit Plan required to be registered or intended to meet certain regulatory or requirements for favorable tax treatment has been timely and properly registered and has been maintained in good standing with the applicable regulatory authorities and requirements in all material respects; (ii) each Foreign Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with applicable Laws; and (iii) all Foreign Benefit Plans that are required to be funded are funded in all material respects. No Foreign Benefit Plan is a defined benefit pension, seniority premium, termination indemnity, gratuity or similar type of plan or arrangement or has any material unfunded or underfunded Liabilities.

Section 4.9 Employees; Labor Matters.

(a) Seller has made available to Purchaser the following information for each Business Employee (solely to the extent such disclosure is permitted by applicable Law without the individual’s consent): (i) identification number; (ii) title and date of hire; (iii) work location; (iv) annual base compensation; (v) target annual bonus; (vi) the employing entity (or employer of record status, as applicable); and (vii) salaried or hourly status, in each case as of February 17, 2026 (the “Business Employee List”). Seller shall update the Business Employee List in accordance with Section 7.1 to reflect new hires and terminations permitted by this Agreement. The Business Employees set forth on the Business Employee List constitute all employees necessary for the operation of the Business after the Closing in the manner in which the Business is currently being conducted as of the date of this Agreement in all material respects.

(b) Other than any arrangements that are required by Law, none of the Transferred Entities is party to or otherwise bound by any collective bargaining agreements or relationships with any labor union, works council, trade association, or other employee organization (each, a “Labor Agreement”).

(c) During the past three (3) years through the date hereof, no Transferred Entity: (i) has experienced any strikes, work stoppages, walkouts or other material labor disputes and no such dispute is pending or, to the Knowledge of Seller, threatened, (ii) to the Knowledge of Seller, has experienced any union organizational or decertification activities and no such activities are currently underway or threatened by, on behalf of or against any labor union, works council, trade association or other employee organization with respect to Business Employees; (iii) has implemented any plant closing or layoff of employees in violation of the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar plant closing or mass layoff Law (collectively, the “WARN Act”) or (iv) has been subject to any material pending or, to the Knowledge of Seller, threatened, employment-related Action in any forum, relating to an alleged violation or breach by a Transferred Entity or any of their respective officers or directors of any labor or employment Law.

(d) The Transferred Entities are, and during the past three (3) years through the date hereof have been, in compliance in all material respects with all applicable Laws relating to labor and employment matters, including those relating to wages, hours, equal opportunity, fair labor standards, nondiscrimination, anti-harassment, workers compensation, collective bargaining, workplace safety, immigration, disability accommodation, protected paid or unpaid leave, redundancies and workforce reductions, and exempt and non-exempt employee and independent contractor classification. To the Knowledge of Seller, no investigation by any Governmental Entity of the employment policies or practices of a Transferred Entity is pending or threatened.

(e) Except as would not reasonably be expected to result in material liability to the Transferred Entities or the Business, (i) in the past three (3) years, each Transferred Entity, and each member of the Seller Group with respect to Business Employees, has fully and timely paid all wages, salaries, wage premiums, bonuses, commissions, fees and other compensation due and payable to its current and former employees and contractors pursuant to applicable Law, Contract or policy, and (ii) each individual who is providing or in the past three (3) years has provided services to a Transferred Entity and is or was treated as an independent contractor by the Transferred Entity or Subsidiary of the Transferred Entity is or was (as applicable) properly so treated for all purposes.

(f) During the past three (3) years, (i) there have not been (x) any allegations or formal complaints made to or filed with a Transferred Entity or the Seller Group with respect to the Business related to Prohibited Behavior, (y) any other Actions initiated, filed or, to the Knowledge of Seller, threatened, against a Transferred Entity or the or the Seller Group with respect to the Business related to Prohibited Behavior, or (z) to the Knowledge of Seller, any other formal allegations, or any other Actions initiated, filed or threatened against any Person other than a Transferred Entity or the Seller Group with respect to the Business related to Prohibited Behavior, in each case by or against any current or former director, officer, or employee of a Transferred Entity or any of its Subsidiaries or other Business Employee, (ii) no member of the Seller Group related to the Business or any Transferred Entity have entered into any settlement agreement related to allegations of Prohibited Behavior made by any current or former director, officer, employee or individual service provider and (iii) there have not been, to the Knowledge of Seller, any private settlement agreements related to allegations of Prohibited Behavior by or against any current or former director, officer, senior level management employee or supervisory employee to which a Transferred Entity is not a party (whether or not such settlement agreements occurred during, or related to, such individual’s employment with a Transferred Entity). To the extent any such allegations of Prohibited Behavior have been made, the respective Transferred Entity has promptly, thoroughly and impartially investigated all such allegations and, where it was determined that such allegation had potential merit, the respective Transferred Entity has taken prompt and appropriate action and the respective Transferred Entity would not reasonably be expected to have any liability related to such allegations.

Section 4.10 Taxes. Except as set forth on Section 4.10 of the Seller Disclosure Schedule:

(a) All income Tax Returns and other material Tax Returns required to be filed by the Transferred Entities have been timely filed (taking into account extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b) All income and other material Taxes due and owing with respect to each Transferred Entity have been timely paid (whether or not such Taxes are related to, shown on or required to be shown on any Tax Return), and each Transferred Entity has timely withheld or deducted and paid over to the appropriate Tax Authority all material amounts of Taxes which it is required to withhold or deduct from amounts paid or owing or deemed paid or owing or benefits given to any employee, stockholder, creditor or other Third Party.

(c) There are no Liens for material Taxes (other than Permitted Liens) that have been imposed upon any property or assets of the Transferred Entities.

(d) No (i) material deficiency for any Taxes has been asserted or assessed by any Governmental Entity in writing against the Transferred Entities (or has been threatened or proposed in writing), except for deficiencies that have been satisfied by payment, settled or withdrawn and (ii) as of the date hereof, no audit or other proceeding by any Governmental Entity is pending, or threatened in writing with respect to any material Taxes due from the Transferred Entities.

(e) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, material Taxes due from the Transferred Entities for any taxable period (except for such agreements or waivers for which the applicable statutory period of limitations (after giving effect to any extension or waiver) has already expired), other than as a result of any extension of time permitted by applicable Law for filing a Tax Return.

(f) None of the Transferred Entities (i) has been a member of an “affiliated group” within the meaning of Code 1504(a) filing a consolidated federal Income Tax Return, other than any Seller Tax Group, (ii) has liability for the Taxes of a Person (other than any of the Transferred Entities, or any member of any Seller Tax Group under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a transferee or successor, or by Contract (other than (x) any such Contract entered into in the ordinary course of business the principal purpose of which is not the allocation or sharing of Taxes) and (y) this Agreement and the Ancillary Agreements) or (iii) is party to or bound by or has any obligations under any Tax allocation, Tax sharing, Tax indemnification or other similar Contract (other than any such Contract entered into in the ordinary course of business the principal purpose of which is not the allocation or sharing of Taxes).

(g) None of the Transferred Entities have constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 or 361 of the Code in the three years prior to the date of this Agreement.

(h) None of the Transferred Entities have entered into a “listed transaction” within the meaning of Sections 6111 and 6112 of the Code or any similar provisions of U.S. state or local or non-U.S. Law or any “tax shelter” within the meaning of Section 6662 of the Code or the Treasury Regulations promulgated thereunder (or any similar provision of applicable U.S. state or local or non-U.S. Law).

(i) No written claim has ever been made by a Tax Authority in a jurisdiction where the Transferred Entities do not file a specific type of Tax Returns or pay a specific type of Tax that a Transferred Entity is or may be subject to a material amount of such Tax in such jurisdiction, which claim has not been resolved, and none of the Transferred Entities has a taxable presence or nexus other than in the jurisdictions in which it currently files Tax Returns.

(j) None of the Transferred Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (iv) installment sale or open transaction made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(k) Section 4.10(k) of the Seller Disclosure Schedule sets forth a list of the entity classification of each of the Transferred Entities for U.S. federal and state income tax purposes, and, unless otherwise noted on Section 4.10(k) of the Seller Disclosure Schedule each entity has had such classification at all times for the sixty-month period prior to the date hereof (or if formed within such sixty-month period, since its incorporation or formation, as applicable).

(l) The Transferred Entities are in material compliance with all unclaimed property and escheat obligations.

(m) None of the Specified Irish Assets is a capital item, the input tax on which could be subject to adjustment under the capital goods scheme for VAT purposes.

Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be construed as providing a representation or warranty of Seller with respect to or otherwise relating to any Tax matter attributable to a Post-Closing Tax Period (other than Section 4.10(f)(ii)-(iii) or Section 4.10(j)(i)-(v)) the existence, amount, expiration date or limitations on, or availability of, any Tax item or attribute, including net operating loss, capital loss, Tax credits, Tax basis or methods of accounting, with respect to any taxable period (or portion thereof) beginning on or after the Closing Date.

Section 4.11 Title to Assets; Sufficiency of Assets.

(a) The Transferred Entities have good and valid title to, or a valid leasehold interest in or other valid right to use, all of the assets and properties owned or purported to be owned by the Transferred Entities or otherwise used or held for use by them in the conduct of the Business. All such assets and properties are held free and clear of all Liens, other than Permitted Liens. The tangible assets of the Transferred Entities and the Specified Irish Assets are free from material defects, have been maintained in accordance with normal industry practice, are in normal operating condition and repair (subject to ordinary wear and tear) and are suitable for the purposes for which such assets are presently used.

(b) At the Closing, taking into account and giving effect to all of the Ancillary Agreements (including the rights, benefits and services made available in the Ancillary Agreements) and the Pre-Closing Reorganization and assuming all consents, authorizations, assignments and Permits (including those contemplated by Section 6.5) necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been obtained, the Transferred Entities own or have the right to use (including by means of ownership or rights pursuant to licenses or other Contracts or the Ancillary Agreements) all of the assets, properties, Contracts and other rights (excluding the Guarantees, Seller Names and Cash of the Transferred Entities) (1) primarily related to the Business, (2) that are necessary for the conduct of the Business in all material respects in the manner the Business has been conducted during the twelve (12) months prior to the date hereof and (3) that are sufficient in all material respects for the continued operation of the Business after the Closing in the manner in which the Business is currently being conducted as of the date of this Agreement.

(c) Nothing in this Section 4.11 shall be deemed a representation or warranty that the operation of the Business does not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property of any other Person.

Section 4.12 Insurance. Seller and the Transferred Entities maintain insurance in such amounts and against such risks in all material respects as is customary for the industries in which the Transferred Entities operate and as the management of Seller has in good faith determined to be reasonable. Section 4.12 of the Seller Disclosure Schedule sets forth true and complete list, as of the date hereof, of all such insurance policies of the Transferred Entities, Seller or the Seller Group (or Affiliates thereof) related to the Business, other than any insurance policy underlying any Benefit Plan (the “Insurance Policies”), each of which is in full force and effect with respect to the Transferred Entities. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, and other than any insurance policies relating to any Benefit Plan, the Insurance Policies are in full force and effect, all premiums due and payable on such insurance policies have been paid and all claims thereunder have been filed in a timely fashion. There are no written, or to the Knowledge of Seller, oral, claims by the Seller Group (or Affiliates thereof) and the Transferred Entities pending under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Insurance Policy or in respect of which such underwriters have reserved their rights. There are no written, or to the Knowledge of Seller, oral, claims by the Seller Group (or Affiliates thereof) and the Transferred Entities pending under any Insurance Policy with respect to the Business, except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities and the Business, taken as a whole.

Section 4.13 Licenses, Permits and Authorizations. The Transferred Entities and the Irish Seller in respect of the Specified Irish Assets have obtained, and are in compliance with, all of the Permits necessary or otherwise required under applicable Laws to permit the Transferred Entities and the Business to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the Business as currently conducted in all material respects, and Section 4.13 of the Seller Disclosure Schedule sets forth all such Permits. No written or, to the Knowledge of Seller, oral notices have been received by any member of the Seller Group or its Affiliates alleging the failure to hold any Permit by any Governmental Entity with respect to the Transferred Entities or the Business. The Transferred Entities are in compliance with all material terms and conditions of all Permits. All of the Permits are in full force and effect and will remain in full force and effect and will be available for use by the Transferred Entities immediately after the Closing.

Section 4.14 Real Property.

(a) No Transferred Entity owns any real property.

(b) No member of the Seller Group or its Affiliates owns, or has within the past three (3) years owned, any real property that is used in or otherwise related to the Business.

(c) Section 4.14 of the Seller Disclosure Schedule lists the (x) address of each real property leased, sub-leased or otherwise occupied by any Transferred Entity or, with respect to the Business, a member of the Seller Group or its Affiliates and (y) the entity party to such lease, in each case primarily related to, primarily used or primarily held for use in the conduct or operation of the Business, in each case, as the lessee (the “Business Leased Real Property”), all of which will transfer with the Transferred Entities at the Closing. Except as set forth on Section 4.14(c) of the Seller Disclosure Schedule, (i) the applicable Transferred Entity has a valid and enforceable leasehold estate in, and enjoy peaceful and undisturbed possession of, the Business Leased Real Property, subject to the Enforceability Exceptions and any Permitted Liens, (ii) no Transferred Entity or member of the Seller Group or its Affiliates has received any notice (whether written or, to the Knowledge of Seller, oral) from any lessor of such Business Leased Real Property of, nor to the Knowledge of Seller does there exist, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Business Leased Real Property and (iii) no member of the Seller Group or its Affiliates has subleased, licensed or otherwise granted any Person the right to use or occupy such Business Leased Real Property. The Seller has provided true, complete and correct copies of each Contract underlying the Business Leased Real Property, each of which is legal, valid, binding and in full force and effect and is enforceable against the parties thereto in accordance with its terms and conditions, subject to the Enforceability Exceptions.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Seller Disclosure Schedule contains a listing of all Business Intellectual Property that is the subject of registration (or application for registration), including domain names, and including as applicable: (A) the title of the item, (B) the owner(s) of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (D) the issuance, registration or application numbers and dates. The Business Intellectual Property is subsisting, valid, and, to the Knowledge of Seller, enforceable.

(b) The Transferred Entities are the sole and exclusive beneficial and record owner of all of the registered Business Intellectual Property items set forth on Section 4.15(a) of the Seller Disclosure Schedule. The Business Intellectual Property, together with any additional Intellectual Property described in the following sentence, constitutes all Intellectual Property necessary for the operation of the Business after the Closing in the manner in which the Business is currently being conducted as of the date of this Agreement. Other than Intellectual Property provided to the Transferred Entities under the Transition Services Agreement the Transferred Entities own or otherwise hold valid rights to use all Intellectual Property material to and used in or necessary for the operation of the Business. The Transferred Entities solely and exclusively own all Business Intellectual Property free of all Liens (other than Permitted Liens). Following the Closing, the Transferred Entities will continue (i) to own all Business Intellectual Property and (ii) to hold valid rights to use all Business Intellectual Property used in the Business on substantially similar terms as of immediately prior to the Closing in all material respects.

(c) (i) As of the date hereof, there are no material claims pending, threatened in writing, or to the Knowledge of Seller, orally, alleging the operation of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any other Person; (ii) as of the date hereof, none of the Transferred Entities, Seller or any other member of the Seller Group or its Affiliates has received any written notice since the date that is six (6) years prior to the date hereof alleging that the operation of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any other Person in any material respect; and (iii) the operation of the Business does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person in any material respect. To the Knowledge of Seller, in the past six (6) years, no Person has infringed, misappropriated, diluted or otherwise violated any of the Business Intellectual Property, other than immaterial Mark enforcement Actions and Uniform Domain Name Dispute Resolution Policy Actions initiated by the Transferred Entities in the ordinary course of business.

(d) (i) Where the Transferred Entities (or any Person on behalf of the Business) has authored, conceived, created, reduced to practice, or developed any Intellectual Property for a customer (a “Customization”) and either ownership of such Customization does not vest in the Transferred Entities or the Transferred Entities are not fully licensed to (including to use) such Customization without restriction, such Customization was developed to meet that customer’s specific requirements, (ii) except as would not be material, no such Customization: (A) has been provided to any other licensees or customers of the Transferred Entities or (B) is necessary for the ongoing operation of the Business, and (iii) none of the Transferred Entities have licensed, disclosed, distributed, transferred, assigned, or otherwise made available to any of its or their respective customers any Customization constituting Software that is governed by a Reciprocal License without the express prior written consent of such customer.

(e) Each of the Transferred Entities, as applicable, has taken commercially reasonable steps consistent with industry standards to protect and maintain any Trade Secrets included in the Business Intellectual Property, and (i) to the Knowledge of Seller, in the last three (3) years, no such Trade Secrets have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course pursuant to an agreement with confidentiality terms or who otherwise has a duty of confidentiality to maintain the secrecy of such Trade Secret, (ii) each Person that has had or currently has access to any Trade Secrets owned by the Transferred Entities is subject to obligations regarding the confidentiality and non-disclosure of such Trade Secrets and, (iii) to the Knowledge of Seller, no Person is in breach of any such obligation.

(f) All Intellectual Property developed by or for the Transferred Entities was conceived, invented, reduced to practice, authored or otherwise created solely by either employees of the Transferred Entities acting within the scope of their employment, or independent contractors of the Transferred Entities pursuant to agreements containing (i) the confidentiality and non-disclosure by such Person of all Trade Secrets of the Transferred Entities and (ii) an assignment (by a present tense assignment) of Intellectual Property to the Transferred Entities.

(g) All material Domain Names and Social Media Accounts used by each Transferred Entity are registered in the name of the applicable Transferred Entity and held in hosting accounts associated with a Transferred Entity email address, and all login credentials (e.g., usernames and passwords) for such accounts are under the sole control of the employees of the applicable Transferred Entity.

(h) With respect to any Third Party Component used by the Transferred Entities that constitutes Open Source Software, the Transferred Entities and its Subsidiaries are and have been in material compliance in all material respects with all applicable licenses with respect thereto. No Software that constitutes Business Intellectual Property, and to the Knowledge of Seller, no Software licensed from a third party, in each case used in connection with the Transferred Entities Products are governed by a Reciprocal License. The Transferred Entities or one of its Subsidiaries is in possession of the Source Code and Object Code to compile and operate the Transferred Entities Products and other Software that is reasonably necessary for the use, maintenance, or other exploitation of such Transferred Entities Products as currently used in, or currently under development for, the businesses of the Transferred Entities or any of its Subsidiaries. No Person other than the Transferred Entities or one of its Subsidiaries is in possession of, or has been granted any license or other right with respect to, any Source Code constituting Business Intellectual Property other than employees and independent contractors subject to the applicable obligations in Section 4.15(f). No such Source Code has been disclosed, licensed, released, distributed, escrowed or made available to or for any Person and no Person has been granted any rights thereto or agreed to disclose, license, release, deliver, or otherwise grant any right thereto under any circumstance other than employees and independent contractors subject to the applicable obligations in Section 4.15(f). No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that any such Source Code be disclosed, licensed, released, distributed, escrowed or made available to or for, or any other grant of any right be made with respect thereto, any Third Party by the Transferred Entities or any of its Subsidiaries.

(i) No Business Intellectual Property or Transferred Entities Products were (in whole or in part) authored, created, conceived, developed, or reduced to practice by or on behalf of, or with any personnel, grants, funds, facilities, Intellectual Property or other resources of a Sponsor, and no Person who was involved in, or who contributed to, the authorship, creation, conception, development, or reduction to practice of any Business Intellectual Property or Transferred Entities Products was employed by, under contract to, or performed services for any Sponsor during a period of time during which such Person was also performing services either for the Transferred Entities related to the Business Intellectual Property or Transferred Entities Products. No Sponsor has any ownership claim or exclusive right in or to any Business Intellectual Property or Transferred Entities Products, as a result of Sponsor’s role in the development thereof.

Section 4.16 Information Technology; Data Security.

(a) The Company Systems are sufficient in all material respects for the immediate and currently-anticipated needs of the Transferred Entities and the Business. In the last three (3) years, there have been no failures, breakdowns or continued substandard performance of any Company Systems which have caused the substantial disruption or interruption in or to the use of the Company Systems or the operation of the Business. The Transferred Entities take commercially reasonable steps designed to (i) safeguard the confidentiality, integrity and security of the Company Systems and the Data stored therein and (ii) ensure that all Company Systems are (A) fully functional and operate and run in a reasonable and efficient business manner in all material respects, and (B) free from any Malicious Code or material bugs. The Transferred Entities have implemented, maintained and tested adequate and commercially reasonable disaster recovery procedures and facilities for the Business and all data material to the Business has been regularly backed-up in an encrypted manner and tested for restoration. The Transferred Entities have used commercially reasonable efforts to implement security patches and upgrades that are generally available for the Company Systems.

(b) The Transferred Entities, in the last three (3) years have conducted commercially reasonable testing or audits regarding data privacy, data security, and administrative, physical, and technical safeguards, including with respect to Company Systems, at reasonable and appropriate intervals and has resolved or remediated in all material respects any issues or vulnerabilities identified. Sensitive Information is Processed by and on behalf of the Transferred Entities in an encrypted manner. The Transferred Entities utilize multi-factor authentication for all methods of remote access to Company Systems, email access, and active directory access, and all remote access software and personal computers and workstations included in the Company Systems have up to date patches for all software thereon and utilize anti-virus and full disk encryption. Each of the Transferred Entities has deployed encryption for storage and transmission of Sensitive Information with respect to all Company Systems, which encryption is consistent with the standards deployed in the industry by companies of comparable size in the same industries and geographies in which the Transferred Entities operate.

(c) The Transferred Entities have established an Information Security Program, and within the past three (3) years there have been no material violations of said Information Security Program. In the last three (3) years, the Transferred Entities (i)(x) have tested and assessed their Information Security Program on a no less than annual basis and (y) remediated all critical, high and medium risks identified by any such tests or assessments, and (ii) the Information Security Program has proven sufficient and compliant with Data Privacy and Security Requirements in all material respects. To the Knowledge of Seller, all third parties that Process any Sensitive Information on behalf of any Transferred Entity have provided guarantees, warranties or covenants in relation to such Processing, confidentiality, and security measures and have agreed to comply with such obligations in a manner that is substantially equivalent to and at least as stringent as the Information Security Program, and that is sufficient for the Transferred Entities’ compliance with all Data Privacy and Security Requirements

(d) To the Knowledge of Seller, in the last three (3) years, the Transferred Entities have not suffered a Security Incident with respect to any Company Systems and Data. There is not, and during the past three (3) years there has not been, (i) any claim pending, threatened in writing or, to the Knowledge of Seller, orally threatened against any Transferred Entity or the Business or (ii) any claim (including any complaint or enforcement notice) sent or received in writing or, to the Knowledge of Seller, orally by any Transferred Entity, in each case of clauses (i) and (ii), with respect to any Security Incident or Sensitive Information, Data Privacy and Security Requirement, or any indemnification in connection with any of the foregoing. In the past three (3) years, no Transferred Entity has been required by any Data Protection Law to notify any Person or Governmental Entity of any Security Incident. The Transferred Entities have received or obtained all necessary consents with respect to its Processing or other treatment of Data as required by the Data Privacy and Security Requirements.

Section 4.17 Data Privacy.

(a) The Transferred Entities and the Business are, and at all times in the last five (5) years have been, in compliance in all material respects with applicable Data Privacy and Security Requirements. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities and the Business, taken as a whole, all Personal Data and Data, including crowdsourced data, Personal Data collected and provided to Transferred Entities and the Business by third parties or through acquisition, has been collected, obtained, processed, transferred, disclosed, shared, stored, protected and used by the Transferred Entities and the Business in accordance with applicable Data Privacy and Security Requirements. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities and the Business, taken as a whole, the Transferred Entities and the Business have, in accordance with applicable Data Privacy and Security Requirements, (i) provided sufficient disclosures to individuals; (ii) obtained, where required, individuals’ valid consent in relation to the collection, Processing, transfer, disclosure, sharing, use and sale of their Personal Data, and, (iii) have the right to use all Personal Data in connection with their immediate and currently-anticipated future needs.

(b) The Transferred Entities and the Business maintain commercially reasonable policies, procedures, and rules regarding Processing, privacy, protection, security, data retention and data transfers that comply in all material respects with all Data Privacy and Security Requirements and to the Knowledge of the Seller, there are no facts or circumstances likely to give rise to any allegation of non-compliance with applicable Data Privacy and Security Requirements. True and complete copies of all privacy policies that have been used by the Transferred Entities have been made available to Purchaser. The transactions contemplated by this Agreement do not and will not violate or breach any Data Privacy and Security Requirement.

(c) To the Knowledge of Seller, there have been no violations of any Data Privacy and Security Requirements by any of the Business’s subcontractors, vendors, or third-party service providers in connection with the Processing of Personal Information on behalf of the Transferred Entities, and the Transferred Entities perform reasonable due diligence on such subcontractors, vendors, and third-party service providers with respect to the Processing of Personal Data, including ensuring compliance with any restrictions on access or use of such Data in certain geographies or by covered persons or entities if required under Data Privacy and Security Requirements, by Law or under contract.

(d) Except as set forth on Section 4.17(d) of the Seller Disclosure Schedule, neither a Transferred Entity nor the Business has been subject to any data protection audit by any data protection or privacy supervisory authority in the last five (5) years. Neither a Transferred Entity nor any member of the Seller Group in respect of the Business has, in the last five (5) years, received any of the following: (i) notice, request, correspondence, complaint, official notice (including an information notice, deregistration or enforcement notice), of investigation or other action under Data Protection Laws, or written other communication or allegation from any data protection or privacy supervisory authority, alleging non-compliance with Data Protection Laws, including non-compliance with an order or a temporary or definitive limitation on processing or the suspension of data flows; or (ii) data protection enforcement action (including any fines or other sanctions) claim, complaint, correspondence or other communication, action from or on behalf of a data subject or any other person alleging a breach or non-compliance with Data Protection Laws, or claiming a right to compensation under Data Protection Laws, including a claim for inaccuracy, loss or unauthorized disclosure by any Transferred Entity or the Business of personal data; or (iii) written claim, complaint, correspondence or other written communication from a party to a third- party processing agreement, claiming that there has been any event which would constitute a default by any Transferred Entity of its contractual obligations under such agreement.

(e) The Transferred Entities and the Business (i) engage and during the past five (5) years have engaged in Processing (and have taken reasonable steps to cause third parties who Process Personal Data on behalf of the Transferred Entities or the Business to engage in Processing) of Personal Data in compliance in all material respects with applicable Data Privacy and Security Requirements, and (ii) have implemented (x) reasonable safeguards designed to prevent unauthorized use or disclosure of such Data, including policies and controls designed to ensure compliance with any restrictions on access or use of such Data, including restrictions imposed by customers, contractors or third parties, restrictions to access Data from certain geographies or by covered persons or entities, if required under Data Privacy and Security Requirements, by Law or under contract and (iii) appropriate technical and organizational measures to ensure a level of security of Personal Data in accordance with Data Privacy and Security Requirements. The Transferred Entities and the Business have, with respect to all such third party Data that is subjected to any Processing directly or indirectly in connection with the respective Business or any Company System, all rights thereto necessary to conduct the operation of such Business as currently conducted. Neither the Transferred Entities nor the Business maintain Sensitive Information for longer than is necessary for the purposes for which Sensitive Information is processed, except to the extent permissible under applicable Data Privacy and Security Requirements. The Transferred Entities have (i) all authorizations and consents (whether legal, contractual, or otherwise), and have given all notices to the extent required by Law, for the Processing of Data by or on behalf of the Transferred Entities or the Business, (ii) all rights required by Law or contract to license, use, sublicense, distribute or otherwise Process Data in the manner conducted by the Business to date, and (iii) all rights required by Law or contract to collect and Process all Data used in the Business.

(f) No Transferred Entity nor any member of the Seller Group in respect of the Business has received in writing or, to the Knowledge of Seller, orally, any communication from any Person from whom it acquires, purchases, is provided, or engages in any other business relationship with respect to, any material Data to the effect that, such Person will stop or decrease the rate of, or materially alter the terms of, the business it conducts with (or the Data it provides for) the Transferred Entities or the Business. There are no suppliers of Data that are subjected to any Processing in connection with any such business or Company System with respect to which practical alternative sources of supply are not generally available on comparable terms (including price) and conditions in the marketplace. All material Data contained in the Company Systems or otherwise Processed by or on behalf of the Transferred Entities or the Business will continue to be available for Processing by and on behalf of the Transferred Entities following the Closing on terms and conditions substantially similar to those under which such Data was available for Processing by and on behalf of the Transferred Entities or the Business immediately prior to the Closing, without payment of any additional amounts or consideration.

Section 4.18 Artificial Intelligence.

(a) The Transferred Entities maintain commercially reasonable policies, procedures, and rules consistent with applicable Law for the ethical, lawful and responsible use and deployment of Artificial Intelligence and Automated Decision-Making Technology as applicable to the Business.

(b) In the last three (3) years, neither a Transferred Entity nor the Business has used or is currently using, including through the use of products or services licensed from or otherwise provided by a third-party vendor, any Artificial Intelligence or Automated Decision-Making Technology (i) for any high-risk purposes, including significant or consequential decisions concerning a Person or profiling of a Person in violation of applicable Law or (ii) to develop any material Intellectual Property intended to be owned by any Transferred Entity in a manner that would materially affect such Transferred Entity’s ownership thereof or rights therein.

(c) In the last three (3) years, the Transferred Entities and the Business have not used and do not use any material Sensitive Information to inform, prompt, train, validate, test, improve, fine-tune, develop or deploy any Artificial Intelligence or Automated Decision-Making Technology. The Transferred Entities own, or have a valid and enforceable written license to, all Intellectual Property in and to the Artificial Intelligence and Automated Decision-Making Technology developed or deployed by the Transferred Entities, including any developments, improvements or customizations to such Artificial Intelligence or Automated Decision-Making Technology. There are no material restrictions on the Transferred Entities’ exploitation or commercialization of the Artificial Intelligence or Automated Decision-Making Technology developed or deployed by the Transferred Entities.

Section 4.19 Government Contracts.

(a) Section 4.19(a)(i) of the Seller Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of the Government Contracts with an award value of $300,000 or more over its term for which the period of performance has not expired or for which final payment has not been received.

(b) Except as set forth on Section 4.19(b) of the Seller Disclosure Schedule:

(i) Each Government Contract was legally awarded, is a valid, binding and legally enforceable obligation of the parties thereto, and is in full force and effect. No Government Contract or Government Bid is currently the subject of bid or award protest proceedings.

(ii) With respect to each and every Government Contract: (A) the Transferred Entity has complied in all material respects with all terms and conditions of such Government Contract; (B) the Transferred Entity complied in all material respects with all requirements of applicable Law; (C) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were current, accurate and complete as of their effective date, the Transferred Entity complied in all material respects with all such representations and certifications, and the Transferred Entity has maintained sufficient records as required by Law or the terms of the Government Contract to demonstrate compliance with the terms and conditions of each Government Contract.

(iii) In the last three (3) years, to the Knowledge of Seller, no reasonable basis exists that could give rise to a material claim by a Governmental Entity or a prime contractor or subcontractor to a Governmental Entity for fraud (as such concept is defined under the state or federal laws of the United States) or false statements or false claims in connection with any Government Contract and no facts exist that are believed reasonably likely to lead to the institution of an investigation or audit of any Transferred Entity by a Governmental Entity related to performance of any Government Contract to which any Transferred Entity is or has been a party. Neither any Transferred Entity nor any of their respective directors or officers have been suspended or debarred, or proposed for suspension or debarment by a Governmental Entity, and, to the Knowledge of Seller, have not been subject to a finding of non-responsibility or ineligibility for contracting with the Governmental Entity.

(iv) In the last three (3) years, neither any Governmental Entity nor any prime contractor, subcontractor or other Person or entity has notified any Transferred Entity, in writing, or, to the Knowledge of Seller, orally, that any Transferred Entity has, or may have, breached or violated in any material respect any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract. In the last three (3) years, no Transferred Entity has received any written notice of termination, “show cause” or cure notice pertaining to any Government Contract.

(v) In the last three (3) years, there are (i) no outstanding claims, contract disputes for which the amount in dispute exceeds $500,000, or requests for equitable adjustment against any Transferred Entity by any Governmental Entity or by any prime contractor, higher or lower tier subcontractor, vendor or other third party arising under or relating to any Government Contract and (ii) no outstanding material disputes between any Transferred Entity on the one hand, and a Governmental Entity on the other hand, under the Contract Disputes Act or between any Transferred Entity on the one hand, and any prime contractor, higher or lower tier subcontractor, vendor or other third party on the other hand, arising under or relating to any such Government Contract or Government Bid.

(vi) Except as set forth on Section 4.19(b)(vi) of the Seller Disclosure Schedule, no Transferred Entity has represented itself as a small business, a small disadvantaged business, a woman-owned small business, a veteran owned small business, a service disabled veteran owned small business, a HUBZone small business, or a Section 8(a) business in connection with any Government Bid or Government Contract.

(c) During the past three (3) years, neither any Transferred Entity nor any of their respective officers, directors or employees or Business Employees, has been or is under indictment, or civil, administrative or criminal investigation involving a Government Contract or Government Bid, including but not limited to any allegations of defective performance or work product, mischarging, factual misstatement, failure to act or other material omission or alleged irregularity. There has not been within the last three (3) years, and there is not currently pending or threatened, any material audit, survey, review or investigation (other than routine audits) by any U.S. Governmental Entity, with respect to any alleged or actual irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid that could reasonably be expected to give rise to: (i) liability under the federal False Claims Act; (ii) a claim for price adjustment under 41 U.S.C. chapter 35, Truthful Cost or Pricing Data, or (iii) any request for a reduction in the price of any Government Contract resulting from a violation of 41 U.S.C. chapter 35, Truthful Cost or Pricing Data. During the last three (3) years, no Transferred Entity has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid that could reasonably be expected to give rise to (A) liability under the federal False Claims Act, (B) a claim for price adjustment under 41 U.S.C. chapter 35, Truthful Cost or Pricing Data, or (C) any request for a reduction in the price of any Government Contract.

(d) Neither any Transferred Entity, nor any director, manager, or officer thereof or other Business Employee, nor to the Knowledge of Sellers, any employee or Person acting for or on behalf of any Transferred Entity, has, within the past three (3) years: (i) used any funds for unlawful contributions, gifts, gratuities, entertainment or other unlawful expenses related to political activity; (ii) made any payment or offered, promised or authorized the payment of anything of value to any government official or employee or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business or direct business to any Person in violation of Law; (iii) made any other payment in violation of Law to any official of any Governmental Entity, including but not limited to, bribes, gratuities, kickbacks, lobbying expenditures, political contributions or contingent fee payments; or (iv) violated any applicable money laundering or anti-terrorism Law or regulation, nor have any of them otherwise taken any action which would cause any Transferred Entity to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

(e) No Transferred Entity has received during the past three (3) years written notice of any government or prime contractor past performance evaluations or ratings of less than satisfactory in the Contractor Performance Assessment Reporting System (or analogous prime contractor performance assessment system) in connection with the Government Contracts.

(f) No Transferred Entity holds any facility security clearance and no security clearances are required to perform any Government Contract or Government Bid.

Section 4.20 Environmental Matters.

(a) Except as set forth on Section 4.20 of the Seller Disclosure Schedule or as would not reasonably be expected to, individually or in the aggregate, be material to the Transferred Entities or the Business, taken as a whole,

(i) The Transferred Entities and the Business are, and for the last three (3) years have been, in compliance with all applicable Environmental Laws;

(ii) The Transferred Entities hold, and are, and for the last three (3) years have been, in compliance with, all of the Permits required under applicable Environmental Laws to permit the Transferred Entities to operate their facilities in the manner in which they are now operated and to conduct the Business as currently conducted;

(iii) To the Knowledge of Seller, no Hazardous Materials have been Released by any Transferred Entity or the Business, in a quantity or manner that has resulted in contamination of the soil, groundwater, surface water or structures that requires such Transferred Entity or the Business to conduct investigation, removal, remediation or other response action under applicable Environmental Laws; and

(iv) There are no claims or notices (whether written or, to the Knowledge of Seller, oral) of violation pending or, to the Knowledge of Seller, threatened against the Transferred Entities alleging violations of or liability under any Environmental Law.

Section 4.21 Absence of Changes.

(a) From the Latest Balance Sheet Date through the date of this Agreement, there has not been any result, occurrence, fact, change, event or effect that has had, or would reasonably be expected to have any Business Material Adverse Effect.

(b) Except as set forth on Section 4.21 of the Seller Disclosure Schedule, from the Latest Balance Sheet Date through the date of this Agreement, (i) the Business has been operated in the ordinary course of business in all material respects and (ii) neither the Transferred Entities nor any other member of the Seller Group or its Affiliates (but solely in respect of the Business) has taken or agreed to take any action that would, if taken between the date hereof and the Closing Date, be prohibited by Section 6.4 without Purchaser’s consent.

Section 4.22 Affiliate Matters. Except for the Ancillary Agreements or as set forth on Section 4.22 of the Seller Disclosure Schedule, no member of the Seller Group nor any of its respective Affiliates (excluding the Transferred Entities) or any of their respective current or former managers, directors, officers, partners, members, equityholders or employees (each, a “Transferred Company Affiliate”), (a) is a party to or otherwise bound by any Contract with the

Transferred Entities or that pertains to the Business other than any entered into in the ordinary course of business between a Transferred Entity and any Person who is an officer, manager, director or employee of a Transferred Entity, including any employment, non-competition, non-solicitation, confidentiality or other similar agreements (each, an “Affiliate Agreement”), (b) has borrowed money from or loaned money to a Transferred Entity or (c) owns, leases, or has any economic or other right, license, title or interest in or to any asset, that is owned, used, or held for use by or necessary or material to the operation of any of the Business.

Section 4.23 Customer; Vendor Contracts. Section 4.23 of the Seller Disclosure Schedule sets forth a list of (a) the top ten (10) customers of the Business (based on the approximate total revenues attributable to such customers) for the fiscal year ended December 31, 2025 (each a “Material Customer”, and collectively, the “Material Customers”), showing the approximate total sales to each such customer during the applicable period and (b) the top ten (10) suppliers and vendors to the Business (based on total amount purchased from such supplier or vendor) for the fiscal year ended December 31, 2025 (each a “Material Vendor”, and collectively, the “Material Vendors”), showing the approximate total spend by the Business from each such supplier or vendor during the applicable period. From January 1, 2025, through the date of this Agreement, (a) no Material Customer or Material Vendor has canceled or otherwise terminated or provided written notice of an intention to do so, or to the Knowledge of Seller, intends to cancel or terminate its relationship with the Business (b) no Material Customer or Material Vendor has decreased materially or, to the Knowledge of Seller, provided written, or to the Knowledge of Seller, oral, notice of an intention to decrease materially its business with the Business, has materially modified, or to the Knowledge of Seller, has provided written, or to the Knowledge of Seller, oral, notice of an intention to modify materially its relationship with the Business (except in the ordinary course of business) and (c) no Material Customer or Material Vendor has provided written notice of non-renewal or intent to materially amend the terms of any applicable Contract. No Material Customer has submitted a written breach of contract, indemnification or similar claim against any member of the Seller Group with respect to the Business.

Section 4.24 Accounts Receivable. All accounts and notes receivable reflected on the unaudited combined balance sheet of the Business as of December 31, 2025 are bona fide receivables arising in the ordinary course of business and are collectible in the ordinary course of business (net of allowances for doubtful accounts reflected on the Business Financial Statements). There are no Liens (other than Permitted Liens) on such receivables or any part thereof and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables by any member of the Seller Group or its Affiliates in respect of the Business.

Section 4.25 Inventory. All inventory of the Transferred Entities reflected in the Business Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which reserves have been established in accordance with GAAP. All such inventory is owned by the Transferred Entities free and clear of all Liens other than Permitted Liens, and no inventory is held on a consignment basis. The inventory is reflected on the Business’s books and records in accordance with GAAP at the lower of cost or net realizable value. The inventory does not constitute an amount of inventory in excess of the amount reasonably expected to be sold during the 12 month period following the Closing without material discounting. Seller has no knowledge of any facts or circumstances that would reasonably be expected to result in a material write down of inventory after the Closing.

Section 4.26 Product Liability. During the past three (3) years, each product designed, manufactured, developed, tested, sold, leased, licensed, marketed, delivered or provided by the Business or the Transferred Entities (the “Products”) and each service performed by the Business or the Transferred Entities has been in conformity, in all material respects, with all applicable Contracts (and all express and implied warranties set forth in any such Contract), product specifications and safety requirements applicable to the Transferred Entities, Laws, and, to the extent applicable, implied warranties of the Transferred Entities, and none of the Transferred Entities or the Business has any material liability for replacement or repair of any Product or other damages in connection therewith (excluding customer claims for normal rework in the ordinary course of business in scope and amount none of which would be, individually or in the aggregate, material to the Business or the Transferred Entities, taken as a whole), other than as expressly set forth in the reserve for product warranty claims on the face of the Business Financial Statements.

Section 4.27 Bank Accounts. Section 4.27 of the Seller Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Transferred Entities has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship (collectively, the “Bank Accounts”), and (b) a true and complete list and description of each such Bank Account, indicating in each case the account number and the names of the respective Representatives of the Seller Group having signatory power with respect thereto. There are no Persons holding general or special powers of attorney from the Seller Group. The Bank Accounts are not subject to any Liens.

Section 4.28 Brokers’ Fees. Except as set forth on Section 4.28 of the Seller Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which any Transferred Entity, Purchaser or any of their Affiliates would be liable following the Closing and based upon arrangements made by Seller or any of its Affiliates.

Section 4.29 No Additional Representation or Warranties. Except as set forth in Article III and this Article IV or in any Ancillary Agreement or certificate or other instrument required to be delivered hereunder or thereunder, none of Seller, its Affiliates or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Seller, the Transferred Entities or their respective Affiliates, or the Business. Any such other representation or warranty is hereby expressly disclaimed. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Seller in Article III and this Article IV or in any Ancillary Agreement or certificate or other instrument required to be delivered hereunder or thereunder, none of Seller, its Affiliates or any of its or their Representatives makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate or budget of future results or future financial condition relating to Seller, any of the Transferred Entities or the Business, or (b) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of Seller, any of the Transferred Entities or the Business, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

REGARDING PURCHASER

Except as set forth in the disclosure schedule delivered to Seller prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Purchaser Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, Purchaser hereby represents and warrants to Seller as follows:

Section 5.1 Organization and Qualification. Purchaser and each Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement is a legal entity duly organized, validly existing and in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) under the Laws of the jurisdiction of its organization and Purchaser and each Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.2 Authority. Purchaser and each Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement has all necessary corporate or similar power and authority, and has taken (or by the Closing, in respect of documents to be executed at the Closing, will have taken) all corporate or similar action necessary, to execute, deliver and perform this Agreement and, at the Closing, the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent such Person is or will be a party to such Contract, in accordance with the terms hereof and thereof. No vote or other approval of the equityholders of Purchaser or any Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the Organizational Documents of Purchaser or any Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes, and each Ancillary Agreement when executed and delivered by Purchaser or its applicable Affiliates, assuming the due authorization, execution and delivery of such Ancillary Agreement by Seller or the applicable member of the Seller Group or Transferred Entity, will constitute, a valid, legal and binding agreement of Purchaser and/or its applicable Affiliates, enforceable against Purchaser and/or such Affiliates in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3 No Conflicts.

(a) No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser or any of its Affiliates for the execution, delivery and performance by Purchaser and/or its Affiliates, as applicable, of this Agreement or any Ancillary Agreement or the consummation by Purchaser and/or its Affiliates, as applicable, of the transactions contemplated hereby or thereby, except (i) compliance with any applicable requirements of any applicable Regulatory Laws, or (ii) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Assuming compliance with the items described in Section 5.3(a), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Purchaser or any of its Affiliates is a party, nor the consummation by Purchaser and/or its Affiliates, as applicable, of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach, violation or infringement of any provision of the respective Organizational Documents of Purchaser or its Affiliates, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under or give any Third Party the right to modify, cancel, terminate, suspend, revoke, accelerate, give rise to a loss of benefits or increase any obligation under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Affiliates or any of their respective properties or assets are bound, or (iii) violate any Law applicable to Purchaser or any of its Affiliates or any of their respective properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.4 Litigation. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its Affiliates except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and (b) neither Purchaser nor any of its Affiliates is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.5 Broker’s Fee. Except as set forth in Section 5.5 of the Purchaser Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in respect of arrangements made by or on behalf of Purchaser or any of its Affiliates for which any member of the Seller Group (other than the Transferred Entities) could become liable or obligated after the Closing in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.6 Sufficient Funds. Purchaser has available and will have available at the Closing the funds necessary for the payment of all amounts payable pursuant to this Agreement in connection with or as a result of the Sale.

Section 5.7 Investment Decision. Purchaser is acquiring the Securities for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Securities. Purchaser acknowledges that the Securities have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Securities may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 5.8 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Transferred Entities and the Business, which investigation, review and analysis were done by Purchaser and its Representatives. Purchaser hereby acknowledges and agrees that except as expressly set forth in Article III or Article IV of this Agreement or in any Ancillary Agreement or certificate or other instrument delivered hereunder or thereunder none of Seller, the Transferred Entities, their respective Affiliates or any of their respective Representatives or any other Person has made any representation or warranty to Purchaser, its Affiliates or any of their respective Representatives or equityholders or any other Person with respect to any information relating to Seller, the Transferred Entities or the Business, including any information, documents or material made available to Purchaser, its Affiliates or their respective Representatives, whether orally or in writing, in any data room (including the Data Room), any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Purchaser, its Affiliates or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Transferred Entities and the Business without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in Article III or Article IV of this Agreement or in any Ancillary Agreement or certificate or other instrument required to be provided hereunder or thereunder.

Section 5.9 No Other Representations or Warranties. Except for the representations and warranties of Seller contained in Article III or Article IV or in any Ancillary Agreement or certificate delivered pursuant to this Agreement, none of Seller or any Affiliate thereof, or any other Person or entity on behalf of Seller or any Affiliate thereof, has made or makes any representation or warranty, whether express or implied, with respect to the Business, Seller, the Transferred Entities, the Specified Irish Assets, or any of their respective Affiliates, businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information (or any omissions therefrom) provided or made available to Purchaser or its Affiliates any of their respective Representatives by or on behalf of Seller or any Affiliate or Representative thereof. Notwithstanding the foregoing, nothing in this Agreement shall limit Purchaser’s remedies in connection with a claim for Losses resulting from Fraud.

Section 5.10 No Additional Representation or Warranties. Except as set forth in this Article V or in any Ancillary Agreement or certificate or other instrument required to be provided hereunder or thereunder, none of Purchaser, its Affiliates or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Purchaser or its Affiliates. Any such other representation or warranty is hereby expressly disclaimed.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1 Access to Books and Records.

(a) After the date of this Agreement until the Closing, and subject to the requirements of applicable Law, Seller shall, and shall cause the Transferred Entities to, afford to Purchaser and its Representatives reasonable access to (i) the facilities, books and records, Business Material Contracts and key employees of the Business, the Transferred Entities and the Specified Irish Assets and (ii) such additional financial and operating data and other information relating to the Business, the Transferred Entities and the Specified Irish Assets, under the supervision of the personnel of Seller or its Subsidiaries, during normal business hours and in accordance with the reasonable procedures established by Seller, in each case, as is reasonably requested in writing by Purchaser or its Representatives for purposes of integration planning and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; provided that none of Seller or the Transferred Entities shall be required to make available Business Employee personnel files until after the Closing Date; provided, further, that Seller and the Transferred Entities shall not be required to make available medical records, workers compensation records, the results of any drug testing or other sensitive or personal information if doing so could result in a violation of applicable Law. Notwithstanding anything to the contrary contained in this Section 6.1(a), Seller and the Transferred Entities may withhold any document (or portions thereof) or information in accordance with the Access Limitations; provided, that Seller and Purchaser shall use commercially reasonable efforts to identify and pursue a permissible method (such as a “clean room” arrangement) of providing such disclosure without violating such Access Limitations. All information and documents provided pursuant to this Section 6.1(a) will be subject to the Confidentiality Agreement, and Purchaser acknowledges and agrees that it has and will continue to abide by, and will cause its Representatives to continue to abide by, the terms of such Confidentiality Agreement.

(b) Purchaser agrees that any access granted under Section 6.1(a) shall not interfere unreasonably with the operation of the Business or any other business of Seller or its Affiliates. Purchaser and its Affiliates and its and their respective Representatives shall not communicate directly with any of the employees, material customers, material suppliers and other known material business relations of Seller or its Affiliates (other than (i) in the ordinary course of business and unrelated to the transactions contemplated by this Agreement and the Ancillary

Agreements, (ii) with business contacts of Purchaser, (iii) communications issued in compliance with Section 6.6 or (iv) with the individuals set forth on Section 6.1(b) of the Seller Disclosure Schedule) without the prior written consent of Seller. Purchaser shall direct any request for access by Purchaser or its Representatives pursuant to this Section 6.1 to the individuals set forth on Section 6.1(b) of the Seller Disclosure Schedule.

(c) At and after the Closing, Purchaser shall, and shall cause its Subsidiaries to, afford Seller and its Representatives, during normal business hours, upon reasonable notice, access (for purposes of examining and copying) to the books and records and key employees of each Transferred Entity and the Business with respect to periods or occurrences prior to or on the Closing Date to the extent that such access may be reasonably requested in connection with Seller’s accounting, Tax or legal defense, including in connection with the preparation of financial statements, any potential Action or investigation by or before a Governmental Entity (including in connection with the matters covered under Section 6.10) and SEC or other Governmental Entity reporting obligations (in each case of the foregoing, other than any disputes, litigation or other action or proceeding between the parties), in each case, in a manner so as not to unreasonably interfere with the normal operations of the business of such party or its Subsidiaries; provided that nothing in this Agreement shall limit any rights of discovery of any party or its Affiliates. Notwithstanding anything to the contrary contained in this Section 6.1(c), each party may withhold any document (or portions thereof) or information in accordance with the Access Limitations; provided, that Seller and Purchaser shall use commercially reasonable efforts to identify and pursue a permissible method (such as a “clean room” arrangement) of providing such disclosure without violating such Access Limitations.

(d) If at any time during the seven (7) years from the Closing Date, if either party or its Subsidiaries or Representatives desires to destroy or dispose of any books and records of any Transferred Entity or the Business existing on the Closing Date relating to periods prior to the Closing Date, such party shall offer first in writing at least thirty (30) days prior to such destruction or disposition to allow such other party to make copies of any such books and records or such portions thereof as may be reasonably requested for one of the purposes set forth in Section 6.1(c).

(e) Section 6.1 shall not apply to Taxes or Tax matters, which are the subject of Article VIII.

Section 6.2 Confidentiality.

(a) For a period of five (5) years from and after the Closing, or, solely with respect to Trade Secrets, for so long as such Trade Secret remains a trade secret under applicable Law, Parent shall, and shall cause each other member of the Seller Group (other than the Transferred Entities) and their respective Representatives to, hold in confidence and not disclose any nonpublic information, whether written, oral or otherwise (“Sensitive Business Information”), to the extent relating to the Business; provided that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to such member of the Seller Group from and after the Closing from a third-party source that is not known (after reasonable inquiry) by the Seller Group or its Representatives to be under any obligations of confidentiality (whether legal, contractual or otherwise) with respect to such information, (ii) that is in the public domain or enters into the public domain other than as a result of a violation by the Seller Group or any of its Representatives or Affiliates of this Section 6.2(a), (iii) to the extent used by any member of the Seller Group to comply with the terms of this Agreement or any of the Ancillary Agreements or any other Contract between a member of the Seller Group, on the one hand, and Purchaser or any of its Affiliates, on the other hand, or (iv) that such member of the Seller Group is advised by its counsel is required by Law to disclose; provided, that in the case of the foregoing clause (v), such member of the Seller Group or its applicable Representative shall (A) disclose only that portion of such Sensitive Business Information which such Person is advised by its counsel is legally required to be disclosed, (B) cooperate with Purchaser (at its expense) to obtain a protective order or other confidential treatment with respect to such Sensitive Business Information and (C) provide Purchaser with a reasonable opportunity to review and comment on such disclosure in advance.

(b) For a period of five (5) years from and after the Closing Date, or, solely with respect to Trade Secrets, for so long as such Trade Secret remains a trade secret under applicable Law, Purchaser shall, and shall cause its Subsidiaries (including the Transferred Entities) to, hold in confidence and not use for any purpose any Sensitive Business Information to the extent exclusively relating to the Retained Businesses; provided that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Purchaser or any of its Subsidiaries from and after the Closing from a third-party source that is not known (after reasonable inquiry) by Purchaser or its applicable Subsidiaries or Representatives to be under any obligations of confidentiality (whether legal, contractual or otherwise) with respect to such information, (ii) that is in the public domain or enters into the public domain other than as a result of a violation by Purchaser or any of its Subsidiaries or Representatives of this Section 6.2(a), (iii) to the extent used by Purchaser or any of its Subsidiaries to comply with the terms of this Agreement or any of the Ancillary Agreements or any other Contract between Purchaser or any of its Subsidiaries, on the one hand, and any member of the Seller Group, on the other hand, (iv) that is, following the Closing, independently developed or derived by Purchaser or any of its Subsidiaries without use of or reference to such Sensitive Business Information or (v) that Purchaser or any of its Subsidiaries is advised by its counsel is required by Law; provided, that in the case of the foregoing clause (v), Purchaser or its applicable Subsidiary or Representative shall (A) disclose only that portion of such Sensitive Business Information which such Person is advised by its counsel is legally required to be disclosed, (B) cooperate with the Seller Group (at its expense) to obtain a protective order or other confidential treatment with respect to such Sensitive Business Information and (C) provide the Seller Group with a reasonable opportunity to review and comment on such disclosure in advance.

(c) The terms of the Confidentiality Agreement shall continue in full force and effect until the Closing, or, in the event of the valid termination of this Agreement in accordance with its terms; provided, that, notwithstanding anything to the contrary contained in this Agreement, the parties agree that the Confidentiality Agreement, and all rights and obligations set forth therein, shall terminate immediately as of the Closing and thereafter cease to be of any further force or effect.

Section 6.3 Required Actions.

(a) Purchaser, Seller and Parent shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and use their respective reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in an expeditious manner the Sale and the other transactions contemplated by this Agreement, including using their respective reasonable best efforts in (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Sale and the other transactions contemplated by this Agreement, (ii) the taking of all actions necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Purchaser or Seller or any of their respective Affiliates in connection with the Sale and the other transactions contemplated by this Agreement or otherwise become applicable to the transactions contemplated by this Agreement (“Regulatory Approvals”) and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Additionally, each of Seller, Parent and Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and use their respective reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to fulfill all conditions precedent to this Agreement. Neither party shall withdraw any filing under any Regulatory Laws or commit to agree with any Governmental Entity to take any action or non-action that may have the effect of delaying the Closing without the written consent of the other party, provided, that Purchaser may “pull and refile” its filing under the HSR Act one time pursuant to 16 C.F.R. § 803.12.

(b) Prior to the Closing, to the extent not prohibited by applicable Law, Purchaser, Parent and Seller shall each keep the other apprised of the status of matters relating to the completion of the Sale and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 6.2, to the extent not prohibited by applicable Law, each of Seller and Purchaser shall promptly consult with the other party to provide any necessary information with respect to all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement, the Sale and the other transactions contemplated by this Agreement. Subject to the Confidentiality Agreement and Section 6.2, to the extent not prohibited by applicable Law, each party to this Agreement shall promptly inform the other party to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party of) any substantive communication from any Governmental Entity regarding the Sale or the other transactions contemplated by this Agreement, and permit the other party to review and discuss reasonably in advance, and consider in good faith the views of the other party in connection with, any proposed written or oral communication, correspondence or submission with or to any such Governmental Entity or other such Person. If any party to this Agreement or any Representative of such party receives a request for additional information or documentary material from any Governmental Entity with respect to the Sale or the other transactions contemplated by this Agreement, then such party will make, or cause to be made, promptly and after consultation with the other party to this Agreement, an appropriate response to such request. Purchaser or its Representatives, on one hand, and Seller, Parent or their

Representatives, on the other hand, shall not participate in any meeting with any Governmental Entity in connection with this Agreement or the Sale, or with any other Person in connection with any Action by a private party relating to any Regulatory Laws in connection with this Agreement or the Sale, or make oral submissions at meetings or in telephone or other conversations, unless it consults with the other party reasonably in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Purchaser and Seller may withhold or redact materials pursuant to reasonable privilege or confidentiality concerns. The parties shall jointly determine the strategy to be employed in seeking to remove impediments to the Closing under Regulatory Laws, provided, that in the event of a disagreement between the parties, Purchaser shall make the final determination after considering Parent and Seller’s views in good faith. Parent and Seller shall not propose, negotiate, commit to or effect any remedial action, or otherwise agree with a Governmental Entity with respect to the timing of the consummation of the transactions contemplated hereby without the prior written consent of Purchaser.

(c) Purchaser and Seller shall file or cause to be filed, as promptly as practicable, all mandatory filings and notifications under Regulatory Laws, (and in any event no later than twenty-five (25) Business Days after the date of this Agreement with respect to the filing under the HSR Act and no later than twenty (20) Business Days after the date of this Agreement with respect to filings and notifications under other applicable Regulatory Laws), and Purchaser shall be responsible for all filing fees under the HSR Act and any other Regulatory Laws.

(d) The Business produces, designs, tests, manufactures, fabricates, or develops (a) one or more “critical technologies” as such term is defined in 31 C.F.R. § 800.215 that are eligible for export, reexport, transfer (in-country) or retransfer to a non-government end user located or headquartered in Ireland pursuant to 31 C.F.R. § 800.401(e)(6)(ii) and the license exception described at 15 C.F.R. § 740.17(b) and (b) one or more “critical technologies” as such term is defined in 31 C.F.R. § 800.215 that will become eligible for export, reexport, transfer (in-country) or retransfer to a non-government end user located or headquartered in Ireland pursuant to 31 C.F.R. § 800.401(e)(6)(ii) and the license exception described at 15 C.F.R. § 740.17(b) immediately upon the submission by the Parent of a classification request with respect to such critical technology to the Bureau of Industry and Security (“BIS”) in accordance with 15 C.F.R. § 740.17(d) (the “Business Critical Technology”). As promptly as reasonably practicable, but in any event before the Closing, the Seller Group shall submit a classification request to BIS in accordance with 15 C.F.R. § 740.17(d) with respect to the Business Critical Technology.

Section 6.4 Conduct of Business.

(a) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as otherwise expressly required or expressly contemplated by this Agreement, Section 6.7, Section 6.8, Section 8.3(c) or the Pre-Closing Reorganization, (ii) as required by or to comply with any applicable Law, (iii) to the extent relating to any Retained Business, (iv) as disclosed in Section 6.4(a) of the Seller Disclosure Schedule or (v) as otherwise consented to by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Seller Group and the Transferred Entities to, in each case, solely with respect to the Business:

(i) (x) use commercially reasonable efforts to conduct the Business in the ordinary course of business in all material respects; provided, that (A) no action taken by Seller or any Transferred Entity to the extent expressly permitted by an exception to any of Section 6.4(a)(ii) through Section 6.4(a)(xviii) shall be a breach of this Section 6.4(a)(i) and (B) Seller’s or any Transferred Entity’s failure to take any action prohibited by any of Section 6.4(a)(ii) through Section 6.4(a)(xviii) shall not be deemed to be a breach of this Section 6.4(a)(i); and (y) use commercially reasonable efforts to (A) maintain and preserve the Business and (B) maintain and preserve the Business’s and Transferred Entities’ relationships with officers, key employees, and consultants, material customers, suppliers, vendors, and regulatory authorities and others having material business relationships with the Business;

(ii) not (w) amend their Organizational Documents (other than ministerial changes in a manner not adverse to Purchaser), (x) split, combine or reclassify their outstanding Equity Interests, (y) declare, set aside or pay any non-Cash dividend or non-Cash distribution to any Person other than a Transferred Entity or (z) redeem or otherwise acquire any Equity Interests of the Transferred Entities;

(iii) other than to a Transferred Entity, not authorize, issue, sell, pledge, grant, encumber or dispose of, or agree to authorize, issue, sell, pledge, grant, encumber or dispose of, any Equity Interests (other than pledges existing on the date hereof to be released at Closing);

(iv) not (x) enter into any new line of business or (y) abandon or discontinue any existing lines of business;

(v) not adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, or bankruptcy or reorganization;

(vi) not (x) incur any indebtedness for borrowed money (other than intercompany indebtedness, or any borrowings under revolving credit facilities or Indebtedness that may be prepaid at or prior to Closing); (y) make any acquisition of any assets or businesses in excess of $1,000,000 in the aggregate other than acquisitions of supplies, equipment or other assets for the purpose of being used in the ordinary course of business or any capital expenditure (which is governed by Section 6.4(a)(xiii)), or (z) sell or dispose of any assets or businesses in excess of $1,000,000 in the aggregate other than in the ordinary course of business with respect to inventory or obsolete equipment;

(vii) not make any loans, advances or capital contributions to, or guarantees for the benefit of, or investments in, any other Person or cancel or forgive any debts owed to or claims held by it, other than advances to employees in the ordinary course of business consistent with past practice not to exceed $50,000 individually or $250,000 in the aggregate;

(viii) not mortgage, pledge or subject to any Lien (other than Permitted Liens) any Specified Irish Asset or asset of a Transferred Entity;

(ix) except (x) as may be required by applicable Law or any Seller Benefit Plan or Transferred Entity Benefit Plan or (y) for any grant for which the Seller Group would be economically responsible under this Agreement, not pay or provide to any Business Employee whose annual base salary exceeds $150,000 any increase or change in compensation or benefits, including severance or termination pay;

(x) (t) hire any new employees or engage any new independent contractors, unless such hiring or engagement is in the ordinary course of business and is with respect to employees or contractors having an annual base salary not reasonably expected to exceed $150,000, (u) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement, enter into or amend any Contracts of employment or any contractor, consulting, bonus, severance, retention, change in control, retirement or similar agreement, except for employment agreements or offer letters for newly hired employees in the ordinary course of business with an annual base salary not to exceed $150,000, (v) except as required by any Transferred Entity Benefit Plan made available to Purchaser, enter into or adopt any new, or materially increase compensation or benefits under, materially amend or terminate any existing material Transferred Entity Benefit Plan, (w) take any action to cause to accelerate the payment, funding, right to payment or vesting of any compensation or benefits (except as required pursuant to this Agreement), (x) terminate (other than for cause) the employment or services of any Business Employee or independent contractor of a Transferred Entity or any of its Subsidiaries with an annual base salary that exceeds $150,000, (y) transfer the employment of any Business Employee to any entity that is not a Transferred Entity, or transfer to a Transferred Entity any employee of another entity, or (z) grant or announce any equity-based or other long-term incentive awards;

(xi) not make any change to its methods of financial accounting, except as required by a change in, or to comply with, GAAP (or any authoritative interpretation thereof) or applicable Law;

(xii) not delay, postpone or cancel the payment of any accounts payable or any other Liability, agree or negotiate with any party to extend the payment date of any accounts payable or accelerate the collection of any accounts or notes receivable or otherwise materially change any of its practices with respect to payables, receivables or cash management, in each case, outside of the ordinary course of business consistent with past practice;

(xiii) except as set forth in the capital budget of the Business made available to Purchaser prior to the date hereof and set forth on Section 6.4(a)(xiii) of the Seller Disclosure Schedule, not commit or authorize any commitment to make any capital expenditures in excess of $3,000,000 in the aggregate;

(xiv) not (x) merge or consolidate with any Person or agree to merger or consolidate with any Person, (y) enter into any new joint ventures, strategic alliance, partnership, profit sharing arrangement or similar arrangement or (z) form a Subsidiary;

(xv) not (v) file any material amended Tax Return, enter into any closing agreement, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to any Transferred Entity, (w) make, change or revoke any material Tax election, (x) change any annual accounting period for Tax purposes, (y) adopt or change any material method of accounting for Tax purposes, or (z) settle or concede any claim or assessment in respect of a material amount of Taxes, in each case other than (A) in the case of any action relating to any Consolidated Tax Return, (B) as required by applicable Law (including to conform to the provisions of the OBBBA that apply to Pre-Closing Tax Periods) or (C) to make elections for Pre-Closing Tax Periods permitted under the OBBBA with respect to bonus depreciation or research or development credits;

(xvi) not (x) sell, assign, transfer, license, abandon, waive, permit to lapse or otherwise dispose of any material Business Intellectual Property except for non-exclusive licenses granted in the ordinary course of business consistent with past practice or the expiration of registered or issued Business Intellectual Property at the end of the maximum statutory term; or (y) disclose any Trade Secrets included as part of the Business Intellectual Property to any Person that is not subject to a legally-binding confidentiality obligation with respect thereto;

(xvii) not (1) amend, modify, renew, terminate (other than in accordance with its terms), cancel or waive any material right under any Business Material Contract in a manner that is adverse to the Business or (2) enter into any Contract that if in effect on the date hereof would be a Business Material Contract, other than, in the case of each of clause (1) and clause (2), in the ordinary course of business;

(xviii) not settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Entity, against any Transferred Entity, in each case, other than settlements or compromises of any Action in the ordinary course of business or where the amount paid in settlement or compromise (in excess of amounts covered by a third-party indemnity or insurance) does not exceed $300,000 in the aggregate, it being agreed and understood that this clause (xi) shall not apply with respect to Tax matters, which shall be exclusively governed by Section 6.4(a)(xv); or

(xix) authorize, resolve to take or agree (in writing or otherwise) to take any action not permitted to be taken pursuant to this Section 6.4(a).

(b) Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Seller’s or any of its Affiliates’ (including, prior to the Closing the Transferred Entities’) businesses or operations. Notwithstanding anything to the contrary herein, none of the limitations set forth in this Section 6.4(a) shall limit in any manner Parent’s and its Subsidiaries’ (other than the Transferred Entities) ability to operate the Retained Business.

(c) From immediately prior to the Calculation Time through the Closing, the Transferred Entities shall not pay any cash dividend, distribution or other payment to Seller or any Affiliate of Seller other than any payments required to be made under the terms of this Agreement.

In addition, notwithstanding any other provision herein to the contrary, from and immediately prior to the Calculation Time through the Closing, the Transferred Entities shall not repay any Closing Indebtedness. For the avoidance of doubt, nothing contained herein shall restrict the payment or other distribution of sales proceeds in respect of the Sale.

Section 6.5 Consents; Shared Contracts.

(a) Without limiting Section 6.3 in any respect, Parent, Seller and Purchaser shall, and shall cause their respective Representative to, use reasonable best efforts, and reasonably cooperate with each other, to give any notices to, and obtain any consents required from, Third Parties, including for the avoidance of doubt those set forth on Section 6.5 of the Seller Disclosure Schedule, in connection with the consummation of the transactions contemplated by this Agreement at or prior to the Closing (any such contract a “Consent Contract”); provided, that obtaining any such consents in and of itself shall not be a condition to Closing (except as expressly set forth in Article IX). Purchaser shall be provided with a reasonable opportunity prior to distribution, to review and comment on all substantive consent materials to be distributed to any contractual counterparty (with such comments to be considered by the Seller Group for inclusion in good faith).

(b) Prior to the Closing, each of Parent, Seller and Purchaser shall use its reasonable best efforts, and shall cooperate reasonably with the other and cause each of their respective Representatives to do the same, to cause each Shared Contract to be replaced, divided, separated, modified, novated or replicated (in whole or in part), (any such replacement, division, separation, modification, novation or replication, an “Effective Split”) effective as of the Closing, such that either a Transferred Entity, Purchaser or an Affiliate of Purchaser is to receive the post-Closing rights and benefits, and bear the post-Closing obligations and burdens under each such Shared Contract to the extent that such post-Closing rights, benefits, liabilities and obligations are related to the Business and that Seller or its applicable Affiliate is to receive the rights and benefits, and bear the obligations and burdens under such Shared Contract to the extent that such rights, benefits, liabilities and obligations are related to the Retained Business; provided, that in no event shall the parties be obligated to take any action pursuant to this Section 6.5(b) that would constitute a breach or violation of any applicable Law or the applicable Shared Contract.

(c) The parties shall, (x) with respect to any Consent Contract in the event the applicable consent is not obtained as of the Closing and (y) to the extent Purchaser and Seller have not implemented or are unable to implement an Effective Split of a Shared Contract as of the Closing Date, except as otherwise agreed in writing by Seller and Purchaser or as otherwise provided in this Agreement or any Ancillary Agreement, until the earlier of twelve (12) months following the Closing Date and the expiration or termination date of the applicable Shared Contract or Consent Contract, Parent, Seller and Purchaser shall (and shall cause their Representatives to) use reasonable best efforts to obtain or structure an arrangement designed to provide either a Transferred Entity, Purchaser or an Affiliate of Purchaser the right to receive the rights and benefits, and bear the obligations and burdens, of such Consent Contract or the portion of any such Shared Contract to the extent relating to the Business, on the one hand, and the Seller or its Affiliate, on the other hand, the right to receive the rights and benefits, and bear the obligations and burdens, under such Consent Contract or portion of such Shared Contract to the extent relating to the Retained Business, on the other hand, in each case, that the applicable party would have obtained or borne had the Shared Contract been replaced with an Effective Split at the Closing or the applicable consent been received with respect to a Consent Contract; provided that Seller and its Representatives shall not be required to take any action that would constitute a breach or other contravention of the rights of any Person(s), be ineffective under, or contravene, applicable Law or any such Shared Contract or materially adversely affect the contractual rights of Seller or any of its Affiliates; provided, further, that Parent and Seller shall not agree to terminate, cancel, extend, amend, modify, accelerate or waive any right with respect to any such Consent Contract or Shared Contract without the prior written consent of Purchaser. With respect to the rights, benefits, obligations and liabilities pursuant to, under or relating to any Shared Contract, from and after the Closing, such rights, benefits, obligations and liabilities shall be allocated between (i) Seller, on the one hand, to the extent arising out of or relating to the Retained Businesses, and (ii) Purchaser and the Transferred Entities, on the other hand, to the extent arising out of or relating to the Transferred Entities or the Business. Notwithstanding the foregoing, each of Seller and Purchaser shall be responsible for any or all Liabilities arising from its (or its Affiliates’) direct or indirect breach of any Shared Contract. If and when such consents or approvals are obtained or such other required actions have been taken with respect to a Shared Contract, the parties shall effectuate the Effective Split of such Shared Contract in accordance with the terms of this Agreement. In furtherance of the foregoing, the Seller Group will, or will cause its applicable Affiliate to, hold in trust for and pay to Purchaser promptly upon receipt thereof, all income, proceeds and other consideration received by the Seller or its applicable Affiliate to the extent related to any such Shared Contract or Consent Contract and allocable to Purchaser or the Ancillary Agreements from one or more Transferred Entities to the Seller.

(d) Notwithstanding anything to the contrary contained herein, except as expressly set forth in Article IX, the failure to receive any such consents or to effect any such transfers or arrangements shall not be taken into account with respect to whether any condition to the Closing set forth in Article IX shall have been satisfied.

Section 6.6 Public Announcements. No party to this Agreement nor any Affiliate of such party shall, and each party shall direct its Representatives not to, issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules (it being acknowledged that each party may disclose this Agreement and the transactions contemplated hereby on a Form 8-K and other filings pursuant to the Securities Act or Exchange Act to the extent required by applicable Law), in which case such other party will have the right to review such press release, announcement or communication prior to its issuance, distribution or publication. The parties hereto agree that the initial press release to be issued with respect to the execution of this Agreement shall be in the form heretofore agreed to by Seller and Purchaser.

Section 6.7 Intercompany Accounts; Cash. At or prior to the Calculation Time, (a) all intercompany accounts between any member of the Seller Group or their Affiliates (other than the Transferred Entities), on the one hand, and any Transferred Entity, on the other hand, shall be settled or otherwise eliminated without any cost or liability to any of the Transferred Entities (except to the extent paid in cash prior to the Calculation Time) or Purchaser or its Affiliates and (b) any and all Cash of the Transferred Entities may be taken from the Transferred Entities by

Seller or other Affiliates of Seller (including, for the avoidance of doubt, through cash sweeps, dividend payments, distributions and the settling of intercompany loans accounts). Notwithstanding anything to the contrary in this Agreement, (i) intercompany accounts which have been both (x) incurred in the ordinary course of business and (y) outstanding for ninety (90) days or less, and (ii) trade accounts payable and receivable created in the ordinary course of business (including any such trade accounts payable or receivable that would be reestablished under the Transition Services Agreement if they were terminated hereunder) between any Transferred Entity, on the one hand, and any member of the Seller Group, on the other hand, in the case of each of the foregoing clauses (i) and (ii), shall not be required to have been eliminated at or prior to the Closing. Seller shall deliver to Purchaser no later than the date that is ten (10) Business Days prior to the anticipated Closing Date a schedule (in reasonable detail) of the accounts set forth in the foregoing clauses (i) and (ii) (and shall use commercially reasonable efforts to provide an updated schedule of such accounts upon the reasonable request of Purchaser); provided, however, that in the event that any accounts set forth on the schedule to be delivered prior to the Closing pursuant to this sentence materially increase in amount from the accounts known to Purchaser as of the date hereof, the parties shall negotiate in good faith an appropriate remedy.

Section 6.8 Termination of Intercompany and Affiliate Arrangements. Effective at the Closing, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by any member of the Seller Group or any of their Affiliates (other than any Transferred Entity), on the one hand, and any Transferred Entity on the other hand, that are not otherwise covered by Section 6.7, shall be terminated without any party having any continuing obligations or Liability to the other, except for (a) this Agreement and the Ancillary Agreements and (b) the other arrangements, understandings or Contracts listed in Section 6.8 of the Seller Disclosure Schedule or any Shared Contracts.

Section 6.9 Guarantees; Commitments.

(a) To the extent Seller and its Subsidiaries (excluding the Transferred Entities) are not released of any guarantee, indemnity, contribution, surety bond, letter of credit, letter of comfort, commitment or other similar obligation relating to the Business or any Transferred Entities to the extent set forth on Section 6.9(a) of the Seller Disclosure Schedule (collectively, the “Guarantees”) at or prior to the Closing, from and after the Closing and until the earlier of the expiration or termination of such Guarantee or until such Guarantee is released, Seller and its Subsidiaries shall use commercially reasonable efforts to effect such substitution, removal, release or termination as soon as reasonably practicable after the Closing and Purchaser and the Transferred Entities shall jointly and severally, indemnify and hold harmless Seller and any of its Affiliates against any Liabilities first arising after the Closing that Seller or any of its Affiliates suffer, incur or are liable for by reason of or arising out of or in connection with (i) Seller or any of its Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any Guarantees in respect of the Business, (ii) any claim or demand for payment made to Seller or any of its Affiliates with respect to any of the Guarantees in respect of the Business or (iii) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Guarantee in respect of the Business, and shall reimburse Seller for any Losses incurred after the Closing in connection with any of the foregoing clauses (i) through (iii). For the avoidance of doubt, and not in limitation of the foregoing, upon and after the Closing, Seller and its Affiliates shall maintain such

Guarantees in accordance with their respective terms during the term of such Guarantee. Notwithstanding anything to the contrary in this Agreement, Purchaser’s and the Transferred Entities’ obligations in respect of the Guarantees shall only require that Purchaser or a Transferred Entity provide a guarantee on substantially the same terms as the terms of such Guarantee that is being replaced in effect as of the date hereof, and none of Seller or any of its Affiliates shall agree to, and Purchaser and its Affiliates (including, following the Closing, the Transferred Entities) shall not be required to agree to, any change in the guarantee, collateral, security or other credit support needed in respect of the contracts underlying such Guarantees.

(b) Without limiting clause (a) above in any respect, prior to the Closing, Purchaser shall use its commercially reasonable efforts, at its sole expense, to cause itself or its Affiliates to be substituted in all respects for Seller and any of its Affiliates (other than the Transferred Entities), and for Seller and its Affiliates to be released, effective as of the Closing, in respect of, or otherwise terminate (and cause Seller and its Affiliates (other than the Transferred Entities) to be released in respect of), all obligations of Seller and its Affiliates under each Guarantee (including, in each case, by delivering at Closing any documents reasonably requested by Seller in connection Section 6.9). For any Guarantees for which Purchaser or any Transferred Entity is not substituted in all respects for Seller and its Affiliates (or for which Seller or any of its Affiliates is not released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller and its Affiliates to be released in respect thereof), Purchaser shall continue to use its commercially reasonable efforts and shall cause its Affiliates to use their commercially reasonable efforts to effect such substitution or termination and release as soon as reasonably practicable after the Closing.

(c) All Bank Accounts shall be released from any Liens at Closing.

Section 6.10 Insurance. From and after the Closing, except to the extent set forth in this Section 6.10, the Transferred Entities shall cease to be insured by the Seller Group’s current and historical insurance policies or programs or by any of its current and historical self-insured programs, and none of the Transferred Entities, Purchaser or its other Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Transferred Entities or any Liability of the Transferred Entities or of or arising from the operation of the Business or any Transferred Entity, in each case, with respect to any acts, facts, circumstances or omissions at or after the Closing. The Seller Group may amend, effective at the Closing, any insurance policies and ancillary arrangements in the manner Seller deems appropriate to give effect to this Section 6.10, provided that the Business is not affected in an adverse manner as compared to the Retained Business. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operations of the Transferred Entities and the Business. Following the Closing, with respect to any occurrence-based insurance policies controlled by any member of the Seller Group (“Occurrence-based Group Policies”) cover any Liabilities of the Business or the Transferred Entities or the Specified Irish Assets with regard to coverage for the Business, the Specified Irish Assets or the Transferred Entities for occurrences prior to the Closing Date (“Pre-Closing Occurrences”) permit claims to be made thereunder with respect to such Pre-Closing Occurrences or (ii) any claims-made insurance policies (the “Claims-Made Policies”), with regard to claims in respect of the Business or the Transferred Entities noticed to the insurers thereunder prior to the Closing Date, then the

Seller Group and its Affiliates will reasonably cooperate with Purchaser, at Purchaser’s written request, to allow Purchaser, at Purchaser’s sole cost and expense (including with respect to any retentions or deductibles attributable to any insurance claim made by Purchaser), access to the Occurrence-based Group Policies and the Claims-Made Policies (to the extent permitted thereunder or in such other commercially reasonable manner) and to direct and/or pursue insurance claims under any such responsive policy (“Business Claims”), and Purchaser will reimburse the Seller Group for all reasonable and documented out-of-pocket costs and expenses incurred as a result of such cooperation and pursuit of any such insurance claims (including payment of deductibles and similar payments and costs of recovery). If there is a recovery under any Occurrence-based Group Policy or Claims-Made Policy with respect to a Business Claim, Seller will, promptly, notify Purchaser and all proceeds (to the extent such proceeds relate to the Business or the Transferred Entities) will be for the benefit of and promptly remitted to Purchaser. If the Seller Group or its Affiliates receives any written notice or other written communication with respect to any Business Claim, such Person will, promptly, notify Purchaser in writing. Purchaser and its Affiliates shall exclusively bear (and no member of the Seller Group shall have any obligation to repay or reimburse Purchaser or any of its post-Closing Affiliates (including the Transferred Entities) therefor) the amount of any and all deductibles or retentions associated with claims for Pre-Closing Occurrences under the applicable Occurrence-based Group Policies or the Claims-Made Policies made by Purchaser or any of its Affiliates or their respective employees. Nothing in this Agreement is intended to waive or abrogate in any way Seller’s own rights to insurance coverage for any Liability, whether relating to the Business, Retained Business or otherwise. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Transferred Entities and the Business. Purchaser acknowledges and agrees that (A) neither Purchaser nor any of its Subsidiaries shall have any right to make claims or seek coverage under any of the self-insured programs, captive insurance policies or the claims-made insurance policies of the Seller Group (other than with respect to claims notices prior to the Closing), (B) none of Seller or any other member of the Seller Group shall be liable to Purchaser or any of its Affiliates for any losses or other amounts hereunder if any insurance company that has issued an Occurrence-based Group Policies or Claims-Made Policies fails to pay such losses or amounts as a result of, or in connection with, the filing or declaration of, or institution of proceedings for, any type of bankruptcy (whether voluntary or involuntary), insolvency of the commencement of any similar Action or otherwise, (C) Purchaser and its Affiliates shall comply with the terms and conditions of the applicable Occurrence-based Group Policy and (D) for the avoidance of doubt, no member of the Seller Group shall be responsible for any Liabilities that are within the applicable deductible or retention amounts under any Occurrence-based Group Policy or the Claims-Made Policies.

Section 6.11 Tail Insurance. In lieu of purchasing or requiring tail insurance, Seller agrees to (i) maintain existing directors and officers liability insurance policies in respect of acts or omissions occurring at or prior to the Closing for six (6) years following the Closing Date, and with substantially equivalent coverage and amounts as, and containing terms no less favorable, in the aggregate, to the Persons who were officers and directors of the Transferred Entities prior to the Closing, than the Transferred Entities’ director and officer liability insurance as of the date of this Agreement including coverage for acts and omissions of the individuals who were officers and/or directors of any Transferred Entity (in such capacities) prior to the Closing with respect to matters arising at or prior to the Closing; and (ii) procure, at Purchaser’s sole expense, a tail policy with respect to cyber / tech E&O insurance policies in respect of acts or omissions occurring at or prior to the Closing in accordance with the terms of such policies for the period from the Closing Date with claims periods ending three (3) years from the Closing Date.

Section 6.12 Litigation Support. In the event and for so long as any party hereto or any of its respective Affiliates is prosecuting, contesting or defending any Action, investigation, charge, claim, or demand by or against a third party (other than an Action brought against or by the other party hereto or any Affiliate of such other party) in connection with (a) any transactions contemplated under this Agreement or (b) any fact, situation, circumstance or transaction primarily relating to, in connection with or arising directly from the Retained Businesses, the Business or the Transferred Entities (including, for the avoidance of doubt, any portion of the Retained Businesses that was historically part of a Transferred Entity), as applicable, Purchaser or Seller, as applicable, shall, and shall cause its respective Affiliates (and shall use its commercially reasonable efforts to cause its and their other Representatives) to, at the expense of the other party, use commercially reasonable efforts to cooperate with the other party (or its applicable Affiliates), and its counsel in such prosecution, contest or defense, including using commercially reasonable efforts to make available its personnel with relevant knowledge of the matter at issue, participate in meetings, provide access to their books and records and take such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense; provided that neither Purchaser nor Seller shall be required to take any such action in connection with any litigation involving a material business relationship of Purchaser or Seller their applicable Affiliates, as applicable or that may prejudice or injure the reputation, stature, business or goodwill of Purchaser or Seller or their applicable Affiliates. From and after the Closing, (i) Seller hereby agrees to, to the extent applicable, move for substitution or take similar actions under applicable Law for Purchaser or one of its Affiliates to be substituted in any and all Actions primarily related to the Business for any member of the Seller Group, and for such member of the Seller Group to be released from any and all such Actions effective as of the Closing and (ii) Purchaser hereby agrees to, or to cause its Affiliates to, to the extent applicable, move for substitution or take similar actions under applicable Law for Seller or one or more of its Affiliates to be substituted in any and all Actions not primarily related to the Business for any Transferred Entities, and to move for the Transferred Entities to be released from any and all such Actions. If Seller or any of its Affiliates receives notice of any Action involving or related to the Business or any Transferred Entity, Seller shall promptly notify Purchaser and provides Purchaser with a copy of such notice. In the event of any conflict between this Section 6.12 and Article VIII, Article VIII shall control.

Section 6.13 Misdirected Payments; Mail; Further Assurances.

(a) Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Closing, (i) if any payments due with respect to the Business or mail or other correspondence in respect of the Business are paid or transmitted in error to any member of the Seller Group or its Affiliates, Seller shall, or shall cause the applicable member of the Seller Group to, promptly remit any such payment by wire or draft to an account designated in writing by Purchaser and (ii) if any payments due with respect to the Retained Businesses or mail or other correspondence in respect of the Retained Business are paid or transmitted in error to Purchaser, the Transferred Entities or their Affiliates, Purchaser shall, or cause its Affiliates to, promptly remit any such payment by wire or draft to an account designated in writing by Seller or otherwise remit such mail or correspondence to Seller or its designee. The provisions of this Section 6.13 are not intended to, and shall not be deemed to, constitute an authorization by any of Seller, Purchaser or any of their respective Affiliates to permit acceptance of service of process on its behalf, and, from and after the Closing, none of Seller or its Affiliates, on the one hand, or Purchaser or its Affiliates, on the other hand, is or shall be deemed to be the agent of the other for service of process purposes.

(b) Purchaser and Seller shall, and shall cause their respective Affiliates to, from time to time (including following the Closing) at the request of another party hereto, without any additional consideration, furnish such requesting party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably required or necessary to carry out the provisions of this Agreement and the other Ancillary agreements and give effect to the transactions contemplated by this Agreement and the other Ancillary Agreements, including to vest in Purchaser good and valid title to the Securities and the Specified Irish Assets.

(c) If, for eighteen (18) months following the Closing, either Seller or Purchaser becomes aware that (i) any asset primarily related to the Business has not been transferred to Purchaser or its Affiliates (including as a result of the Sale), or (ii) that any asset not primarily related to the Business has been transferred to Purchaser or its Affiliates, (A) such party shall promptly notify the other party in writing, and (B) the parties shall use commercially reasonable efforts to as soon as reasonably practicable ensure that such asset is transferred at no additional cost, with any necessary prior Third Party consent or approval, to the other party or its designee.

(d) The parties shall reasonably cooperate to effect any transfers or other arrangements described in Section 6.13 in a manner that is Tax efficient for the parties and their respective Affiliates, including by treating the Person initially in possession of any such payment or asset referenced in Section 6.13 after the Closing as holding such payment or asset as an agent or nominee for the transferee thereof for all Tax purposes, to the extent permitted by applicable Law. For the avoidance of doubt, Section 6.13 shall not apply to Tax refunds or credits, which are governed by Article VIII.

Section 6.14 Use of Seller Names; License.

(a) Except as expressly provided in this Section 6.14 and the Marks included in the Business Intellectual Property, neither Purchaser nor any of its Affiliates (including, from and after the Closing, the Transferred Entities) shall use, or have or acquire the right to use or any other rights in, any Marks of Seller or any of its Affiliates, including Seller’s ZIFF DAVIS Logo, the words “ZIFF DAVIS” or any variations or derivatives thereof or any names, trademarks, service Marks or logos of Seller or any of its Affiliates, or any name, or Mark that is confusingly similar to any of the foregoing (the “Seller Names”).

(b) Subject in all respect to the immediately following sentence, the Transferred Entities may temporarily use the Seller Names following the Closing, solely in a manner consistent with the operation of the Business (including any Specified Irish Asset) immediately prior to the Closing, and solely to the extent used immediately prior to the Closing, so long as Purchaser shall, and shall cause its Affiliates, to (i) immediately after the Closing, cease to hold itself out as having any affiliation with Seller or any of its Affiliates and (ii) use commercially reasonable efforts to minimize and eliminate use of the Seller Names by the Transferred Entities. As soon as practicable after the Closing Date (and in any event within ninety (90) days thereafter) Purchaser shall and shall cause each of the Transferred Entities to, (A) cease and discontinue use of all Seller Names and (B) complete the removal of the Seller Names from all products, signage, vehicles, properties, technical information, stationery and promotional, any electronic medium or website, or other marketing materials and other assets.

Section 6.15 Use of Transferred Marks; License.

(a) Except as expressly provided in this Section 6.15, neither Seller nor any of its Affiliates (excluding, from and after the Closing, the Transferred Entities) shall use, or have or acquire the right to use or any other rights in, any Marks included in the Business Intellectual Property or any variations or derivatives thereof or any name or Mark that is confusingly similar to any of the foregoing (the “Transferred Marks”).

(b) Subject in all respects to the immediately following sentence, Seller and its Affiliates may continue temporarily to use the Transferred Marks following the Closing, solely in a manner consistent with the continued operation of their respective businesses immediately prior to the Closing, and solely to the extent used immediately prior to the Closing, so long as Seller shall, and shall cause its Affiliates, to (i) immediately after the Closing, cease to hold itself out as having any affiliation with the Transferred Entities and (ii) use commercially reasonable efforts to minimize and eliminate use of the Transferred Marks by it or any of its Affiliates. In any event, as soon as practicable after the Closing Date (and in any event within ninety (90) days thereafter) Seller shall and shall cause each of its Affiliates, as applicable, to, (A) cease and discontinue use of all Transferred Marks and (B) complete the removal of the Transferred Marks from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials, any electronic medium or website, and other assets.

(c) Seller agrees that use of the Transferred Marks by Seller or any of its Affiliates pursuant to this Section 6.15 shall be at a level of quality equal to or greater than that used by Seller and its Affiliates in the operation of their respective businesses immediately prior to the Closing and such use shall comply with all applicable Laws and industry practice. All goodwill associated with such use shall inure to the benefit of Transferred Entities. Neither Seller nor its Affiliates shall take or fail to take any action which, as a result of such action or failure to take such action, would reasonably be expected to have an adverse effect on the value of any of the Transferred Marks or the goodwill of the Transferred Entities associated therewith. Without limiting the foregoing, Seller and its Affiliates shall not (i) permit, enable or request anyone to engage in any act or omission that tarnishes, degrades, disparages or reflects adversely on a Transferred Mark, (ii) register or file applications to register in any jurisdiction any Mark that consists of, incorporates, is confusingly similar to or is a variation or derivation of any Transferred Mark, or (iii) contest the ownership or validity of any Transferred Mark. Without limitation to any other remedies, if Seller or its Subsidiaries fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of the Transferred Entities in relation to the use of the Transferred Marks, the Transferred Entities may immediately terminate the rights provided to Seller hereunder and the Transferred Entities shall be entitled to a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 12.11.

Section 6.16 IP Matters.

(a) Transferred Entities Background License. Effective as of the Closing Date, Seller, on behalf of itself and its Subsidiaries, hereby grants to the Transferred Entities a worldwide, perpetual, irrevocable, royalty-free, fully paid-up, non-exclusive, non-transferable (except as expressly permitted herein), and non-sublicensable (except to Subsidiaries of Accenture plc, and solely so long as they remain Subsidiaries, or as otherwise expressly permitted herein) license under that Intellectual Property (other than the Seller Marks) owned by Seller and its Subsidiaries as of the Closing Date and used in or otherwise necessary for the conduct of the Business as conducted immediately prior to the Closing (the “Seller IP”), to make, have made (solely by contract manufacturers for the benefit of the Business), use, import, offer for sale, sell and otherwise dispose of the products and services of the Business, including Transferred Entities Products, solely in the field of the Business as conducted immediately prior to Closing and any natural evolutions thereof; and reproduce, create derivative works of, distribute (including digital distribution), perform and display the Seller IP, in each case solely as necessary for conduct the Business as conducted immediately prior to the Closing Date and any natural evolutions thereof. The foregoing license (a) shall encumber and run with the Seller IP and (b) is personal to the Transferred Entities, and shall not be transferable (including by operation of law) except in connection with a transfer of all or substantially all of the Business or any distinct operating segment thereof as a standalone business conducted as a going concern, provided that this license may not be assigned in whole or in part separate from such distinct operating segment. All rights not expressly granted herein are reserved by Seller and its Subsidiaries. The license does not include any improvements, enhancements or modifications to the Seller IP conceived or reduced to practice by any Seller and its Affiliates after the Closing and does not restrict Seller or its Subsidiaries from practicing, licensing or otherwise exploiting the Seller IP in any field, including fields competitive with the Business, subject to Section 6.18.

(b) Black Duck Scan. As soon as reasonably practicable following the date hereof, Seller and its Affiliates shall (i) cooperate with Purchaser and its Affiliates to execute a customary and reasonable non-disclosure agreement with Black Duck Software, Inc. (or another vendor selected by Purchaser and reasonably acceptable to Seller) (“Black Duck”) and (ii) otherwise cooperate with Purchaser and Black Duck to permit an audit (at Purchaser’s sole cost and expense) of the Source Code of the Transferred Entities Products. If any “critical” or “high” deficiency is identified in the Source Code audit report, Seller and its Affiliates shall use commercially reasonable efforts to remediate such deficiency on a schedule and in a manner reasonably acceptable to Purchaser; provided that Seller’s and its Affiliates’ aggregate costs and expenses incurred in connection with any such remediation shall not exceed $2,500,000. If any other material deficiency is identified in the Source Code audit report, including any licensing compliance issues, if requested by Purchaser, Seller and its Affiliates shall use commercially reasonable efforts to remediate such deficiency on a schedule and in a manner reasonably acceptable to Purchaser, in each case at the sole cost and expense of Purchaser. Notwithstanding anything herein to the contrary, for the avoidance of doubt, such remediation shall not be a condition to the Closing.

Section 6.17 Notification of Certain Matters. From the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with its terms, Purchaser, on the one hand, and Seller, on the other hand, shall give each other reasonably prompt notice in writing after: (a) any result, occurrence, fact, change, event or effect that (i) renders, or would reasonably be expected to render, any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate to an extent such that the conditions set forth in Section 9.2(a) and Section 9.3(a), as applicable, would not be satisfied if the Closing were to then occur or (ii) results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be completed with or satisfied by such party; or (b) any written Actions commenced against the notifying party, which could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement to occur at the Closing; provided, that no such notification, nor any failure to make such notification, shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties and shall not otherwise delay Closing hereunder.

Section 6.18 Non-Solicitation; Non-Competition.

(a) As an inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, to the extent permitted by Law, Parent and Seller shall not, and shall cause each other member of the Seller Group and their Affiliates not to, (i) at any time prior to the date that is five (5) years following the Closing Date, directly or indirectly, without Purchaser’s prior written consent, solicit the employment or services of or induce or attempt to solicit or induce, or hire, any Person set forth on Section 6.18(a)(i) of the Purchaser Disclosure Schedule, (ii) at any time prior to the date that is three (3) years following the Closing Date, directly or indirectly, without Purchaser’s prior written consent, solicit the employment or services of or induce or attempt to solicit or induce, or hire, any Person set forth on Section 6.18(a)(ii) of the Purchaser Disclosure Schedule, (iii) at any time prior to the date that is one (1) year following the Closing Date, directly or indirectly, without Purchaser’s prior written consent, solicit the employment or services of or induce or attempt to solicit or induce, or hire, any Person set forth on Section 6.18(a)(iii) of the Purchaser Disclosure Schedule, (iv) at any time prior to the date that is five (5) years following the Closing Date, knowingly or intentionally interfere with the relationship between Purchaser and its Affiliates and any Business Employee or (v) at any time prior to the date that is five (5) years following the Closing Date, knowingly or intentionally induce or knowingly or intentionally attempt to induce any customer, supplier or other material business relation of the Business to cease doing, or materially reduce, its business with the Business, unless, in the case of the foregoing clauses (ii) and (iii), (A) such Person has been terminated by Purchaser or any of its Affiliates for a period of at least six (6) months prior to any such solicitation, inducement or hiring or (B) such Person has otherwise ceased being employed by Purchaser or its Affiliates for a period of at least nine (9) months prior to the date of such solicitation or hire. For purposes of this Section 6.18, the terms “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation (including social media), employment search firms, open job fairs or otherwise not specifically targeted at any of the foregoing employees.

(b) As an inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, to the extent permitted by Law, Parent and Seller shall not, and shall cause each other member of the Seller Group and their Affiliates not to, at any time prior to the earlier of the valid termination of this Agreement in accordance with its terms and the five (5) year anniversary of the Closing Date, directly or indirectly, without Purchaser’s prior written consent, engage in any business that competes with the Business as conducted during the twelve (12) month period prior to the Closing (collectively, the “Restricted Business”) or have a financial interest in, manage, control, participate in (whether as an officer, director, employee, partner, manager, member, agent, representative or otherwise), consult with or render services, anywhere where the Business conducts business as of the Closing Date (collectively, the “Restricted Territories”), to any Person or business, directly or indirectly, engaged in the Restricted Business. Notwithstanding the foregoing, nothing herein shall prohibit Parent and the Seller (or any other member of the Seller Group) from (i) being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, (ii) acquiring any Person or business that engaged in or that was otherwise related to the Business; provided, that the Restricted Business as conducted by the acquired Person or business does not constitute 15% or more of the aggregate annual revenue of the Person or business so acquired and provided, further, that Parent, the Seller and or such other member of the Seller Group or Affiliate thereof divests such Restricted Business as soon as reasonably practicable following the closing of such acquisition, (iii) for the avoidance of doubt, engaging in the Retained Business (which shall include the Retained Business using non-Business data in connection with granting awards). Parent and Seller acknowledge that the Business has been conducted or is presently proposed to be conducted throughout the Restricted Territories and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Business being sold by Seller pursuant to this Agreement. Notwithstanding anything to the contrary in this Agreement, the prohibitions in this Section 6.18(b) shall not apply to (i) any third-party purchaser of a controlling ownership position of the Seller, (ii) any Affiliate of the Seller who becomes an Affiliate as a result of a change of control of the Seller (for the avoidance of doubt, in the case of the foregoing clauses (i) and (ii), the prohibitions in this Section 6.18(b) shall continue to apply to the Seller Group (in the case of an equity sale) and/or the Retained Business (in the case of an asset sale or reorganization)), or (iii) any services provided by, or other activities conducted or performed by, the Seller Group pursuant to the Transition Services Agreement or other commercial agreement entered into at the Closing with Purchaser or any of its Affiliates (including the Transferred Entities).

(c) Parent and Seller acknowledge that the restrictions contained in this Section 6.18 are reasonable and necessary, including in terms of time, area and line of business, to protect the legitimate interests of the Business and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.18 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. Each covenant contained in this Section 6.18 and each provision hereof is a severable and distinct covenant and provision. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(d) Parent and Seller acknowledge and agree that: (i) if, at the time of enforcement of any of the covenants and agreements set forth in this Section 6.18, a court shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, Purchaser, Parent and the Seller agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by Law; (ii) in addition to Section 12.11 and not in limitation thereof, if the courts of any one or more of such jurisdictions hold any of the covenants and agreements set forth in this Section 6.18 unenforceable in whole or in part, it is the intention of Purchaser, Parent and the Seller that such determination shall not bar or in any way adversely affect the rights of any party hereto to equitable relief and remedies hereunder in courts of any other jurisdiction as to any nonfulfillment or breach of such covenant or agreement, such covenants and agreements being, for this purpose, severable into diverse and independent covenants and agreements; and (iii) in the event of Parent or Seller’s nonfulfillment or breach of any of the covenants and agreements set forth in this Section 6.18, money damages would be inadequate and Purchaser would not have adequate remedy at law, and that Purchaser, in addition and supplementary to other rights and remedies existing in their favor, may apply to any court of law or equity of competent jurisdiction for specific performance, injunctive relief or other relief in order to enforce or prevent any violations of such covenants and agreements (without posting a bond or other security). In addition, in the event of any nonfulfillment or breach of any of the covenants and agreements set forth in this Section 6.18, the periods described herein shall be tolled until such nonfulfillment or breach has been duly cured.

Section 6.19 Resignations. Seller shall deliver the resignations (effective as of the Closing) of the directors, managers, and officers of the Transferred Entities, other than to the extent requested by Purchaser in writing no less than ten (10) Business Days prior to the Closing Date.

Section 6.20 Release. Effective as of the Closing, Parent and Seller, on behalf of itself and each of its Affiliates (excluding the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges the Transferred Entities and each of their respective heirs, executors, administrators, successors and assigns, in each case from all demands, Actions, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Transferred Releasees occurring or failing to occur, in each case, at or prior to the Closing, other than in each case, (i) any rights of either party, its Affiliates and their respective Representatives under this Agreement or any Ancillary Agreement or any other agreement to be in effect between Seller and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof, and (ii) the other arrangements, understandings or Contracts listed in Section 6.8 of the Seller Disclosure Schedule. Parent and Seller shall not make, and Parent and Seller shall not permit any of its Affiliates to make, and Parent and Seller covenant never to, and to cause their Affiliates not to, assert or voluntarily assist any Person in asserting any claim or demand, or commence any Action asserting any claim or demand, including any claim for contribution or indemnification, against any of the Transferred Releasees with respect to any Liabilities released pursuant to this Section 6.20.

Section 6.21 Monthly Financials. Seller shall deliver to Purchaser, within thirty (30) days following the end of each calendar month between the date of hereof and the Closing Date, the unaudited balance sheet and statement of income for the Business in a form substantially consistent with the Business Financial Statements.

Section 6.22 Local Law Requirements.

(a) Promptly following execution of this Agreement, the parties hereto shall cooperate to prepare any Transfer Instruments as may be required by the Law of any particular jurisdiction to consummate the Closing (and any such mutually agreed Transfer Instruments may replace any of the deliverables set forth in Section 2.3), it being understood by the parties hereto that, except where required by Law of an applicable jurisdiction, (a) such Transfer Instruments shall not have any effect on the value being received by Seller or given by Purchaser pursuant hereto or the terms and conditions of the transactions contemplated hereby (and any consideration paid by Purchaser or any of its Affiliates to Seller or any of its Subsidiaries pursuant to any such Transfer Instruments shall be deemed for all purposes to comprise part of, and not be in addition to, the amounts payable hereunder), and (ii) such Transfer Instruments shall not include any additional representations and warranties by Parent and its Affiliates with respect to the Transferred Entities, the Business, and the Specified Irish Assets. In the event of any inconsistency between this Agreement and any such Transfer Instruments, this Agreement will control to the extent permissible under Law of an applicable jurisdiction.

(b) The transfer of the Specified Irish Assets shall be effected pursuant to the Irish Asset Purchase Agreement substantially in the form attached as Exhibit E hereto, except for changes to such form as Seller and Purchaser may otherwise reasonably agree following the date hereof, including in accordance with relevant local Laws. Prior to Closing, the parties shall execute such Irish Asset Purchase Agreement to be effective as of, and subject to the occurrence of, the Closing.

(c) As soon as reasonably practicable (and in any event within ten (10) Business Days from the date of this Agreement) Seller shall cause the Irish Seller to submit an application with all supporting documents to the DMCCA in order to obtain DMCCA’s pre-approval (the “DMCCA Initial Approval”) to effect the sale and purchase of the UAE Equity Interests from the Irish Seller to Purchaser or a Purchaser Designated Transferee.

(d) Following the Closing (and in any case within three (3) Business Days after the Closing Date), Seller shall cause the Irish Seller to submit to DMCCA the fully executed share transfer form, resolutions and articles of association to effect the transfer of the UAE Equity Interests to Purchaser or a Purchaser Designated Transferee and the issuance by DMCCA of the DMCCA Amended License. The date on which DMCCA issues the DMCCA Amended License shall constitute the “UAE Closing Date”. From the Closing Date until the UAE Closing Date, the Seller, Irish Seller, Parent and their respective Affiliates agree that the Irish Seller shall hold the UAE Equity Interests on trust for Purchaser or such Purchaser Designated Transferee and the applicable restrictions on the Business shall continue to apply between the Closing Date and the UAE Closing Date. Accordingly, Seller, Parent and Irish Seller agree:

(i) not to transfer or otherwise dispose of the UAE Equity Interests except as Purchaser directs in writing;

(ii) to account promptly to Purchaser or such Purchaser Designated Transferee for any and all dividends, distributions, returns of capital or other property rights deriving from the UAE Equity Interests and to hold any said amounts received on trust for Purchaser or such Purchaser Designated Transferee;

(iii) to give promptly to Purchaser or such Purchaser Designated Transferee a copy of all notices, written resolutions and other communications received by Seller, Parent, Irish Seller or any other member of the Seller Group in respect of the UAE Equity Interests; and

(iv) to exercise all voting and other rights the Irish Seller may have in respect of the UAE Equity Interests solely in accordance with the instructions of Purchaser or such Purchaser Designated Transferee.

(e) As soon as practicable following the Closing Date, Seller shall, and shall cause the Irish Seller to, provide all required documentation (in the agreed form if applicable) and cause all actions required from the directors, manager and/or secretary of Ookla Middle East DMCC as of the Closing Date (for the purposes of this Section, the “UAE Outgoing Management”) by Laws and/or the DMCCA in connection with the resignation of each of the UAE Outgoing Management and the appointment by Purchaser or a Purchaser Designated Transferee and registration with the DMCCA of each new director, manager and/or secretary in place of the UAE Outgoing Management of Ookla Middle East DMCC.

Section 6.23 Pre-Closing Reorganization. Prior to the Closing, Seller shall, and shall cause its Affiliates (including the Transferred Entities) to take all necessary actions and steps to obtain the consents, execute the documents and agreements and otherwise perform and effectuate the transactions contemplated by Section 6.23 of the Seller Disclosure Schedule hereto (all such actions, the “Pre-Closing Reorganization”). Without limiting the foregoing, Seller shall (a) keep Purchaser informed on a reasonably current basis with respect to the Pre-Closing Reorganization, (b) provide Purchaser with drafts of all documents to be entered into in connection with the Pre-Closing Reorganization for Purchaser’s review and comment in advance and (c) not file or execute any such documentation or make any filing without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). For avoidance of doubt the Pre-Closing Reorganization shall not include any transactions contemplated pursuant to Section 8.3(c).

Section 6.24 Exclusivity. From and after the date hereof through the earlier of the Closing or the valid termination of this Agreement in accordance with its terms, Parent and Seller hereby agree that they will, and will cause its each other member of the Seller Group and their Affiliates to, and will direct their other Representatives to, deal exclusively with Purchaser and its Representatives in furtherance of the Sale and the other transactions contemplated by this Agreement and that no member of the Seller Group or any of its Representatives or Affiliates will, directly or indirectly, (a) agree to, solicit, discuss, initiate, or knowingly encourage any proposal, offer or inquiry from any party relating to any potential sale, merger, consolidation or other business combination or transfer (directly or indirectly) of, or tender offer or exchange offer with respect to the Business, or any sale, license, issuance or other transfer of assets of the Business (other than sales of assets of the Business in the ordinary course) or Equity Interests of the Business

(each, an “Acquisition Proposal”), (b) participate in any discussions or negotiations regarding, or furnish to any person any information or access to the books and records of the Business in connection with, or otherwise knowingly facilitate or knowingly encourage any attempt by any person to effectuate or propose an Acquisition Proposal or (c) enter into any letter of intent, agreement in principle, memorandum of understanding or other agreement with any person or entity, other than Purchaser or any of its affiliates, with respect to any Acquisition Proposal or transaction reasonably expected to delay or interfere with the Sale and the other transactions contemplated by this Agreement. Parent and Seller will, and will cause each other member of the Seller Group and their Affiliates to, and will direct its other Representatives to, promptly cease and cause to be terminated all such discussions or negotiations with third parties regarding an actual or potential Acquisition Proposal. If any member of the Seller Group or any of its Representatives or Affiliates receives an Acquisition Proposal, Seller shall, as promptly as reasonably practicable, notify Purchaser in writing (email being sufficient) that such Acquisition Proposal has been received; provided that Seller shall not be required to disclose the material terms of such Acquisition Proposal or the identity of the counterparty making such Acquisition Proposal.

Section 6.25 Baseline Controls. Prior to the Closing, Seller and the Transferred Entities shall use commercially reasonable efforts to complete the activities set forth on Section 6.25 of the Seller Disclosure Schedule.

Section 6.26 Transition Services.

(a) Following the execution of this Agreement and prior to Closing, Seller and Purchaser shall cooperate in good faith to (i) review the services, excluded services and terms set forth on the draft of Schedule A and Schedule B and to the Transition Services Agreement (“TSA Service Schedules”) (i) identify any services that are not reasonably necessary for Purchaser to operate the Business as conducted in the Reference Period (as defined in the Transition Services Agreement) or which are reasonably necessary for Purchaser to operate the Business conducted during the Reference Period and are missing from the TSA Service Schedules, (ii) identify any excluded services, (iii) determine the appropriate terms for each service, and (iv) identify co-dependent services. Upon agreement of the parties, the TSA Service Schedules shall be updated prior to Closing to remove or add any such services, co-dependent services, or excluded services as applicable, and to update the terms of any applicable service.

(b) Following the execution of this Agreement and at least ten (10) Business Days prior to Closing, Seller shall, acting reasonably and in good faith, and in consultation with Purchaser, determine and set the Hourly Fee (as defined in the Transition Services Agreement) for each service listed on the TSA Service Schedule based on Seller’s fully loaded cost of the personnel providing such service, including total compensation (including salary, bonuses and incentive compensation) and employee benefits. Seller shall update the TSA Service Schedule prior to Closing to reflect such determined Hourly Fees. Seller shall not be required to negotiate with Purchaser or otherwise consider Purchaser’s input in establishing such Hourly Fees, provided that such Hourly Fees are derived from Seller’s actual fully loaded costs as determined in accordance with the foregoing.

Section 6.27 Compliance Matters; Contract Terminations. From the date of this Agreement until the Closing, and subject to the requirements of applicable Law, Seller shall, and shall cause Irish Seller to, provide Purchaser with all information reasonably necessary to demonstrate compliance with the matters set forth in Section 6.27(a) of the Seller Disclosure Schedule. If requested by Purchaser, Parent and Seller agree that they shall, and shall cause the Transferred Entities and the Irish Seller as applicable, to, take all necessary actions and steps to, at the election of the Seller, (i) effectuate the termination of the Contracts and other arrangements identified on Section 6.27(b) of the Seller Disclosure Schedule such that the Contracts shall no longer be in force and effect as of the Closing or (ii) retain such Contracts in a non-Transferred Entity following the Closing, in each case with no Transferred Entity having any continuing obligations or Liability thereunder.

Section 6.28 Resolutions of Seller. Promptly following the execution of this Agreement, Seller shall provide to Purchaser a certificate duly executed by the secretary of Seller certifying that attached thereto are true, complete and correct copies of the resolutions of the board of managers of Seller, authorizing the execution and performance of this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements, which resolutions shall not have been modified, rescinded or revoked.

ARTICLE VII

EMPLOYEE MATTERS COVENANTS

Section 7.1 Business Employee List. No later than five Business Days prior to the Closing Date (and at such other times as reasonably requested by Purchaser, but not more than once per month), Seller shall provide an updated version of the Business Employee List to Purchaser.

Section 7.2 Continuation of Employment. As of the Closing Date, Purchaser shall cause each of the Transferred Entities to continue to employ, on the Closing Date, its respective Business Employees. In connection with the Pre-Closing Reorganization, each Business Employee in the United States will be employed by a Transferred Entity. To the extent that any Business Employee shall not be employed by a Transferred Entity upon the Closing (any such Business Employee, a “Leased Business Employee”), then, following the Closing and to the extent permitted by applicable Law, the services of such Leased Business Employees shall be leased from Seller or its applicable Affiliate to Purchaser or its applicable Affiliate pursuant to the terms of the Transition Services Agreement, and Purchaser or its applicable Affiliate shall offer employment to such Leased Business Employee effective on or prior to the end of the applicable term for such service under the Transition Services Agreement to the extent such Leased Business Employees do not earlier transfer to Purchaser or its applicable Affiliate by operation of applicable Law; provided, that if alternative documentation is required, the parties shall negotiate in good faith following the date hereof and prior to the Closing one or more employee leasing agreements to the extent necessary to comply with applicable Law in respect of such leasing arrangement with respect to any Leased Business Employee. Each such Business Employee is referred to herein as a “Transferred Business Employee”.

Section 7.3 Terms and Conditions of Employment. With respect to each Transferred Business Employee, Purchaser shall take all action necessary to provide or cause to be provided, for the period commencing on the Closing Date and ending on the first anniversary thereof (or, if shorter, the period of employment of the relevant Transferred Business Employee), (a) an annual base salary or hourly base wage rate, as applicable, and target annual cash incentive opportunities that are comparable in the aggregate than those being provided (or made available) to each Transferred Business Employee immediately prior to the Closing, and (b) employee benefits (excluding any defined benefit pension, equity or equity-based, change in control, severance or retention nonqualified deferred compensation, or post-termination or retiree health or welfare benefits (together, the “Excluded Benefits”)) that are comparable in the aggregate to the employee benefits (other than the Excluded Benefits) provided to the Transferred business Employees immediately prior to the Closing. Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a collective bargaining or labor agreement shall be governed by such agreement until the expiration, modification or termination of such agreement in accordance with its terms or applicable Law.

Section 7.4 Service Credit. As of and after the Closing, Purchaser shall, or shall cause the applicable Transferred Entity to, give each Transferred Business Employee full credit for all purposes under (a) any Transferred Entity Benefit Plans, (b) each other benefit or compensation plan, policy, program, agreement or arrangement, and (c) any other service-based or seniority-based entitlement, in each case, maintained or made available for the benefit of Transferred Business Employees as of or after the Closing by Purchaser or any of its Affiliates, for purposes of eligibility, vesting and benefit accrual (other than eligibility and benefit accruals under a defined benefit pension plan or any post-employment or post-retirement welfare benefits), to the same extent such service was recognized under the analogous Seller Benefit Plan or Transferred Entity Benefit Plan, except, in each case, to the extent such treatment would result in a duplication of benefits or compensation.

Section 7.5 Health Coverages. As of and after the Closing, to the extent that any Transferred Business Employee (and his or her eligible dependents) becomes eligible to participate in a group health plan of Purchaser or its Affiliates, Purchaser shall use commercially reasonable efforts to cause that such plans waive all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements to the same extent such conditions were waived or not applicable under the analogous Seller Benefit Plan or Transferred Entity Benefit Plan immediately prior to the date hereof.

Section 7.6 401(k) Plan Accounts. With respect to each Transferred Business Employee who, as of immediately prior to the Closing, participates in a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is a Seller Benefit Plan (a “Seller DC Plan”). Purchaser shall (or shall cause one of its Affiliates to), (i) upon integration of Transferred Business Employees into Purchaser’s or its Affiliates’ payroll and benefits program, cause such Transferred Business Employees to be eligible to participate in a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is sponsored by Purchaser or one of its Affiliates (a “Purchaser DC Plan”) and (ii) as soon as reasonably practicable following the Closing Date, cause the Purchaser DC Plan to accept “eligible rollover distributions” (as such term is defined under Section 402 of the Code) of such Transferred Business Employees from the Seller DC Plan (including notes corresponding to plan loans).

Section 7.7 Converted Cash Awards. From and after the Closing Date, Purchaser shall, and shall cause the Transferred Entities to, assume and honor all obligations under the Converted Cash Awards.

Section 7.8 Seller Benefit Plans; Transferred Entity Benefit Plans. Except as otherwise expressly provided in this Article VII, Purchaser and the Transferred Entities shall not assume any obligations under, or Liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts, or related obligations pertaining to, any Seller Benefit Plan. As of the Closing Date, the Transferred Business Employees and their eligible dependents will cease any participation in each of the Seller Benefit Plans. For the avoidance of doubt, as of the Closing, Purchaser and its Affiliates (including any Transferred Entities) shall assume, or shall cause the Transferred Entities to assume or retain, as the case may be, sponsorship of, and all Liabilities and other obligations with respect to, the Transferred Entity Benefit Plans. Purchaser and its Affiliates shall assume all Liabilities under Section 4890B of the Code with respect to Transferred Business Employees on or after Closing.

Section 7.9 No Third-Party Beneficiaries. Without limiting the generality of Section 12.5, nothing in this Agreement is intended to or shall (a) be treated as an amendment to, or be construed as amending, any Seller Benefit Plan, Transferred Entity Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by Seller, any Transferred Entity, Purchaser or any of their respective Affiliates, (b) prevent Purchaser or its Affiliates from terminating any Transferred Entity Benefit Plan or any other benefit plan in accordance with its terms, (c) prevent Purchaser or its Affiliates, on or after the Closing Date, from terminating the employment of any Business Employee (subject to Section 7.3), or (d) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of Seller, any Transferred Entity, Purchaser or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

ARTICLE VIII

TAX MATTERS

Section 8.1 No Section 336 or 338 Election; No Check-the-Box Election. Subject to Section 8.3(c) hereof, Purchaser shall not make, and shall cause its Affiliates (including the Transferred Entities) not to make, (a) any election under Section 336 or 338 of the Code (or any comparable election under state, local or foreign Law) with respect to the acquisition of any Transferred Entity or (b) any election with respect to any Transferred Entity (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3), which election would be effective on or prior to the Closing Date, in each case without Seller’s prior written consent.

Section 8.2 Straddle Period Allocation. For all applicable purposes under this Agreement, any Taxes attributable to a Straddle Period shall be apportioned as follows: (a) property, ad valorem, intangible, and other periodic Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire

Straddle Period; and (b) Taxes (other than Taxes allocable under clause (a) of this Section 8.2) allocable to the Pre-Closing Tax Period shall be computed on the basis of a “closing of the books,” as if such taxable period ended as of the end of the day on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of calendar days in each period. Any Taxes attributable to a Pre-Closing Tax Period shall be determined without regard to any activities or operations of the Transferred Entities outside the ordinary course of business on the Closing Date.

Section 8.3 Cooperation and Exchange of Information.

(a) Each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information as such other party reasonably may request in connection with (i) the preparation of any Tax Return, amended Tax Return or claim for refund, (ii) the determination of Taxes or a right to refund of Taxes or (iii) the conduct of any Tax audit or other contest, in each case, to the extent relating to the Transferred Entities or the Business for any Pre-Closing Tax Period or Straddle Period. Such cooperation and information shall include, upon reasonable written request and at the requesting party’s expense, providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Tax Authorities, powers of attorney with respect to relevant Taxes or Tax Returns, and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis (as reasonably requested) to provide an explanation of any documents or information so provided. Notwithstanding anything to the contrary in this Agreement, (x) in no event shall Seller or any of its Affiliates or Purchaser or any of its Affiliates be required to disclose or provide access to any Consolidated Tax Return (or any other Tax Returns of Seller and its Affiliates or Purchaser and its Affiliates that do not relate to the Transferred Entities (or in the case of Tax Returns that do not relate exclusively to the Transferred Entities, such portions thereof that do not relate to the Transferred Entities)) or any accompanying schedules, work papers, documents relating to rulings or other determinations by Tax Authorities, powers of attorney, or any other information with respect to any Consolidated Tax Return (but shall be required to provide redacted information with respect thereto, solely as necessary for Purchaser to prepare Tax Returns or to conduct a Tax audit or other contest for the Transferred Entities), and (y) in case of any dispute between the parties regarding Tax matters, the normal rules of discovery, and not this Section 8.3(a), shall apply. Any information obtained under this Section 8.3(a) shall be kept confidential, except as may be necessary in connection with the filing of Tax Returns or claims for refund or in the course of a Tax audit or other contest. The parties further agree that the sharing of information and cooperation contemplated by this Section 8.3 shall be done in a manner so as not to unreasonably interfere with the conduct of the business of the parties.

(b) Each party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of the Transferred Entities for all Pre-Closing Tax Periods and Straddle Periods until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate without extension (except to the extent the other party provides written notice to such party of an applicable extension) or (ii) seven (7) years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them.

(c) Prior to Closing, each party agrees to consult in good faith with such other party in connection with the other party’s request to make any tax-related election or other action with respect to a Transferred Entity that is not explicitly contemplated in this Agreement that would be effective at or prior to Closing (each a “Tax Restructuring Action”); provided that no such Tax Restructuring Action with respect to a Transferred Entity shall be made absent the parties’ mutual consent. Each party agrees to provide its consent to such Tax Restructuring Action that is requested by the other party if (i) either (A) the non-requesting party determines that such Tax Restructuring Action will not result in any adverse effect to such non-requesting party or its Affiliates or (B) the requesting party agrees to reimburse the non-requesting party or its Affiliates for any incremental Liability imposed upon the non-requesting party or its Affiliates that would not have existed absent such Tax Restructuring Action, and (ii) the parties have mutually agreed any appropriate revisions to the Allocation therefor. Within 60 days after the date hereof, Seller will provide Purchaser with the following information: (i) which jurisdictions would impose an incremental Liability in respect of Taxes that would result from the direct purchase of the Equity Interests of Ekahau, Oy by an Agreed Assignee, (ii) the estimated tax basis of Ekahau, Oy for each such jurisdiction based on information reasonably available to Seller at the time and (iii) the estimated apportionment of the income attributable to Ekahau, Oy (on a sale of the equity therein) to each such jurisdiction based on information reasonably available to Seller at the time (clauses (i) through (iii), the “Finland Tax Information”) for Purchaser’s review. If within five (5) days prior to Closing, Purchaser confirms in writing that Purchaser intends to designate one of its Subsidiaries or Affiliates as an Agreed Assignee, and agrees to pay Seller an amount equal to the incremental Liability in respect of Taxes (as determined pursuant to the next sentence) that results from the direct purchase of the Equity Interests of Ekahau Oy by an Agreed Assignee based on the Finland Tax Information (the “Incremental Tax Cost”) imposed on Seller or any of its Affiliates, Purchaser shall be permitted to designate an Agreed Assignee to acquire such Equity Interests. The Incremental Tax Cost shall be updated to reflect the Entity Valuation, once finally confirmed. After Purchaser pays such Incremental Tax Cost imposed on Seller or any of its Affiliates, neither Purchaser nor Seller will have any indemnity obligation under this Agreement with respect to such Incremental Tax Cost.

Section 8.4 Returns for Straddle Periods and Pre-Closing Periods.

(a) Seller shall timely prepare or cause to be timely prepared all Tax Returns for Taxes of the Transferred Entities for any taxable period ending on or before the Closing Date the due date of which, taking into account applicable extensions, is after the Closing Date (each, a “Seller Tax Return”). Each such Seller Tax Return shall be prepared in a manner consistent with the past practice, procedures and accounting methods of the applicable Transferred Entity, except as otherwise required by applicable Law as required to conform to the provisions of the OBBBA that apply to Pre-Closing Tax Periods or to make elections for Pre-Closing Tax Periods permitted under the OBBBA with respect to bonus depreciation or research or development credits, or explicitly set forth in this Agreement. Seller shall deliver a copy of any Seller Tax Return that is an Income Tax Return or other material Tax Return to Purchaser at least fifteen (15) days prior to the due date thereof (including any applicable extensions) in the case of such Income Tax Return, or as soon as reasonably practicable prior to the due date thereof (including any applicable extensions) in the case of such other material Tax Return, for Purchaser’s review and comment, or, in the case of any such Tax Returns filed on a more frequent than annual basis, as soon as reasonably practicable prior to the due date for filing such Tax Return. Seller shall implement any reasonable comments made in writing by Purchaser at least five (5) days prior to the due date for filing such Tax Return or, in the case of Tax Returns filed on a more frequent than annual basis, at least two (2) days prior to the due date of such Tax Return; provided, that the Seller shall not be required to accept any comments that do not reflect, in its good faith judgment, a position that is at least “more likely than not” (“MLTN”) to be sustained. The Seller shall pay to the Purchaser the amount of the Income Taxes with respect to Income Tax Returns for which the Seller is responsible under this Section 8.4(a) within five (5) days of the later of Purchaser’s written notification of Seller’s obligation to pay such Taxes and the filing of the applicable final Tax Return (excluding, for the avoidance of doubt, any Tax Returns in respect of estimated Tax payments for Post-Closing Tax Periods) to which such Taxes relate, but only to the extent such Income Taxes were not included in Unpaid Tax Amounts in the calculation of the Final Purchase Price. Purchaser shall cause such Seller Tax Returns to be timely filed and such Taxes to be timely paid to the appropriate Governmental Entity.

(b) Purchaser shall timely prepare and file or cause to be timely prepared and filed any Straddle Period Tax Returns (other than Seller Tax Group Consolidated Tax Returns and Seller Tax Returns) (each, a “Purchaser Tax Return”). Each such Purchaser Tax Return shall be prepared in a manner consistent with the past practice, procedures and accounting methods of the applicable Transferred Entity, except as otherwise required by applicable Law. Purchaser shall provide drafts of each such Tax Return that is an Income Tax Return to the Seller for the Seller’s review and comment at least fifteen (15) days prior to the due date for filing such Tax Return (including any applicable extensions) or, in the case of Tax Returns filed on a more frequent than annual basis, as soon as reasonably practicable but at least five (5) days prior to the due date for filing such Tax Return. Purchaser shall implement all reasonable comments made in writing by the Seller at least five (5) days prior to the due date for filing such Tax Return or, in the case of Tax Returns filed on a more frequent than annual basis, at least two (2) days prior to the due date of such Tax Return; provided, that Purchaser shall not be required to accept any comments that do not reflect, in its good faith judgment, a position that is at least MLTN to be sustained. The Seller shall pay to the Purchaser the amount of the Income Taxes with respect to any such Income Tax Returns for which the Seller is responsible (other than the Incremental Tax Costs or any Taxes arising from any assignment of the right to purchase the applicable Securities pursuant to this Agreement to a Person other than an Agreed Assignee with respect to such Securities or as a result of any changes after the date hereof to Exhibit A or Schedule I) within five (5) days of the later of Purchaser’s written notification of Seller’s obligation to pay such Taxes and the filing of the applicable final Tax Return (excluding, for the avoidance of doubt, any Tax Returns in respect of estimated Tax payments) to which such Taxes relate, but only to the extent that such Taxes were not included as an Unpaid Tax Amount in the calculation of the Final Purchase Price. Notwithstanding any other provision in this Agreement to the contrary, (i) Seller shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in the preparation or filing of, any Seller Tax Group Consolidated Tax Return and (ii) Purchaser shall have the exclusive right to control in all respects, and neither Seller nor any of its Affiliates shall be entitled to participate in the preparation or filing of, any Consolidated Tax Return of Purchaser or its Affiliates.

(c) Purchaser shall pay to Seller any amount included in Unpaid Tax Amounts that is in excess of the amount shown on the Income Tax Returns for which Seller has a payment obligation under Section 8.4(a) and (b).

Section 8.5 Tax Contests.

(a) Following the Closing, if Purchaser, any of its Affiliates or any of the Transferred Entities, on the one hand, and Seller of any of its Affiliates, on the other hand, receives notice of any audit, examination, investigation, proceeding, or other action that relates to a Pre-Closing Tax Period or a Straddle Period of a Transferred Entity or that, if resolved adversely, could otherwise reasonably be expected to increase the liability of any member of the Seller Group for Taxes or reduce their entitlement to Tax Refunds, in each case, pursuant to this Agreement (a “Tax Contest”), then such party shall promptly (and in any event within ten (10) days) give written notice to the other party; provided, that failure to so notify the Seller shall not relieve the Seller of its obligations hereunder unless and to the extent the Seller is actually and materially prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax Contest and, to the extent known, the amount thereof and shall include a copy of the relevant portion of any correspondence received relating to such Tax Contest.

(b) In the case of a Tax Contest that solely relates to a Pre-Closing Tax Period (a “Seller Contest”), the Seller shall have the right, at its expense, to control the conduct of such Seller Contest; provided, that (i) the Seller shall diligently prosecute such Seller Contest in good faith, (ii) the Seller shall keep Purchaser reasonably informed of the status of developments with respect to such Seller Contest, (iii) Purchaser shall have the right (at its own expense) to fully participate in any such Seller Contest, (iv) the Seller shall, subject to the limitations set forth herein, agree in writing to be fully responsible for all Losses relating to such Seller Contest (provided that no such agreement in writing will be required with respect to Losses pursuant to such Seller Contest resulting from actions taken pursuant to Section 8.10), and (v) the Seller shall not settle, discharge, or otherwise dispose of any such Seller Contest without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned, or delayed; provided, that if Purchaser and Seller agree in writing that Purchaser shall have the right to control the conduct of such Tax Contest, then Seller shall have the right to participate in (but not control) such Tax Contest at its own expense (including attending any meetings or conferences with the relevant Tax Authority and having an opportunity to comment on any written materials prepared in connection with any such Tax Contest), and Purchaser shall not settle, compromise or concede any such Tax Contest without the prior written consent of Seller, which shall not be unreasonably withheld, delayed, or conditioned. Seller shall bear all reasonable out-of-pocket costs and expenses associated with controlling a Seller Contest (excluding any such Seller Contest resulting from actions taken pursuant to Section 8.10, the costs and expenses associated with which shall be borne fifty percent by Purchaser and fifty percent by Seller), regardless of whether or not Seller elects to control such Seller Contest. In the event of conflict between this Section 8.5(b) and Section 8.10, Section 8.10 will control.

(c) In the case of any Tax Contest not described in Section 8.5(b), Purchaser shall have the right to control the conduct of such Tax Contest (including, for the avoidance of doubt, any Tax Contest that is related to a Consolidated Tax Return of Purchaser or its Affiliates); provided, that, with respect to any Tax Contest that could reasonably be expected to give rise to an obligation for Seller to indemnify Purchaser for Taxes under this Agreement, Purchaser (i) shall diligently prosecute such Tax Contest in good faith, (ii) shall keep Seller reasonably informed of the status of developments with respect to such Tax Contest, (iii) shall permit Seller to fully participate in such Tax Contest at its own expense, including attending any meetings or conferences with the relevant Tax Authority and having an opportunity to comment on any written materials prepared in connection with any such Tax Contest, and (iv) unless Purchaser agrees to waive any resulting indemnification claim, Purchaser shall not, and shall cause its Affiliates not to, settle, discharge, or otherwise dispose of any such Tax Contest without the prior written consent of Seller, which shall not be unreasonably withheld, delayed, or conditioned; provided, further that if Purchaser and Seller agree in writing that Seller shall have the right to control the conduct of such Tax Contest, then Purchaser shall have the right to participate in (but not control) such Tax Contest at its own expense, and Seller shall not settle, compromise or concede any such Tax Contest without the prior written consent of Purchaser, which shall not be unreasonably withheld, delayed, or conditioned. The parties agree that each of Purchaser and Seller will bear fifty percent of the reasonable out-of-pocket costs and expenses associated with controlling any Tax Contest with respect to a Straddle Period. In the event of conflict between this Section 8.5(c) and Section 8.10, Section 8.10 will control.

(d) Notwithstanding any provision in this Agreement to the contrary, (i) the parties agree that (x) Seller shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Contest with respect to any Seller Tax Group Consolidated Tax Return and (y) Purchaser shall have the exclusive right to control in all respects, and neither Seller, nor any of its Affiliates shall be entitled to participate in, any Tax Contest with respect to any Consolidated Tax Return of Purchaser or its Affiliates and (ii) in the event of any conflict between this Section 8.5 and Section 11.5, the provisions of this Section 8.5 shall control.

Section 8.6 Certain Tax Matters. Without Seller’s prior written consent (which shall not be unreasonably withheld, conditioned, or delayed), Purchaser shall not take any actions with respect to the Transferred Entities on the Closing Date after the Closing that are outside the ordinary course of business. The parties agree (a) that no election shall be made to ratably allocate items under Treasury Regulation Section 1.1502-76(b), (b) to report all transactions not in the ordinary course of business occurring on the Closing Date after the Closing (including any transaction engaged in by any Transferred Entity in connection with the financing of any obligations of Purchaser to make a payment under this Agreement) on the Income Tax Return that includes the relevant Transferred Entity for the taxable period beginning on the day after the Closing Date to the maximum extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or non-U.S. Law), (c) that to the extent permitted by applicable Law, the parties shall, and shall cause the Transferred Entities to, treat the Closing Date as the last date of a taxable period of the Transferred Entities that are United States persons, and (d) that all Transaction Tax Deductions shall be reported in the Pre-Closing Tax Period to the maximum extent permitted under applicable Law at a MLTN or higher level of comfort, including to the extent applicable, pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and any similar provision of state, local, or non-U.S. Law), and not pursuant to the “next-day rule” contained in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or non-U.S. Law).

Section 8.7 Post-Closing Tax Covenant. Following the Closing, Purchaser shall not, and shall cause its Affiliates (including the Transferred Entities) not to take any of the following actions unless consented to by Seller (which consent shall not be unreasonably withheld, conditioned, or delayed): (i) make (other than pursuant to Section 8.1, Section 8.3 and Section 8.4), change or revoke any Tax election (including an election to waive the carryback of any net operating loss or other Tax attribute existing as of the Closing Date) of or with respect to a Transferred Entity for a Pre-Closing Tax Period or Straddle Period or that has retroactive effect to a Pre-Closing Tax Period or Straddle Period (except as provided by this Agreement), (ii) file (other than pursuant to Section 8.4, Section 8.10, or Section 8.11) or amend any Tax Return of a Transferred Entity for a Pre-Closing Tax Period, (iii) make or initiate any voluntary contact with a Tax Authority (including any voluntary disclosure agreement or similar process) (other than pursuant to Section 8.10) with respect to a Transferred Entity for a Pre-Closing Tax Period, or (iv) agree to any waiver or extension of the statute of limitations in respect of Taxes of a Transferred Entity for a Pre-Closing Tax Period.

Section 8.8 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Purchaser shall be responsible for 50% and Seller shall be responsible for 50% of, any sales, use, transfer, real property transfer, registration, documentary, conveyance, franchise, goods and services, stamp, value added, or similar Taxes and related fees and costs (including any penalties or interest) imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”). The party required under applicable Law to file the Tax Returns with respect to any such Transfer Taxes shall prepare, at its own expense, and timely file such Tax Returns, after providing the other party with a reasonable opportunity to review and comment on such Tax Returns. In the case of any such Transfer Taxes paid or borne by Seller, Purchaser shall reimburse Seller within five (5) days of written request therefor.

Section 8.9 Purchase Price Allocation.

(a) The parties agree that the Final Purchase Price (together with any other items properly treated as purchase price for U.S. federal income tax purposes) will be allocated among the Transferred Entities in accordance with this Section 8.9 (as adjusted in accordance with this Section 8.9, the “Entity Allocation”). As soon as reasonably practicable after the execution of this Agreement, Purchaser will engage a nationally recognized valuation firm, at its sole cost and expense, to undertake a valuation of the Transferred Entities (the “Purchaser Valuation”) and will use commercially reasonable efforts to ensure that a draft of the Purchaser Valuation is completed prior to Closing. Purchaser will consult with Seller in good faith regarding the valuation during the valuation process. Purchaser shall provide the draft Purchaser Valuation to Seller for review and shall consider in good faith any comments received from Seller within ten (10) days of receipt. Within fifteen (15) days of receipt of the draft, Seller may elect, by written notice to Purchaser, to engage its own nationally recognized valuation firm, at its sole cost and expense, to conduct a valuation of the Transferred Entities (the “Seller Valuation”). If Seller does not so elect, the Purchaser Valuation shall be finalized and shall constitute the “Entity Valuation”. If Seller conducts a valuation, it shall provide a draft of the Seller Valuation to Purchaser within 75 days after the receipt of the draft Purchaser Valuation. The parties will negotiate in good faith to resolve any differences between the draft Purchaser Valuation and the draft Seller Valuation, and if they cannot resolve any differences within fifteen (15) days, shall submit any differences to a third nationally recognized valuation firm for review and resolution (in accordance with the procedures for an Independent Accounting Firm set forth in Section 2.6). The valuation, as resolved, shall constitute the “Entity Valuation”. If the Entity Valuation is not completed prior to the Closing, the parties shall use an estimate provided by Purchaser’s valuation firm for all relevant purposes of Closing (including for purposes of the payment of any Taxes due at Closing) and shall make adjustments to any such payments upon the finalization of the Entity Valuation; provided that neither party shall be entitled to any indemnification from the other party as a result of any interest or penalties that may result in connection with such adjustments. Purchaser, the Seller, and their respective Affiliates shall report and file Tax Returns in all respects and for all purposes consistent with such Entity Valuation and shall not take any position (whether in proceedings, audits, Tax Returns or otherwise) that is inconsistent with such Entity Valuation unless required to do so by a “determination”, as defined in Section 1313 of the Code.

(b) Purchaser shall prepare an allocation of the Final Purchase Price (together with any other items properly treated as purchase price for U.S. federal income tax purposes) among the assets of Ookla LLC and the assets of Irish Seller transferred under the Irish Asset Purchase Agreement consistent with the Entity Valuation and in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local, or non-U.S. Law, as appropriate) (the “Allocation”) and deliver such Allocation to the Seller within 45 days after the finalization of the Entity Valuation, together with reasonable supporting documentation. If, within twenty (20) days following the delivery of the Allocation, the Seller does not notify Purchaser of its disagreement with the Allocation, the Allocation shall be final and binding on all parties, and Purchaser, the Seller and their respective Affiliates shall report and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such Allocation and shall not take any position (whether in proceedings, audits, Tax Returns or otherwise) that is inconsistent with such Allocation unless required to do so by a “determination”, as defined in Section 1313 of the Code. If, within such twenty (20) day period, the Seller notifies Purchaser in writing that the Seller Group disputes any item reflected in the Allocation, Purchaser and the Seller shall cooperate in good faith to resolve such dispute. If Purchaser and Seller reach an agreement regarding the Allocation , such agreed Allocation shall be final and binding on all parties, and Purchaser, the Seller and their respective Affiliates shall report and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such agreed Allocation and shall not take any position (whether in proceedings, audits, Tax Returns or otherwise) that is inconsistent with such Allocation unless required to do so by a “determination”, as defined in Section 1313 of the Code. If Purchaser and the Seller are unable to reach a timely agreement regarding the Allocation, each party shall be entitled to adopt its own position regarding the Allocation.

(c) Each party shall timely and properly prepare, execute, file and deliver (or cause to be prepared, executed, filed and delivered) all such documents, forms and other information as the other party may reasonably request to prepare or evaluate the Allocation. Notwithstanding anything to the contrary herein, in the case Purchaser, Seller, or any of their Affiliates is required to file a Tax Return or any other filing with a Tax Authority with respect to the equity interests of any of the Transferred Entities or their assets or it is otherwise reasonably advisable to make such filing, in each case prior to the final agreement of the Allocation pursuant to Section 8.9(a) and Section 8.9(b), the parties hereto shall cooperate in good faith to determine the applicable purchase price allocation to the extent appropriate in connection with such filing, and shall report in all respects and for all purposes consistent with such purchase price allocation unless mutually agreed otherwise or otherwise required to do so by a “determination”, as defined in Section 1313 of the Code.

Section 8.10 Other Tax Return Matters. Notwithstanding anything in this Agreement to the contrary, Purchaser (and, after the Closing, the Transferred Entities) shall be entitled to (i) initiate any “voluntary disclosure” process or procedure sponsored by a particular Tax Authority with respect to Taxes for any Pre-Closing Tax Period and (ii) make any remedial Tax filings with respect to any Pre-Closing Tax Period, including, for the avoidance of doubt, any remedial Tax filings relating to sales and use Taxes or in any non-U.S. jurisdiction, in each case as described on and in accordance with Schedule 8.10.

Section 8.11 Refunds. Without duplication, Seller shall be entitled to any refunds (or credits in lieu of refunds) of or against any Taxes (including interest thereon received from the relevant Tax Authority) for a Pre-Closing Tax Period, for Taxes that constitute Retained Liabilities, for Indemnified Taxes or Taxes that relate to the representations set forth in Section 4.10 (Taxes) of this Agreement. for which, in each case, Seller or any of its Affiliates have borne economically, other than to the extent that (i) any such Tax refund or credit arises as a result of a change in Law after the Closing Date, (ii) is for an amount less than $100,000, (iii) was included in the calculation of Working Capital (including to the extent included in the Working Capital Target Amount) in the calculation of the Final Purchase Price or (iv) results from any carryback of a tax asset from a Post-Closing Tax Period (“Tax Refunds”). Except as specifically provided otherwise, any such Tax Refund for any Straddle Period shall be equitably apportioned to Seller in accordance with the principles set forth in Section 8.2. Notwithstanding the foregoing, Purchaser and its Affiliates shall have no obligation to file any claim for refund or any amended Tax Return in order to claim a Tax Refund. If Purchaser or any of its Affiliates (including the Transferred Entities) actually receives or realizes a Tax Refund, then Purchaser shall pay, or cause its Affiliates to pay, to Seller the amount of such Tax Refund (including any interest paid thereon by the relevant Tax Authority), net of any reasonable out-of-pocket costs and Taxes incurred by Purchaser or the applicable Transferred Entity to the extent incurred in connection with the receipt of such Tax Refund, within fifteen (15) days of the receipt of the Tax Refund or the application of such Tax Refund against current or future amounts otherwise payable, as applicable. The parties hereto intend that any such payment pursuant to this Section 8.11 be treated for U.S. federal and applicable state and local income tax purposes as an adjustment to the Purchase Price and shall act consistently therewith for all applicable tax purposes (including filing Tax Returns) unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

Section 8.12 Indirect Taxes.

(a) Notwithstanding anything to the contrary in this Agreement, any Indirect Taxes incurred in connection with this Agreement and the transactions contemplated thereby shall be borne by Purchaser.

(b) Purchaser and Seller shall use commercially reasonable efforts to satisfy all compliance obligations necessary in order to treat any such transfer as a transfer of a going concern for Indirect Tax purposes where permissible under applicable Law. In connection with the foregoing, as soon as reasonably practicable after the date of this Agreement, Purchaser and Seller shall cooperate to apply for and obtain any available advance ruling, through a voluntary notification, ruling request or similar procedure in each relevant material jurisdiction prior to the Closing Date, that such jurisdiction will treat the applicable transfer as a transfer of a going concern for Indirect Tax purposes that is not subject to Indirect Tax.

(c) To the extent required by applicable Law in any jurisdiction and subject to clause (b) above, the party required under applicable Law shall invoice, collect and pay over any Indirect Taxes required to be collected and paid as a result of the transactions contemplated by this Agreement, and Purchaser shall promptly reimburse Seller and its Affiliates (other than the Transferred Entities), on an after-Tax basis, for any such Indirect Taxes paid or incurred by them.

Section 8.13 Section 245A Election(a) . At its option, Seller may make (or cause to be made) the election provided by Treasury Regulation Section 1.245A-5(e)(3)(i) with respect to any Transferred Entity that is a “controlled foreign corporation” within the meaning of Section 957 of the Code (or similar election to close the taxable year of any such Transferred Entity), and Purchaser and its Affiliates (including the Transferred Entities) shall cooperate as necessary to effect any such elections.

Section 8.14 Survival(a) . Notwithstanding any provision in this Agreement to the contrary, this Article VIII shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations for the underlying Tax (taking into account any applicable extensions or waivers thereof).

ARTICLE IX

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 9.1 Conditions to Obligation of Each Party to Close. The respective obligations of each party to consummate the Sale and the other transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) by both Purchaser and Seller at or prior to the Closing of the following conditions:

(a) Governmental Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Sale under the HSR Act, as well as any agreement not to close embodied in a “timing agreement” between the parties and a Governmental Entity, shall have expired or otherwise been terminated and (ii) all Required Approvals shall have been obtained.

(b) No Injunctions. No Law or Order shall be in effect that restrains, enjoins, makes illegal or prohibits the consummation of the Sale or the other transactions contemplated by this Agreement and the Ancillary Agreements.

Section 9.2 Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to consummate the Sale and the other transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. (i) The representation and warranty of Seller set forth in Section 4.21(a) (Absence of Changes) shall be true and correct as of the date of this Agreement and as of the Closing Date; (ii) The representations and warranties of Seller set forth in Section 3.1 (Organization and Qualification) (solely with respect to Seller, Irish Seller and any Subsidiary of Seller transferring Securities), Section 3.2 (Authority), Section 3.3(b)(i) (No Conflicts), the first four sentences of Section 3.4 (Ownership), Section 4.2(a), Section 4.2(b), and Section 4.2(c) (Capitalization of the Transferred Entities) shall be true and correct in all respects (other than in the case of de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all respects only on and as of such date); (iii) the representations and warranties of Seller set forth in Section 3.1 (Organization of the Transferred Entities) (to the extent not included in clause (ii) above), Section 3.4 (Ownership) other than the first four sentences thereof, Section 3.6 (Broker’s Fees), Section 4.1 (Organization of the Transferred Entities), Section 4.2(d) (Capitalization of the Transferred Entities), Section 4.11 (Title to Assets; Sufficiency of Assets) and Section 4.15 (Intellectual Property), Section 4.16 (Information Technology; Data Security), Section 4.17 (Data Privacy), Section 4.21(b) (Absence of Changes) and Section 4.28 (Broker’s Fees) (without giving effect to any limitations or qualifications as to “materiality,” “Seller Material Adverse Effect,” “Business Material Adverse Effect” or other similar qualifications as to materiality) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all respects only on and as of such date) and (iv) each of the other representations and warranties of Seller set forth in Article III and Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct only on and as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitations or qualifications as to “materiality,” “Seller Material Adverse Effect,” “Business Material Adverse Effect” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, in the case of the representations and warranties made in Article III, or a Business Material Adverse Effect, in the case of the representations and warranties made in Article IV.

(b) Covenants and Agreements. The covenants and agreements of the Seller Group and the Transferred Entities required to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c) No Material Adverse Effect. From the date hereof, no result, occurrence, fact, change, event or effect shall have occurred which has had, or would reasonably be expected to have, a Business Material Adverse Effect or Seller Material Adverse Effect.

(d) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied.

(e) Employees. As of the Closing Date, the Employment Threshold shall have been satisfied.

(f) Certain Pre-Closing Actions. The Seller Group and its Affiliates, including the Transferred Entities, shall have taken the actions described on Section 9.2(f)(i) of the Seller Disclosure Schedule.

(g) Other Deliveries. Seller shall have made all other deliveries required to be made at or prior to the Closing set forth in Section 2.3(b)(i).

Section 9.3 Conditions to Seller’s Obligation to Close. The obligations of Seller to consummate the Sale and the other transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Purchaser set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority) and Section 5.5 (Broker’s Fee) (collectively, the “Purchaser Fundamental Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all respects only on and as of such date); and (ii) each of the other representations and warranties of Purchaser contained in Article V shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct only on and as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitations or qualifications as to “materiality,” “Purchaser Material Adverse Effect” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Covenants and Agreements. The covenants and agreements of Purchaser required to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied.

(d) Other Deliveries. Purchaser shall have made all other deliveries required to be made at or prior to the Closing set forth in Section 2.3(b)(ii).

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or by Purchaser, if the Closing shall not have been consummated on or before December 2, 2026 (the “Outside Date”); provided, that if prior to the Outside Date, all of the conditions to Closing in Article IX have been satisfied or waived, other than any of the conditions in Section 9.1(a) or Section 9.1(b) (with respect to Section 9.1(b), solely if the applicable Law or Order relates to a Regulatory Law) and conditions to be satisfied at the Closing (so long as such conditions remain capable of being satisfied), the Outside Date shall automatically be extended to March 2, 2027, which later date shall thereafter be deemed the Outside Date, provided, further, that the right to terminate this Agreement under this clause shall not be available to any party to this Agreement whose breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or before such date;

(c) by either Seller or Purchaser, if any Law or Order by a court of competent jurisdiction permanently restraining, enjoining, making illegal or prohibiting the consummation of the Sale or the other transactions contemplated by this Agreement and the Ancillary Agreements shall be in effect and shall have become final and non-appealable;

(d) by Purchaser, if Seller shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b), and (ii) (A) is incapable of being cured prior to the Outside Date or (B) if capable of being cured prior to the Outside Date, has not been cured prior to the date that is the earlier of (x) the Business Day immediately preceding the Outside Date and (y) thirty (30) days from the date that Seller is notified in writing by Purchaser of such breach or failure to perform; provided, that Purchaser shall not have the right to terminate the Agreement pursuant to this Section 10.1(d) if Purchaser is then in breach in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b); or

(e) by Seller, if Purchaser shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b), and (ii) (A) is incapable of being cured prior to the Outside Date or (B) if capable of being cured prior to the Outside Date, has not been cured prior to the date that is the earlier of (x) the Business Day immediately preceding the Outside Date and (y) thirty (30) days from the date that Purchaser is notified in writing by Seller of such breach or failure to perform; provided, that Seller shall not have the right to terminate the Agreement pursuant to this Section 10.1(e) if Seller is then in breach in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b).

Section 10.2 Notice of Termination. In the event of termination of this Agreement by either or both of Seller and Purchaser pursuant to Section 10.1 (other than Section 10.1(a)), written notice of such termination shall be given by the terminating party to the other party.

Section 10.3 Effect of Termination. In the event of termination of this Agreement by either or both of Seller and Purchaser pursuant to Section 10.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any party to this Agreement, except as set forth below; provided that, notwithstanding anything to the contrary, no termination of this Agreement shall relieve any party hereto from Liability for Fraud or Willful Breach. Notwithstanding anything to the contrary contained herein, the provisions of Section 6.6 (Public Announcement) and Article XII (General Provisions) and this Section 10.3 shall survive any termination of this Agreement. The obligations of the parties under the Confidentiality Agreement shall survive termination of this Agreement.

Section 10.4 Extension; Waiver. At any time prior to the Closing or the valid termination of this Agreement in accordance with its terms, either Seller, on the one hand, or Purchaser, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or covenants of the other, or conditions for such party’s benefit, contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Survival. The representations and warranties set forth in this Agreement, any Ancillary Agreement or in any certificates or other documents delivered hereunder or thereunder shall survive the Closing until the eighteen (18) month anniversary of the Closing Date, except that (a) the Fundamental Representations and the Purchaser Fundamental Representations shall survive the Closing until the sixth (6th) anniversary of the Closing Date, (b) the Specified Representations shall survive the Closing until the third (3rd) anniversary of the Closing Date and (c) the representations and warranties set forth in Section 4.10 (Taxes) of this Agreement shall survive until thirty (30) days following the expiration of the statute of limitations applicable to the underlying Tax. Notwithstanding the foregoing, all representations and warranties related to any claim asserted within the relevant time period set forth in this Section 11.1 shall survive until all such claims shall have been finally resolved and payment in respect thereof, if any is required to be made, shall have been made. The covenants and agreements of Seller or Purchaser contained in this Agreement, any Ancillary Agreement or in any certificate or other document delivered hereunder or thereunder that contemplate performance prior to the Closing, survive until the first (1st) anniversary of the Closing Date. The indemnity for Indemnified Taxes shall survive until thirty (30) days following the expiration of the statute of limitations applicable to the underlying Tax. Unless otherwise expressly set forth in Article VIII, the covenants and agreements of Seller or Purchaser contained in this Agreement that contemplate performance at or after the Closing shall survive the Closing until they are fully performed in accordance with their respective terms.

Section 11.2 Indemnity by Seller. From and after the Closing, and subject to this Article XI, Seller shall defend, indemnify and hold harmless any Purchaser Indemnitee from and against any and all Losses incurred by the Purchaser Indemnitee to the extent resulting from:

(a) the Retained Liabilities; provided that for the avoidance of doubt, this Section 11.2(a) shall not apply to Liabilities with respect to Taxes, for which the sole indemnification provision will arise from Section 11.2(b) and 11.2(d);

(b) any breach or inaccuracy of any representation or warranty of Seller under this Agreement, any Ancillary Agreement or any certificate or other document delivered hereunder or thereunder;

(c) any breach by Seller of any of its covenants or agreements in this Agreement, any Ancillary Agreement or any certificate or other document delivered hereunder or thereunder; or

(d) Indemnified Taxes.

Section 11.3 Indemnity by Purchaser. From and after the Closing, and subject to this Article XI, Purchaser shall defend, indemnify and hold harmless any Seller Indemnitee from and against any and all Losses incurred by the Seller Indemnitee to the extent resulting from:

(a) the Business Liabilities;

(b) any breach or inaccuracy of any representation or warranty of Purchaser under this Agreement, any Ancillary Agreement or any certificate or other document delivered hereunder or thereunder; or

(c) any breach by Purchaser of any of its covenants or agreements in this Agreement, any Ancillary Agreement or any certificate or other document delivered hereunder or thereunder.

Section 11.4 Limitation on Indemnity. Purchaser and Seller agree, for themselves and on behalf of the Purchaser Indemnitees and Seller Indemnitees, respectively:

(a) Neither Seller nor Purchaser shall be required to indemnify any Purchaser Indemnitees or Seller Indemnitees in respect of any Losses for which indemnity is claimed under Section 11.2(b) or Section 11.3(b), as applicable, unless and until the aggregate amount of all such Losses for which indemnification is being claimed equals or exceeds $6,000,000 (the “Deductible”), and then only to the extent of such amounts in excess of the Deductible and subject to the other limitations set forth herein; provided, that the Deductible shall not apply to any Losses relating to any breach or inaccuracy of any Fundamental Representation, Purchaser Fundamental Representation, the Specified Representations or any representations or warranties set forth in Section 4.10 (Taxes) or any Losses resulting from Fraud. For purposes of determining indemnification obligations under Section 11.2(b) or Section 11.3(b), including for purposes of calculating Losses for purposes of the Deductible and whether the Specified Cap, the General Cap or the limitation of liability in respect of breaches of Fundamental Representations has been exceeded, neither Seller nor Purchaser shall be required to indemnify any Purchaser Indemnitees or Seller Indemnitees if the aggregate amount of such Losses relating to a single claim (or a group of claims relating to the same facts or circumstances, event or transaction) does not exceed $100,000 (the “Mini Basket”); provided, that the Mini Basket shall not apply to any Losses resulting from Fraud.

(b) (i) Neither Seller nor Purchaser shall be required to indemnify any Purchaser Indemnitees or Seller Indemnitees in respect of any Losses for which indemnity is claimed under Section 11.2(b) or Section 11.3(b), as applicable, to the extent that the aggregate amount of such Losses exceeds $60,000,000 (the “General Cap”); and (ii) Seller shall not be required to indemnify any Purchaser Indemnitee in respect of any Losses for which indemnity is claimed under Section 11.2(b) with respect to any Specified Representation to the extent that the aggregate amount of such Losses exceeds the Specified Cap; provided, that neither the General Cap nor the Specified Cap shall apply to any Losses relating to any breach or inaccuracy of any Fundamental Representation, Purchaser Fundamental Representation or any representations or warranties set forth in Section 4.10 (Taxes) or any Losses resulting from Fraud.

(c) Seller shall not be required to indemnify any Purchaser Indemnitees in respect of any Loss under Section 11.2(d) or under Section 11.2(b) with respect to Indemnified Taxes or the representations and warranties set forth in Section 4.10 (Taxes) unless the amount of any such Loss equals or exceeds $100,000.

(d) The amount of any and all Losses indemnifiable pursuant to Section 11.2 or Section 11.3 shall be determined net of any amounts actually recovered from Third Parties by an Indemnified Party under insurance policies or any other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses, in each case, net of all costs and expenses incurred by such party in connection with the collection of such amounts (including any applicable deductibles, co-payments and similar costs and payments, and any increase to premiums resulting from making any claim thereunder). In any case where an Indemnified Party so recovers, under insurance policies or from any other Third Party collateral source, any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 11.2 or Section 11.3, as applicable, not already taken into account in any payment made pursuant to this Section 11.4(d), such Indemnified Party shall as promptly as reasonably practicable pay, after such determination, over to the applicable Indemnifying Party the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Indemnified Party in procuring such recovery and any applicable deductible, retention amounts or premium increases), but not in excess of the sum of (A) any amount previously so paid to such Indemnified Party by the Indemnifying Party in respect of such matter and (B) any amount expended by the applicable Indemnifying Party in pursuing or defending any claim arising out of such matter.

(e) Purchaser Indemnitees shall not be entitled to indemnification pursuant to Section 11.2(b) for any Loss to the extent that such matter is (i) expressly disclosed on the Seller Disclosure Schedule or recorded as a reserve or otherwise adequately reflected in the Business Financial Statements, (ii) relates to Taxes (other than Indemnified Taxes or breaches of any of the representations or warranties set forth in Section 4.10 of this Agreement or (iii) relates to the amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other Tax asset or attribute of the Transferred Entities in any Post-Closing Tax Period.

(f) No Indemnified Party shall be entitled to indemnification pursuant to Section 11.2 or Section 11.3 for any Loss to the extent that such Loss was taken into account in the Final Purchase Price as finally determined pursuant to Section 2.6. Other than for Fraud or in respect of Seller’s and Purchaser’s respective indemnification obligations pursuant to Section 11.2(a) and Section 11.3(a), and subject to the other limitations set forth in this Article XI, in no event shall the cumulative indemnification obligation of Seller or Purchaser under this Article XI exceed the Final Purchase Price.

(g) Neither Purchaser Indemnitees nor the Seller Indemnitees shall be entitled to recover for the same Loss more than once under this Article XI or otherwise under this Agreement or any Ancillary Agreement even if a claim for indemnification or otherwise in respect of such Loss has been made as a result of a breach of more than one covenant, agreement or representation or warranty contained in this Agreement or any Ancillary Agreement.

(h) Notwithstanding anything in this Agreement to the contrary, if any representation or warranty contained in this Agreement is qualified by materiality, “Seller Material Adverse Effect”, “Business Material Adverse Effect”, “Purchaser Material Adverse Effect” or a derivative thereof, such qualification will be ignored and deemed not included in such representation or warranty for purposes of (i) determining whether there has been a breach or inaccuracy of such representation or warranty or certificate and (ii) calculating the amount of Losses with respect to such breach or inaccuracy.

Section 11.5 Notification of Claims. Purchaser and Seller agree, for themselves and on behalf of Purchaser Indemnitees and Seller Indemnitees, respectively:

(a) A Person that is entitled to be indemnified pursuant to this Article XI (the “Indemnified Party”) shall notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article XI, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim (to the extent known or reasonably ascertainable); provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent the Indemnifying Party is actually and materially prejudiced by such failure. The parties agree that (i) notices for claims must be delivered as soon as reasonably practicable (but in any event no more than forty-five (45) days after the Indemnified Party becomes actually aware of the circumstances indicating that the Indemnified Party has incurred or would reasonably be expected to incur Losses and be entitled to indemnification hereunder) and in any event prior to the expiration of the applicable survival period specified in Section 11.1; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent the Indemnifying Party is actually and materially prejudiced by such failure; provided, further that if, prior to the expiration of the applicable survival period, an Indemnified Party shall have notified the Indemnifying Party in accordance with the requirements of this Section 11.5 of a claim for indemnification, such claim shall continue to be subject to indemnification in accordance with this Section 11.5 notwithstanding the expiration of the applicable survival period.

(b) Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 11.5 in respect of a pending or threatened claim or demand by a third party (such claim or demand being a “Third Party Claim”), the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days following the receipt of notice of such Third Party Claim, assume the defense and control of such Third Party Claim, with its own counsel (reasonably acceptable to the Indemnified Party) and at its own expense; provided, that the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim with its own counsel; provided, that the expenses of such counsel shall be at the expense of the Indemnified Party unless (1) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (2) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines upon the advice of counsel that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party presents such counsel with a conflict of interest. Notwithstanding the foregoing in this Section 11.5(b), the Indemnifying Party shall not be entitled to assume the defense and control of such Third Party Claim, and if the Indemnifying Party has assumed the defense and control of such Third Party Claim, shall cease to defend and control such Third Party Claim if (i) the Third Party Claim includes any criminal charges against any Indemnified Party, (ii) the Third Party Claim involves any injunctive relief or equitable remedy against any Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there are legal defenses available to it that are different from or in addition to those available to the Indemnifying Party, (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Party and Indemnified Party and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them, (v) the defense of such Third Party Claim by the Indemnifying Party would be, as reasonably determined by the Indemnified Party, expected to materially and adversely affect the Indemnified Party’s relationship with any of such party’s business relationships or (vi) the Indemnifying Party shall have failed to actively pursue the defense of such Third Party Claim in good faith.

(c) If the Indemnifying Party does not or is not entitled to assume the defense and control of any Third Party Claim pursuant to Section 11.5(b), the Indemnified Party shall be entitled to assume and control such defense, and any out-of-pocket costs and expenses associated with such defense (including reasonable attorney’s and accountant’s fees) shall be indemnifiable Losses hereunder, but the Indemnifying Party may nonetheless participate in, but not control, the defense of such Third Party Claim with its own counsel and at its own expense. The parties shall, and shall cause each of their Affiliates and Representatives to, reasonably cooperate with each other in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim, and the party that is in control of the defense of such claim pursuant to the terms hereof shall keep the other party reasonably informed of the progress and material developments of such defense. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the consent of any Indemnified Party; provided that (A) such settlement or judgment does not involve any equitable relief or finding or admission of any violation of Law, criminal liability or admission of any wrongdoing by any Indemnified Party or any of its Affiliates or their respective directors, managers, officers, employees, shareholders, members, agents or Representatives, (B) the Indemnifying Party shall pay or cause to be paid all amounts in such settlement or judgment and (C) such settlement or judgment includes a complete and unconditional release of any Indemnified Party affected by such Third Party Claim in form and substance reasonably acceptable to the Indemnified Party. If the Indemnifying Party is not the controlling party, the Indemnified Party shall in no event settle or compromise (or consent to the settlement or compromise of) any Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned, or delayed); provided, that if the Indemnifying Party withholds such consent, the Indemnified Party may settle or compromise such Third Party Claim; provided, further, that the Indemnifying Party shall have no indemnification obligations relating thereto under this Article XI.

(d) A claim for indemnification for any matter not involving a Third Party Claim (a “Direct Claim”) shall be promptly given by notifying the Indemnifying Party in writing of any claim in respect of which indemnity may be sought under this Article XI, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim (to the extent known or reasonably ascertainable); provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent the Indemnifying Party is actually and materially prejudiced by such failure. If the Indemnifying Party disputes its obligation to indemnify the Indemnified Party under this Article XI, the Indemnifying Party shall have thirty (30) days after its receipt of such notice to give written notice of such objection, and the grounds thereof. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have acknowledged the validity of such Direct Claim. If the Indemnifying Party disputes such Direct Claim in writing during the thirty (30)-day period, then during the thirty (30)-day period following delivery of written notice of dispute by the Indemnifying Party, the Indemnified Party and the Indemnifying Party shall seek in good faith to resolve the disputed claim. If after thirty (30) days the parties are unable to come to an agreement regarding such indemnification obligations, the amount of indemnification to which an Indemnified Party shall be entitled shall be determined by either (a) the written agreement between the Indemnified Party and the Indemnifying Party, (b) a final written judgment or decree of any court of competent jurisdiction or (c) any other means to which the Indemnified Party and the Indemnifying Party shall agree.

Section 11.6 Manner of Payment. Subject to Section 2.7, any indemnification owing pursuant to this Article XI by Seller shall be paid as follows: (i) first, to the extent the matter relates to the Retained Liability set forth as item number 2 on Section 1.1(e) of the Seller Disclosure Schedule and there are sufficient funds in the Indemnification Escrow Fund, by release of funds to the Purchaser Indemnitees from the Indemnification Escrow Fund by the Escrow Agent within five (5) Business Days after the date written notice of any sums due and owing is delivered to the Escrow Agent pursuant to the Escrow Agreement by joint written instructions, which release shall accordingly reduce the funds in the Indemnification Escrow Fund, and (ii) second, to the extent the either (x) the matter does not relate to such Retained Liability and/or (y) funds in the Indemnification Escrow Fund are insufficient to pay any remaining sums due to the Purchaser Indemnitees, Seller shall pay any such amount, by wire transfer of immediately available funds to the Purchaser Indemnitees, within five (5) Business Days after the determination of the amount of such Losses thereof. Any indemnification owing pursuant to this Article XI by Seller (that does not relate to a Retained Liability) shall be paid by Seller or Purchaser (or their applicable Affiliates) by wire transfer of immediately available funds to the Purchaser Indemnitees or the Seller Indemnitees, as applicable, within five (5) Business Days after the determination of the amount of such Losses thereof.

Section 11.7 Remedies Not Affected by Investigation. The representations, warranties and covenants of the parties or any right to indemnification, payment, reimbursement or other remedy based upon any such representations, warranties and covenants of the parties shall in no event be affected by (a) any investigation, inquiry or examination made for or on behalf of any party, (b) the knowledge of any party’s officers, directors, equity holders, employees, agents or representatives or (c) the acceptance by any party of any certificate hereunder, in each case, whether before or after the execution and delivery of this Agreement or the Closing Date.

Section 11.8 Mitigation. Each of Seller and Purchaser shall, and shall cause its applicable Affiliates and Representatives to, the extent required by applicable Law, mitigate their respective Losses upon and after becoming aware of any fact, event, circumstance or condition that has given rise, or is reasonably expected to give rise to, any Losses for which it would have the right to seek indemnification hereunder.

Section 11.9 Exclusive Remedy; Certain Waivers.

(a) Subject to Section 2.5, Section 2.6, Section 2.7, Section 10.3 and Section 12.11 and other than in the case of Fraud, the parties hereby agree that, following the Closing, the sole and exclusive remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement, any Ancillary Agreement or any certificate or other document delivered hereunder or thereunder shall be the applicable indemnification rights set forth in this Article XI.

(b) Purchaser, for itself and on behalf of the other Purchaser Indemnitees (including, after the Closing, the Transferred Entities), acknowledges and agrees that, from and after the Closing, any right to assert an indemnification claim or exercise any other remedy under this Agreement shall be solely and exclusively against a party to this Agreement or any Ancillary Agreement in accordance with the terms hereof, except in the case of Fraud. Furthermore, without limiting the generality of this Section 11.9(b), no claim shall be brought or maintained by, or on behalf of, Purchaser or any Purchaser Indemnitees (including, after the Closing, the Transferred Entities) against any Seller Indemnitees other than a party to this Agreement or any Ancillary Agreement, and no recourse shall be sought or granted against any such Persons that are not party to this Agreement or any Ancillary Agreement, by virtue of, or based upon, the subject matter of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, except in the case of Fraud.

(c) Seller, for itself and on behalf of the other Seller Indemnitees, acknowledges and agrees that, from and after the Closing, any right to assert an indemnification claim or exercise any other remedy under this Agreement shall be solely and exclusively against a party to this Agreement in accordance with the terms hereof, except in the case of Fraud. Furthermore, without limiting the generality of this Section 11.9(c), no claim shall be brought or maintained by, or on behalf of, Seller or any Seller Indemnitees against any Purchaser Indemnitees other than a party to this Agreement, and no recourse shall be sought or granted against any such Persons that are not party to this Agreement, by virtue of, or based upon, the subject matter of this Agreement or the transactions contemplated hereby, except in the case of Fraud.

Section 11.10 Tax Treatment of Indemnity Payments. The parties hereto intend that any payment pursuant to this Article XI be treated for U.S. federal and applicable state and local income tax purposes as an adjustment to the Purchase Price and to the extent reasonably practicable shall be allocated in respect of the entity or assets to which the underlying claim relates. The parties hereto shall act consistently therewith for all applicable tax purposes (including filing Tax Returns) unless otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

Section 11.11 Indemnification Escrow Fund Release. Within five (5) Business Days following the date that is the earlier of (x) 11:59 p.m. New York City time on the date that is three (3) years after the Closing Date and (y) a final and non-appealable Order in respect of the matter set forth as item number 2 on Section 1.1(e) of the Seller Disclosure Schedule, the Purchaser and Seller shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release to the Seller or its designee all remaining funds in the Indemnification Escrow Fund that are not subject to a pending Third Party Claim or Direct Claim.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Interpretation; Absence of Presumption.

(a) The parties hereto acknowledge that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule or Purchaser Disclosure Schedule is not intended to imply to any Third Party that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, are or are not in the ordinary course of business or would reasonably be expected to have a Seller Material Adverse Effect, Business Material Adverse Effect or Purchaser Material Adverse Effect.

(b) For the purposes of this Agreement: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement, unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars, and any amounts that are denominated in a foreign currency shall be deemed to be converted into U.S. dollars at the applicable exchange rate in effect at 9:00 a.m., New York City time (as reported by Bloomberg L.P.) on the date for which such U.S. dollar amount is to be calculated; (v) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” need not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (ix) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xi) a reference to any Person includes such Person’s successors and assigns permitted by this Agreement; (xii) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xiv) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number; and (xv) any document or item will be deemed “delivered”, “furnished”, “provided” or “made available” to Purchaser within the meaning of this Agreement if such document or item is included in the “Project Odyssey” electronic data room (the “Data Room”) as of 8:00 p.m. New York City time on the date hereof.

Section 12.2 Headings; Definitions. The Section and Article headings contained in this Agreement and the Ancillary Agreements are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement or the Ancillary Agreements.

Section 12.3 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement, and all proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County.

Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 12.7.

(b) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 12.3. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 12.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 12.4 Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 12.5 No Third-Party Beneficiaries. Except for Section 6.9 (Guarantees; Commitments), Section 6.10 (Insurance) and Section 6.20 (Release) and Article XI which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 12.6 Expenses. Whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, unless expressly otherwise contemplated in this Agreement.

Section 12.7 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or by electronic mail (“e-mail”) transmission (so long as no bounceback is received), and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):

(a)	If to Seller:

Ziff Davis, LLC

c/o Ziff Davis, Inc.

114 5th Avenue, 15th Floor

New York, New York 10011

Attention: [***]; [***]; [***]

E-mail: [***]; [***]; [***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Ave. New York,

New York 10022

Attention: Daniel Wolf, P.C.; David M. Klein, P.C.; Andrew Norwich

Email: [***]; [***]; [***]

(b)	If to Purchaser:

Accenture Inc.

161 North Clark Street

Chicago, IL 60601

Attention: [***]; [***]

Email: [***]; [***]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Andrew Kaplan; Elizabeth Romefelt

Email: [***]; [***]

Section 12.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided that no party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement, except that (a) Seller may transfer or assign, in whole or from time to time in part, its rights under this Agreement to any Affiliate of Seller, but any such transfer or assignment will not relieve Seller of any of its obligations or Liabilities hereunder and (b) Purchaser may transfer or assign, its rights, interests or obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates, but any such transfer or assignment will not relieve Purchaser of any of its obligations or Liabilities hereunder.

Section 12.9 Amendments and Waivers. This Agreement may not be modified or amended, except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.11 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties hereto agrees that it will not oppose, and irrevocably waives its right to object to, the granting of an injunction, specific performance or other equitable relief on the basis that the other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement.

Section 12.12 No Admission. Nothing herein shall be deemed an admission by Purchaser, Seller or any of their respective Affiliates, in any Action by or on behalf of a third party, that Purchaser, Seller or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 12.13 Privilege. Purchaser hereby agrees, on its own behalf and on behalf of the Transferred Entities after the Closing, that, following the Closing, Kirkland & Ellis LLP (“Seller Group’s Counsel”) may serve as counsel to the Seller Group and their Affiliates in connection with any matters related to this Agreement or the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the Ancillary

Agreements, the negotiation, performance or subject matter hereof or thereof, or the Sale, notwithstanding any representation by Seller Group’s Counsel prior to the Closing Date of the Transferred Entities. Purchaser hereby agrees, on its own behalf and on behalf of the Transferred Entities after the Closing, (i) to waive any claim they have or may have that Seller Group’s Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) that, in the event that a dispute arises after the Closing between Purchaser or any Transferred Entity, on the one hand, and the Seller Group or any of their Affiliates, on the other hand, Seller Group’s Counsel may represent the Seller Group and/or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or any Transferred Entity and even though Seller Group’s Counsel may have represented any Transferred Entity in a matter substantially related to such dispute. Purchaser, on behalf of itself and its Affiliates (including the Transferred Entities after the Closing) also further agree that, as to all communications to or from Seller Group’s Counsel, on the one hand, and any or all of the Transferred Entities, the Seller Group or their Affiliates and their respective Representatives, on the other hand, that are entitled to the attorney-client privilege and to the extent relating to this Agreement or any Ancillary Agreement, the negotiation, performance or subject matter hereof or thereof, or the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs and will belong solely to the Seller Group and will not pass to or be claimed by Purchaser or any Transferred Entity after the Closing. Without limitation of the foregoing, none of Purchaser or any Transferred Entity after the Closing may access, use or rely upon any communications described in the immediately preceding sentence in any dispute against or involving the Seller Group. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser or any Transferred Entity, on the one hand, and a third party other than (and not an Affiliate of) a party to this Agreement, on the other hand, a Transferred Entity may assert the attorney-client privilege to prevent disclosure of confidential communications by Seller Group’s Counsel to such third party; provided, however, that such Transferred Entity may not waive such privilege without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser acknowledges that it has consulted with independent counsel of its own choosing with respect to the meaning and effect of this Section 12.13. Seller Group’s Counsel is an express intended third party beneficiary of this Agreement for purposes of this Section 12.13, and may enforce the same. This Section 12.13 will survive the Closing and will remain in effect indefinitely.

Section 12.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf or other electronic method (including DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 12.15 Guarantee. Notwithstanding anything to the contrary in this Agreement, in consideration of Purchaser’s execution and delivery of this Agreement and agreement to perform the transactions contemplated hereby, and as a material inducement to such execution, delivery and performance, Parent hereby guarantees the prompt payment and performance of all obligations of the Seller Group pursuant to this Agreement or any other Ancillary Agreement (the “Guaranteed Obligations”). Parent agrees that no waiver or extension, in whole or in part, of the time for performance by Seller of any of the Guaranteed Obligations, and no impairment of, or exercise or failure to exercise any claim, right or remedy of any kind or nature in connection with the Guaranteed Obligations shall affect, impair or discharge, in whole or in part, the liability of Parent hereunder for the full and prompt performance of the payment obligation of Seller with respect to the Guaranteed Obligations (subject to the limitations and conditions, if any, on Seller’s obligations herein). The obligations of Parent under this Section 12.15 are absolute and unconditional, irrespective of any circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The liability of Parent shall be direct and not contingent on the pursuit of remedies against Seller. The guarantee of Parent shall be a continuing guarantee, and the above consents and waivers of Parent shall remain in full force and effect until the obligations of the Seller hereunder with respect to the Guaranteed Obligations are discharged and paid in full.

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

ZIFF DAVIS, LLC

By:	/s/ Jeremy Rossen
Name: Jeremy Rossen
Title: Executive Vice President, General Counsel and Secretary

ZIFF DAVIS, INC.

By:	/s/ Jeremy Rossen
Name: Jeremy Rossen
Title: Executive Vice President, General Counsel and Secretary

ACCENTURE INC.

By:	/s/ Robert Goldman
Name: Robert Goldman
Title: Secretary

[Signature Page to Securities Purchase Agreement]